As Filed with the Securities and Exchange Commission on February 14, 2011
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

 COLOMBIA CLEAN POWER & FUELS, INC.
(Exact name of Registrant as Specified in Its Charter)

Nevada	1221	87-0567033
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

181 3rd Street
Suite 150-B
San Rafael, CA 94901
(415) 460-1165
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Daniel F. Carlson, CFO
Colombia Clean Power & Fuels, Inc.
181 3rd Street
Suite 150-B
San Rafael, CA 94901
(415) 460-1165
(Name, address, including zip code, and telephone number
including area code, of agents for service)

Copies to:
Ronald N. Vance, P.C.
Attorney at Law
1656 Reunion Avenue
Suite 250
South Jordan, UT  84095
(801) 446-8802
(801) 446-8803 (fax)
_____________

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Primary Offering:
Series A Preferred Stock, $.001 par value(3)	3,000,000	$7.50		$22,500,000	$2,612
Secondary Offering:
Common Stock, $.001 par value	2,518,600	$2.175	(2)	$5,477,955	$636
Common Stock, $.001 par value issuable upon exercise of notes	3,200,000	$2.175	(2)	$6,960,000	$808
TOTALS	9,532,001			$34,937,955	$4,056
_______________
(1) In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.  Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416 but will file a new registration statement to cover the resale of such additional shares should that become necessary.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based upon the average bid and asked price as reported by the OTC Bulletin Board.
(3) In addition to any preferred stock that may be issued directly under this registration statement, there are being registered hereunder such indeterminate amount of common stock shares as may be issued upon conversion of preferred stock for which no separate consideration will be received by the registrant.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus

Subject to Completion, February 14, 2011

Colombia Clean Power & Fuels, Inc.
3,000,000 Shares of Series A Convertible Preferred Stock
$7.50 Per Share

5,718,600 Shares of Common Stock

We are offering up to 3,000,000 shares of our Series A Convertible Preferred Stock at $7.50 per share.  Each preferred share is convertible at any time into three shares of our common stock.  The selling stockholders named in this prospectus are offering 5,718,600 shares, including 3,200,000 shares reserved for issuance upon exercise of outstanding convertible promissory notes that we have issued to the selling stockholders.  Our common stock is currently quoted on the OTC Bulletin Board under the symbol “CCPF.”  The last reported sales price of our common stock on the OTC Bulletin Board on February 9, 2011, was $2.15 per share.

The offering of the preferred shares is being made on a “best efforts” basis either by our management or one or more placement agents, which means that they will use their best efforts to sell up to the maximum number of the preferred shares but that no one has agreed to purchase any of these shares.  There is no minimum number of preferred shares to be sold in this offering.  We have authorized maximum selling commissions of 6% for any placement agents we may engage, plus placement agent warrants equal to 6% of the common shares into which the Series A preferred stock is convertible.  We have entered into preliminary discussions with prospective placement agents but have not entered into any definitive agreements or arrangements.  No selling commissions will be paid to management for the sale of the preferred shares.  The offering of the preferred shares will terminate upon the earlier of: (i) a date all of the preferred shares are sold, or (ii) six months after the date of this prospectus, unless extended for up to 30 days by us.  The proceeds of this offering will not be placed into an escrow account but will be immediately available to us.

	Offering Price	Selling Commissions	Selling Costs	Proceeds to Company
Per Share	$7.50	$0.45	$0.03	$7.02
Total	$22,500,000	$1,350,000	$100,000	$21,050,000

The selling stockholders, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares of our common stock for resale on the OTC Bulletin Board, in isolated transactions, or in a combination of such methods of sale.  They may sell their shares at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices with institutional or other investors, or, when permissible, pursuant to the exemption of Rule 144 under the Securities Act of 1933.  There will be no underwriter’s discounts or commissions, except for the charges to a selling stockholder for sales through a broker-dealer.  All net proceeds from a sale will go to the selling stockholder and not to us.  We will pay the expenses of registering these shares.

Investing in our stock involves risks.  You should carefully consider the Risk Factors beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2011

We have not authorized anyone to provide you with information different from that contained in this prospectus.  We and the selling stockholders are offering to sell, and seeking offers to buy, shares of our preferred and common stock only in jurisdictions where offers and sales are permitted.

Throughout this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” “the Company” and “our Company” refer to Colombia Clean Power & Fuels, Inc., a Nevada corporation, and its subsidiaries. All amounts in this prospectus are in U.S. Dollars, unless otherwise indicated.

ii

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus.  This summary does not contain all the information you should consider before investing in the securities.  Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Colombia Clean Power & Fuels, Inc.

We are an exploration stage company with limited operations.  We hold three coal mining concession contracts, which grant us the right to exploit coal deposits in approximately 17,481 acres.  These mining concessions are located in the Santander district of the Republic of Colombia, South America.  We have also made application for an additional 11 concessions in the Santander and Magdalena districts of Colombia covering approximately 147,581 acres.  There are no proven or probable reserves on any of these mining concessions or applications at this time.  We have commenced an exploration drilling program to determine coal quantities and qualities on these concessions.  We own 99% of Energia Andina Santander Resources Cooperatieve U.A., a company formed under the laws of the Netherlands.  The other 1% is owned by Colombia CPF LLC, Delaware limited liability company, which is wholly owned by us.  Our Dutch subsidiary owns all of the outstanding shares of Energia Andina Santander Resources SAS, a Colombian company that owns our assets and conducts our operations in Colombia.

In addition to conducting exploration activities on these mining concessions, our plans include development of coal mining, coke manufacturing, coal gasification and power generation operations using clean coal technologies.  We plan to develop our coking, gasification, power and other clean energy facilities in an industrial energy park to be developed in the Santander district of Colombia near our mining concessions (the “Santander Clean Energy Park”).  We anticipate that our primary operations and revenue sources will include the mining of high-grade metallurgical coal, the manufacture of metallurgical coke, the manufacture of petrochemicals derived from coal gasification and power generation.

The address of our principal executive office is 181 3rd Street, Suite 150-B, San Rafael, CA 94901.  Our telephone number is (415) 460-1165.  Our Internet address is www.colombiacleanpower.com.  The information on our Internet website is not incorporated by reference in this prospectus.

In May 2010, management of our company was changed to Edward P. Mooney, our current President, Chief Executive Officer, and a member of our board of directors since this change of control.  LIFE Power and Fuels, LLC, a Delaware limited liability company of which Mr. Mooney is the Managing Member, acquired 19,080,000 post-split shares of our common stock in this transaction for $100,000.  These shares represented approximately 94.1% of our issued and outstanding shares of common stock at the time of the transaction.  In addition at the time, Daniel F. Carlson was appointed our Chief Financial Officer, Secretary and Treasurer.  With the change of control, we commenced our current business through a wholly owned Colombian operating subsidiary which we created for the purpose of conducting our business activities in Colombia.  From our inception in 1996 until October 2005 we had very limited business activity and from October 2005 until May 2010 we had no business operations.  Our present business strategy was adopted in May 2010, in conjunction with a change of control and installation of a new management team and board of directors.

In July and October 2010, through our Colombian subsidiary, we completed acquisitions of three mining concessions located in the Santander district of Colombia.  The first acquisition consisted of two concessions with an aggregate of 6,608 acres, for which we paid 400,000,000 COP (approximately $214,593) to the owner of the concessions and 125,266,709 COP (approximately $67,348) in annual fees to the Colombian Ministry of Mines.1   In addition to the purchase price, the seller is entitled to a royalty of $2.00 for each ton of coal extracted under the concessions during the term of each contract.  In October 2010 we acquired a mining concession covering 10,873 acres for an aggregate purchase price of $1,515,000, of which we have paid $95,000 with the balance due as follows: $220,000 payable on the date the assigned concession rights are registered with the Colombian National Mining Register and the balance of $1,200,000 in six quarterly payments of $200,000, beginning three months after the date the rights are registered, with the amount of each quarterly payment reduced by 50% of the value of any extraction royalties paid to the assignor of the concession to us.  The assignor in this transaction is also entitled to receive royalty payments of $2.00 for each ton of coal extracted under the mining concession during the term of the concession.  We also paid 215,377,844 COP (approximately $115,299) in annual fees to the Colombian Ministry of Mines for this concession.

[1]
The Colombian Ministry of Mines assesses annual fees to concessionaires prior to production.  Post-production concessionaires are required to pay royalties to the Ministry pursuant to government regulations.

In December 2010 we completed a private placement of $8,000,000 in aggregate principal amount of our 10% Secured Convertible Notes due June 30, 2012 and five-year warrants to purchase in aggregate up to 3,200,000 shares of our common stock at an exercise price of $0.01 per share.  The promissory notes are convertible at the rate of $2.50 per share and the 3,200,000 shares issuable upon conversion of the promissory notes are included in the registration statement of which this prospectus is a part.

In January 2011 we commenced a core drilling program on our Colombian mining concessions consisting of 50 holes through August 2011 with an aggregate of 4,550 meters at a projected average cost of $100 per meter.  We also plan to conduct a non-cored drilling program between April and August with an aggregate of 3,300 meters at a projected average cost of $75 per meter.

We have produced no revenues from our new business operations and have achieved losses since inception.  As of February 1, 2011, our cash position was approximately $4,100,000.  Over the next 12 to 36 months we have the following principal objectives: to complete our existing drilling program and, if warranted, commence coal extraction operations on these properties; to secure additional coal mining concessions in the Santander region of Colombia, with and without developed operations; develop mine plans and obtain necessary licenses and permits for these concessions; complete feasibility studies for the Santander Clean Energy Park; and secure a lease for the proposed industrial energy park.  Following this, depending upon our ability to obtain additional funding or entering into proposed joint venture agreements, we plan to construct our coke and gasification plants and fully develop the industrial energy park which we propose to supply with the coal from our mining concessions.

The Offering

Securities offered by us
This is a best-efforts public offering of up to 3,000,000 shares of our Series A Convertible Preferred Stock.  Each share of our Series A stock is convertible at any time into three fully paid and nonassessable shares of our common stock.

Common stock offered by selling stockholders
Up to 2,518,600 outstanding shares of common stock owned by the selling stockholders; and

Up to 3,200,000 shares of common stock issuable upon the conversion of the 10% Secured Convertible Notes held by the selling stockholders.

Common stock outstanding immediately prior to the offering	20,717,500

Common stock to be outstanding after the offering by us and the selling stockholders	32,917,500

Proceeds:
Maximum Proceeds	$22,500,000
Offering Costs	(100,000)
Selling Commissions	(1 ,350,000)
Net Proceeds	$21,050,000

Use of proceeds
We will use the net proceeds from the sale of the Series A preferred stock to expand and complete our existing drilling program, to acquire additional producing coal mining properties, to construct our coke coal plant and for general operating expenses.

We will not receive any proceeds from the sale of the common stock by the selling stockholders.

OTC Bulletin Board trading symbol	CCPF

The above information regarding common stock to be outstanding after the offering assumes the sale of all 3,000,000 of the shares of the Series A preferred stock by us in this offering and the conversion of these shares into 9,000,000 shares of our common stock, and the conversion of all of the outstanding 10% Secured Convertible Notes held by the selling stockholders into 3,200,000 common shares.  It does not include the exercise of any outstanding warrants or options.

RISK FACTORS

This investment has a high degree of risk.  Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus.  If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down.  This means you could lose all or a part of your investment.

Risks Related to Our Company

If we fail to repay the holders of our 10% Secured Convertible Notes on or before June 30, 2012 or otherwise breach our security agreement for these lenders, we would likely lose our interest in our wholly owned Dutch subsidiary which in turn owns all of the outstanding shares our Colombian subsidiary which holds our mining properties and other assets.

In December 2010 we completed a private placement of our 10% Secured Convertible Notes in an aggregated amount of $8,000,000.  These loans are secured by our ownership interest in Energia Andina Santander Resources Cooperative U.A., our wholly owned subsidiary, which in turn owns all of the outstanding shares of our Colombian subsidiary, Energia Andina Santander Resources SAS.  Repayment of the promissory notes representing these loans must be made on or before June 30, 2012, unless some or all of these notes are otherwise converted into shares of our common stock prior to that date.  The security agreement for these loans also appoints a third-party agent to hold the collateral pledged as security for the loans.  It further contains certain affirmative and negative covenants which require us to perform certain obligations or refrain from certain actions so long as any amounts owed to the lenders are outstanding.  For example we are required to defend the collateral agent’s right, title and interest in and to the pledged collateral against claims and demands of any other person.  We have also agreed that, except with the collateral agent’s prior written consent, we will not sell or otherwise dispose of, or grant any option with respect to, any of the pledged collateral, or create or permit to exist any other lien upon the pledged collateral.  If we fail to meet all of our covenants under the agreement or if we fail to make any required payment of principal or interest when due, it is likely that the pledgee holding the collateral would call the full amount of the outstanding balances on our loans immediately due.  If we are unable to repay the outstanding balances at that time, we anticipate that the lenders, through the pledge agent, would foreclose on the security interest and would likely take control of or liquidate our operating assets.  If we lose our operating assets to these lenders in foreclosure, we would not be able to continue our business operations as currently planned and you would lose your entire investment.

Our company has no operating history and therefore we cannot ensure the long-term successful operation of our business or the execution of our business plan.

We have only been engaged in our current business operations since May 2010.  As a result, we have no operating history upon which you may evaluate our proposed business and prospects. In addition, only our most recent financial statements for the interim periods ended June 30 and September 30, 2010, reflect our current operations.  Our proposed business operations will be subject to numerous risks, uncertainties, expenses and difficulties associated with early stage enterprises. You should consider an investment in our company in light of these risks, uncertainties, expenses and difficulties.  Such risks include:

•	the absence of an operating history;

•	insufficient capital;

•	our ability to purchase or lease necessary equipment when required and at reasonable prices;

•	our ability to obtain regulatory and environmental approvals fo our proposed mines and facilities;

•	expected continual losses for the foreseeable future;

•	our ability to anticipate and adapt to a developing market(s);

•	acceptance by consumers;

•	limited marketing experience;

•	a competitive environment characterized by well-established and well-capitalized competitors;

•	the ability to identify, attract and retain qualified personnel; and

•	reliance on key personnel.

Because we are subject to these risks, you may have a difficult time evaluating our business and your investment in our company. We may be unable to successfully overcome these risks which could harm our business.

Our business strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all. If we are unable to successfully address these risks our business will be harmed.

Because of our historic losses from operations since inception, there is substantial doubt about our ability to continue as a going concern.

In their report dated February 24, 2010, our independent registered public accounting firm stated that our financial statements for the year ended December 31, 2009, were prepared assuming that we would continue as a going concern.  Our ability to continue as a going concern is an issue that was raised while we were an inactive company operating under prior management as a result of recurring losses from operations and then-current liabilities in excess of current assets.  However, our ability to continue as a going concern while operating under our current management and with our existing business plan is subject to our ability to generate a profit and/or to obtain necessary funding from outside sources, including obtaining funding from the sale of our securities, initiating sales or obtaining loans and grants from various financial institutions where possible. Our recent adoption of a new business plan under which we are effectively a start-up business operating under a new management team increases the difficulty in meeting these goals.  If we are unsuccessful in doing so, our new business will fail and you will lose your investment in our company.

We intend to undertake acquisitions, investments, joint ventures or other strategic alliances, which could have a material adverse effect on our ability to manage our business. In addition, such undertakings may not be successful.

Our strategy includes plans to grow both organically and through acquisitions, participation in joint ventures or other strategic alliances.  We intend to implement a business plan which anticipates developing our existing or future mining properties and processing coal from our mining concessions in plants constructed and operated by us, all through joint ventures or strategic alliances with other parties or through additional outside funding.  Joint ventures and strategic alliances may expose us to new operational, regulatory and market risks, as well as risks associated with additional capital requirements. We may not be able, however, to identify suitable future acquisition candidates or alliance partners.  Even if we identify suitable candidates or partners, we may be unable to complete an acquisition or alliance on terms commercially acceptable to us. If we fail to identify appropriate candidates or partners, or complete desired acquisitions, we may not be able to implement our strategies effectively or efficiently.

In addition, our ability to successfully integrate acquired companies and their operations may be adversely affected by a number of factors. These factors include:

•	diversion of management’s attention;

•	difficulties in retaining customers of the acquired companies;

•	difficulties in retaining personnel of the acquired companies;

•	entry into unfamiliar markets;

•	unanticipated problems or legal liabilities; and

•	tax and accounting issues.

If we fail to integrate acquired companies efficiently, our earnings, revenues growth and business could be negatively affected.

If we are unable to secure suitable joint venture or strategic alliances to commence our principal mining operations or contract and operate our proposed facilities, we may seek additional outside debt or equity financing, which could result in significant dilution to the percentage ownership held by existing shareholders.

We anticipate that the cost to commence mining operations on our existing or future mining properties would be significant and we have no current source for this funding.  Additional offerings using our equity securities or debt instruments convertible into our common stock could require the issuance of a substantial number of additional shares of common stock.  These potential offerings and the issuance of additional shares of common stock would have the effect of diluting the percentage ownership of the company held by existing shareholders or purchasers of the Series A preferred shares in this offering.

If other professional duties of our current management team interfere or conflict with their duties for our company, our business, results of operations and financial condition could be materially and adversely affected.

Edward Mooney, our president and chief executive officer, and Daniel F. Carlson, our chief financial officer, currently serve as the president and the chief financial officer, respectively, of LIFE, a company that is currently our largest stockholder and that is, itself, engaged in the business of identifying and developing opportunities globally for clean energy, including clean coal technologies, such as coal gasification.  The duties of Messrs. Mooney and Carlson as executive officers of LIFE may require the devotion of a substantial amount of their professional time and attention. Similarly, our success and the execution of our growth strategy will require their significant efforts and the devotion of a substantial amount of their professional time and attention.  If the performance of their duties on behalf of LIFE interferes or conflicts with their duties as executive officers of our company, we may not be able to achieve our anticipated growth and our business, results of operations and financial condition could be materially adversely affected.

Currency fluctuations may negatively affect costs we incur outside of the United States.

Currency fluctuations may affect our costs as a significant portion of our expenses are incurred in Colombian pesos. The exchange rate in 2009 ranged from an average monthly low of 1,909 Colombian pesos per U.S. dollar to a high of 2,520 pesos per dollar and in 2010 the exchange rates ranged from an average monthly low of 1,804 Colombian pesos per U.S. dollar to a high of 1,986 pesos per dollar.  These fluctuations have meant that our in-country operational and exploration expenses in U.S. dollar terms have been difficult to predict in any specific reporting period.  In addition, any significant decline in the exchange rate could have a material negative impact on our operating funds.

Future acquisitions are expected to be a part of our growth strategy, and could expose us to significant business risks.

One of our strategies is to grow our business through acquisitions of coal mining concessions and other assets.  However, we cannot assure you that we will be able to identify and secure suitable acquisition opportunities.  Our ability to consummate and integrate effectively any future acquisitions on terms that are favorable to us may be limited by the number of attractive acquisition targets, internal demands on our resources and, to the extent necessary, our ability to obtain financing on satisfactory terms for larger acquisitions, if at all.  Moreover, if an acquisition target is identified, the third parties with whom we seek to cooperate may not select us as a potential partner or we may not be able to enter into arrangements on commercially reasonable terms or at all.  The negotiation and completion of potential acquisitions, whether or not ultimately consummated, could also require significant diversion of management’s time and resources and cause potential disruption of our existing business.  Furthermore, we cannot assure you that the expected synergies from future acquisitions will actually materialize.  In addition, future acquisitions could result in the incurrence of additional indebtedness, costs, and contingent liabilities. Future acquisitions may also expose us to potential risks, including risks associated with:

•	the integration of new operations, services and personnel;

•	unforeseen or hidden liabilities;

•	the diversion of financial or other resources from our existing businesses;

•	our inability to generate sufficient revenue to recover costs and expenses of the acquisitions; and

•	potential loss of, or harm to, relationships with employees or customers.

Any of the above could significantly disrupt our ability to manage our business and materially and adversely affect our business, financial condition and results of operations.

If we are unable to hire and retain key personnel, we may not be able to implement our plan of operation and our business may fail.

With the exception of both our chief operating officer and the president of our Colombian subsidiary, our existing executive management team is affiliated with LIFE, our largest and controlling stockholder, and is performing services for us only on an interim basis as we develop our new business operations, raise capital, acquire our initial assets and recruit a new management team.  Our success will be largely dependent on our ability to hire and retain additional highly-qualified personnel. These individuals may be in high demand and we may not be able to attract the management staff we need.  In addition, we may not be able to afford the high salaries and fees demanded by qualified personnel, or we may fail to retain such employees after they are hired. Our failure to hire key personnel when needed will have a significant negative effect on our business.

Our principal stockholder owns a controlling interest in our voting stock and investors will not have any voice in our management.

Our principal stockholder, LIFE, for which Mr. Mooney, our president and chief executive officer, serves as managing member, beneficially owns and controls the votes of approximately 70% of our outstanding common stock and after this offering, assuming the conversion of all of the outstanding promissory notes and preferred shares, will beneficially own approximately 41% of the outstanding shares.  As a result, this stockholder has the ability to control substantially all matters submitted to our stockholders for approval, including:

•	election of our board of directors;

•	removal of any of our directors;

•	amendment of our certificate of incorporation or bylaws; and

•	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

In addition, sales of significant amounts of shares held by our principal stockholder, or the prospect of these sales, including shares being offered in this prospectus, could adversely affect the market price of our common stock. Such stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Risks Associated With Our Proposed Coal Mining Operations

All of the mining concessions we currently hold or properties we currently are considering for purchase are in the exploration stage.  There are no proven or probable reverses on these properties.  Until we can establish the existence of any coal on any of the properties we acquire in commercially exploitable quantities, we cannot earn any revenues from operations and if we do not do so, we will lose all of the funds that we expend on exploration.  If we do not discover any coal in a commercially exploitable quantity, our business could fail.

Despite preliminary exploration work on our coal mining properties, we have not established that any of them contain any proven or probable reserves of coal.   A mineral reserve is that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination which is normally obtainable only upon completion of a final feasibility study.  Even if we do eventually establish proven or probable coal reserves on one or more of our concessions, there can be no assurance that we will be able to develop our properties into producing mines and extract those resources.  Both coal exploration and development involve a high degree of risk and few properties which are explored are ultimately developed into producing mines.  The commercial viability of an established coal deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the coal deposit, the proximity of the coal deposit to infrastructure, such as roads and a point for shipping, government regulation and market prices.  Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified coal unprofitable.

Coal mining operations are subject to applicable law and government regulation.  Even if we discover coal in a commercially exploitable quantity, these laws and regulations could restrict or prohibit the exploitation of that coal.  If we cannot exploit any coal that we might discover on our properties, our business may fail.

Both coal exploration and extraction in the Republic of Colombia require permits from various foreign, federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters.  There can be no assurance that we will be able to obtain or maintain any of the permits required by Ingeominas, the national mining authority in the Republic of Colombia, for the continued exploration of our coal mining properties or for the construction and operation of a mine on our properties at economically viable costs.  If we cannot accomplish these objectives, our business could fail.

Once we come into compliance with all material laws and regulations that currently apply to our proposed business activities, if we are unable to continue to remain in compliance, our business could fail.  Current laws and regulations could be amended and we might not be able to comply with them, as amended.  Further, there can be no assurance that we will be able to obtain or maintain all permits necessary for our future operations, or that we will be able to obtain them on reasonable terms.  To the extent such approvals are required and are not obtained, we may be delayed or prohibited from proceeding with planned exploration or development of our coal mining properties.

Our mining production and delivery operations are subject to conditions and events that are beyond our control, which could result in higher operating costs and decreased production levels.

Our mining operations are planned to be conducted in underground mines and surface mines.  The level of our production is subject to operating conditions or events beyond our control that could disrupt operations, decrease production and affect the cost of mining at particular mines for varying lengths of time.  Adverse operating conditions and events that coal producers have experienced in the past include:

•	unfavorable geologic conditions, such as the thickness of the coal deposits and the amount of rock embedded in or overlying the coal deposit;

•	poor mining conditions resulting from geological conditions or the effects of prior mining;

•	inability to acquire or maintain necessary permits or mining or surface rights;

•	changes in governmental regulation of the mining industry or the electric utility industry;

•	market conditions could change and mean the sale of the type of coal being produced from our concessions is no longer saleable at an economic price;

•	coal seam quality decreases so we cannot meet market requirements;

•	adverse weather conditions and natural disasters;

•	accidental mine water flooding;

•	labor-related interruptions;

•	interruptions due to transportation delays;

•	mining and processing equipment unavailability and failures and unexpected maintenance problems;

•	accidents, including fire and explosions from methane and other sources;

•	surface subsidence from underground mining, which could result in collapsed roofs at our underground mines, among other difficulties;

•	interruptions due to transportation delays;

•	unexpected delays and difficulties in acquiring, maintaining or renewing necessary permits or mining or surface rights;

•	unavailability of mining equipment and supplies and increases in the price of mining equipment and supplies;

•	unexpected maintenance problems or key equipment failures; and

•	increased or unexpected reclamation costs.

If any of these or similar conditions or events occur in the future at any of the mines we plan to develop or affect deliveries of our coal to customers, they may increase our costs of mining and delay or halt production at particular mines or sales to our customers, either permanently or for varying lengths of time, which could adversely affect our results of operations, cash flows and financial condition.  Our current insurance coverage would cover some but not all of these risks.

Inaccuracies in our estimates of coal deposits could result in lower than expected revenues and higher than expected costs.

We will base our coal deposit information on engineering, economic and geological data assembled and analyzed by our in house and contract workers, which will include various engineers and geologists.  The estimates of coal deposits as to both quantity and quality will be continually updated to reflect the production of coal from the deposits and new drilling or other data received.  There are numerous uncertainties inherent in estimating quantities and qualities of coal deposits and costs to process these deposits, including many factors beyond our control.  Estimates of economically recoverable coal reserves and net cash flows necessarily depend upon a number of variable factors and assumptions, all of which may vary considerably from actual results, such as:

•	geological and mining conditions and/or effects from prior mining activities that may not be fully identified by available exploration data or that may differ from experience, in current operations;

•
the assumed effects of regulation, including the issuance of required permits, and taxes by governmental agencies and assumptions concerning coal prices, operating costs, mining technology improvements, severance and excise tax, development costs and reclamation costs;

•	historical production from the area compared with production from other similar producing areas; and

•	assumptions concerning future coal prices, operating costs, capital expenditures, severance taxes and development and reclamation costs.

For these reasons, estimates of the economically recoverable quantities and qualities attributable to any particular group of properties, classifications of coal reserves and non-reserve coal deposits based on risk of recovery and estimates of net cash flows expected from particular reserves prepared by different engineers or by the same engineers at different times may vary substantially and vary materially from estimates.  As a result, these estimates may not accurately reflect actual coal reserves or non-reserve coal deposits.  Any inaccuracy in our estimates related to our coal deposits could result in lower than expected revenues, higher than expected costs and decreased profitability.

A substantial or extended decline in coal prices could reduce our revenues and the value of our coal resources.

Our results of future operations will be dependent upon the prices we receive for our coal as well as our ability to improve productivity and control costs.  Declines in the prices received for our coal could adversely affect our results of operations.  The prices charged for coal depend upon factors beyond our control, including:

•	the supply of, and demand for, domestic and foreign coal;

•	the price elasticity of supply;

•	the demand for electricity;

•	the proximity to and the capacity and cost of transportation facilities;

•	governmental regulations and taxes;

•	air emission standards for coal-fired power plants;

•	regulatory, administrative and judicial decisions, including legislation to allow retail price competition in the electric utility industry;

•	the price and availability of alternative fuels, including the effects of technological developments; and

•	the effect of worldwide energy conservation measures.

Decreased demand for coal could result in declines in coal prices and require us to increase productivity and lower costs in order to maintain our margins.  If we are not able to maintain our margins, our operating results could be adversely affected.  Therefore, price declines may adversely affect our operating results for future periods and our ability to generate cash flows necessary to improve productivity and invest in operations.

The coal industry is highly competitive and there is no assurance that we will continue to be successful in acquiring coal concessions.  If we cannot continue to acquire properties to explore for coal, we may be required to reduce or cease operations.

The coal exploration, development and production industry is generally not integrated. We compete with other exploration companies looking for coal properties. While we compete with other exploration companies in the effort to locate and acquire coal  properties, we will not compete with them for the removal or sales of coal and coal by-products from our properties if we should eventually discover the presence of them in quantities sufficient to make production economically feasible.  We do not have any definitive agreements or arrangements for any coal which may eventually be produced from our existing properties.

In identifying and acquiring coal  properties in Colombia or elsewhere, we compete with many companies possessing greater financial resources and technical facilities.  This competition could adversely affect our ability to acquire suitable prospects for exploration in the future.  Accordingly, there can be no assurance that we will acquire any interest in additional coal  properties that might yield reserves or result in commercial mining operations.

A decrease in the availability or increase in costs of labor, key supplies, capital equipment or commodities could decrease our profitability.

We will require access to contract miners at commercially acceptable rates.  We currently have no contracts or arrangements for necessary mining personnel.  Our proposed mining operations will also require a reliable supply of steel-related products (including roof control for our underground mines), replacement parts, belting products and lubricants, none of which have been secured by definitive agreements or contracts.  If the cost of any of these or other supplies increases significantly, or if a source for such mining equipment or supplies are unavailable to meet our replacement demands, our profitability could be adversely affected.  In addition, industry-wide demand growth has recently exceeded supply growth for certain underground surface and other capital equipment.  As a result, lead times for some items have increased significantly.  Significant delays in obtaining required parts and equipment could cause our profitability to be reduced from our current expectations.

Risks Associated with Our Common Stock

Trading on the OTC Bulletin Board may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

The over-the-counter market for securities has historically experienced extreme price and volume fluctuations during certain periods.  These broad market fluctuations and other factors, such as our ability to implement our business plan, as well as economic conditions and quarterly variations in our results of operations, may adversely affect the market price of our common stock.  In addition, the spreads on stock traded through the over-the-counter market are generally unregulated and higher than on national or foreign stock exchanges, which means that the difference between the price at which shares could be purchased by investors on the over-the-counter market compared to the price at which they could be subsequently sold would be greater than on these exchanges.  Significant spreads between the bid and asked prices of the stock could continue during any period in which a sufficient volume of trading is unavailable or if the stock is quoted by an insignificant number of market makers.  In the past our trading volume has been relatively light and we cannot insure that our trading volume will be sufficient to significantly reduce this spread, or that we will have sufficient market makers to affect this spread.  These higher spreads could adversely affect investors who purchase the shares at the higher price at which the shares are sold, but subsequently sell the shares at the lower bid prices quoted by the brokers.  Unless the bid price for the stock increases and exceeds the price paid for the shares by the investor, plus brokerage commissions or charges, the investor could lose money on the sale.  For higher spreads such as those on over-the-counter stocks, this is likely a much greater percentage of the price of the stock than for exchange listed stocks.  At the time the investor wishes to sell the shares, the bid price may not have sufficiently increased to create a profit on the sale, in which event the investor would either have to hold his shares or sell them at a loss.

Our common stock is a penny stock. Trading of our common stock may be restricted by the SEC’s penny stock regulations and FINRA’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our stock.

Our common stock is a penny stock.  The Securities and Exchange Commission has adopted Rule 15g-9, which generally defines a “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions.  Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”.  The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.  The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules.  Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.  We believe that the penny stock rules discourage investor interest in, and limit the marketability of, our common stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  Under interpretations of these rules, FINRA believes there is a high probability that speculative low-priced securities will not be suitable for at least some customers.  FINRA’s requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

Our common stock price may be volatile, which could adversely affect our planned business and cause our stockholders to suffer significant losses

The volatility of our stock price depends upon many factors including:

•	decreases in prices for coal;

•	variations in our operating results and failure to meet expectations of investors and analysts;

•	increases in interest rates;

•	illiquidity of the market for our common stock;

•	developments specifically affecting the economies in South America;

•	the level of indebtedness we incur; and

•	other developments affecting us or the financial markets.

A reduced common stock price will result in a loss to investors and will adversely affect our ability to issue our common stock to fund our activities.

We do not expect to pay dividends on our common stock and therefore investors will be able to receive cash in respect of the shares of common stock only upon the sale of the shares.

We have no intention in the foreseeable future to pay any cash dividends on our common stock.  Therefore, an investor in our common stock will obtain an economic benefit from the common stock only after an increase in its trading price and only by selling the common stock.  We do not anticipate any market developing for our preferred stock and thus a purchaser of the preferred shares will obtain economic benefit from the preferred shares through conversion of the shares into common stock.

Our board of directors can, without stockholder approval, cause preferred stock to be issued on terms that adversely affect common stockholders.

Under our articles of incorporation, our board of directors is authorized to issue up to 5,000,000 shares of preferred stock, only 3,000,000 of which are being offered for sale in this prospects, and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders, except as limited by the rights under our Series A Preferred Stock.  If the board causes any additional preferred stock to be issued, the rights of the holders of our common stock could be adversely affected.  The board’s ability to determine the terms of preferred stock and to cause its issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.  Additional preferred shares issued by the board of directors could include voting rights, or even super voting rights, which could shift the ability to control the company to the holders of the preferred stock.  These preferred shares could also have conversion rights into shares of common stock at a discount to the market price of the common stock which could negatively affect the market for our common stock.  In addition, preferred shares could have preference in the event of liquidation of the corporation, which means that the holders of preferred shares would be entitled to receive the net assets of the corporation distributed in liquidation before the common stock holders receive any distribution of the liquidated assets.

Rule 144 will not be available for the outstanding shares acquired after 2005 for a period of at least one year after we ceased to be a non-operating company, which means that these shareholders may not be able to sell their shares in the open market during this period.

Rule 144, as recently amended, does not permit reliance upon this rule for the resale of shares sold after the issuer first became a shell company, until the issuer meets certain requirements, including cessation as a shell company, the filing of Form 10-type information, and the filing for a period of one year periodic reports required under the Exchange Act.  We believe all of the issued and outstanding shares of the selling stockholders in this prospectus were acquired after 2005, which means that these persons would not be able to sell their shares during this waiting period except pursuant to this prospectus.  If for any reason we withdraw this registration statement or fail to file our periodic reports, these persons may not be able to publicly resell their shares.

Risks Associated with Doing Business in South America

The government of the Republic of Colombia has placed a moratorium on the granting of new mining concessions which may hinder our ability to acquire additional mining properties.

Because of recent mining explosions resulting in the deaths of miners in the Republic of Colombia, the federal government of the Republic of Colombia has ceased granting new mining concessions while the government evaluates the current mining laws, particularly those involving mine safety.  This six-month moratorium commenced February 1, 2011, will prohibit any new applications made for concessions after that date until the moratorium is lifted at the end of the six-month period.  We are unable to determine the specific changes in existing mining law which may occur, but we anticipate that a national mining agency will be created and that more stringent safety rules may be enacted which could increase the level of review and monitoring of coal mining activities by the government and could result in increased costs of conducting mining operations in this country.

Adverse economic and political conditions in the Republic of Colombia affect our financial condition and results of operations.

Most of our operations and property will be located in Colombia and accordingly our business is subject to a variety of economic, political, market and credit risks.  The quality of our assets, financial condition and results of operations significantly depend on macroeconomic and political conditions prevailing in Colombia and the other jurisdictions in which we operate.  Colombia is subject to political, economic and other uncertainties, including renegotiation, or nullification of existing contracts, currency exchange restrictions, and international monetary fluctuations.  Furthermore, changes in monetary, exchange, and trade policies could affect the overall business environment in Colombia, which would in turn impact our financial condition and results of operations.

Furthermore, decreases in the growth rate in the economies where we operate, particularly in Colombia, periods of negative growth, or increases in inflation or interest rates could result in lower demand for our services and products, lower real pricing of our services and products, or in a shift toward lower margin services and products.  Because a large percentage of our costs and expenses are fixed, we may not be able to reduce costs and expenses upon the occurrence of any of these events, and our profit margins and results of operations could suffer as a result.

The economies of the countries where we operate remain vulnerable to external shocks that could be caused by significant economic difficulties experienced by their major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on their economic growth and their ability to service their public debt.

Emerging-market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments.

In the case of Colombia, a significant decline in the economic growth of any of its major trading partners, such as the United States, Venezuela and Ecuador, could have a material adverse impact on Colombia’s balance of trade, and adversely affect Colombia’s economic growth.  In addition, a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, could negatively affect Colombia or other economies where we operate.

The current global economic downturn, which began in the U.S financial sector and then spread to different economic sectors and countries around the world, has had, and is expected to continue to have, adverse effects on the economies of the countries where we operate.

Government policies in the jurisdictions where we operate could significantly affect the local economy and, as a result, our business and financial condition.

Our business and financial condition could be adversely affected by changes in policy, or future judicial interpretations of such policies, involving exchange controls and other matters such as currency depreciation, inflation, interest rates, taxation, laws and regulations and other political or economic developments in or affecting Colombia or the other jurisdictions where we operate.

In particular, the government of Colombia has historically exercised substantial influence over its economy, and its policies are likely to continue to have an important effect on market conditions and prices and rates of return on securities of local issuers (including our securities).

Future developments in government policies could impair our business or financial condition or the market value of our securities.

Any additional taxes resulting from changes to tax regulations or the interpretation thereof in Colombia or other countries where we operate, could adversely affect our consolidated results.

Uncertainty relating to tax legislation poses a constant risk to us.  Colombian national authorities have levied new taxes in recent years.  Changes in legislation, regulation and jurisprudence can affect tax burdens by increasing tax rates and fees, creating new taxes, limiting stated expenses and deductions, and eliminating incentives and non-taxed income.

Additional tax regulations could be implemented that could require us to make additional tax payments, negatively affecting our financial condition, results of operation, and cash flow. In addition, either national or local taxing authorities may not interpret tax regulations in the same way that we do. Differing interpretations could result in future tax litigation and associated costs.

If we encounter local criminal or political violence in the region in which we operate, we may be unable to attract and retain foreign personnel to work at our mining locations.

Criminal violence, kidnappings, and political unrest in may Central and South American countries have made it more difficult to engage foreign professionals to work in these areas.  These conditions may also affect our ability to secure and retain local professionals.  We have not developed a policy to protect our foreign or local employees from potential threats of violence or kidnapping and have not retained any insurance to protect us against such actions.  Any criminal violence, kidnappings or political unrest in the region in which our mining concessions are located, could have a material negative impact on our ability to complete our planned business operations.

FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not historical facts, including, but not limited to, statements found in the section entitled “Risk Factors,” are forward-looking statements that represent management’s beliefs and assumptions based on currently available information.  Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, need for financing, competitive position, potential growth opportunities, potential operating performance improvements, ability to retain and recruit personnel, the effects of competition and the effects of future legislation or regulations.  Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believes,” “intends,” “may,” “should,” “anticipates,” “expects,” “could,” “plans,” or comparable terminology or by discussions of strategy or trends.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve risks and uncertainties that could significantly affect expected results, and actual future results could differ materially from those described in such forward-looking statements.

Among the factors that could cause actual future results to differ materially are the risks and uncertainties discussed in this prospectus.  While it is not possible to identify all factors, we continue to face many risks and uncertainties including, but not limited to, the cyclicality of the coal industry, global economic and political conditions, global productive capacity, customer inventory levels, changes in commodity pricing, changes in product costing, changes in foreign currency exchange rates, competitive technology positions and operating interruptions (including, but not limited to, labor disputes, leaks, fires, explosions, unscheduled downtime, transportation interruptions, war and terrorist activities).  Mining operations are subject to a variety of existing laws and regulations relating to exploration and development, permitting procedures, safety precautions, property reclamation, employee health and safety, air and water quality standards, pollution and other environmental protection controls, all of which are subject to change and are becoming more stringent and costly to comply with.  Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those expected.  We disclaim any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.

The risk factors discussed in “Risk Factors” on page 3 of this prospectus could cause our results to differ materially from those expressed in forward-looking statements.  There may also be other risks and uncertainties that we are unable to predict at this time or that we do not now expect to have a material adverse impact on our business.

USE OF PROCEEDS

The net maximum proceeds to us from the sale of the Series A preferred shares offered hereby are estimated to be approximately $21,050,000, after payment of selling commissions, general costs of the offering, including, but not limited to, filing fees, legal and accounting fees, and other direct costs of the offering.  Pending use of the net proceeds, we intend to invest the funds in interest-bearing accounts with one or more financial institutions.

The use of the net proceeds of this offering is based upon our cost estimates and current business plans, in particular the cost to complete and implement the mining plans based upon results of the current drilling program and the costs associated with the construction of the coke plant, which is in the feasibility stage.  If actual costs exceed these estimates or unanticipated events require a change in our plans, we may find it necessary or advisable to reallocate some of the proceeds.

Although no funds are allocated to the acquisition of additional mining claims, if we locate such claims in the future, we may divert an undeterminable portion of the funds allocated for expansion of the existing drilling program or construction of the coke coal plant for these acquisitions.  We currently have no additional mining claims designated for acquisition.

The following table sets forth the anticipated use of the total proceeds of this offering and the applicable percentage of each use.  In the event we raise less than the maximum proceeds in this offering, we intend to allocate the proceeds from the offering as determined by the Board of Directors at the time the funds become available to us.

Uses of the Proceeds	Offering Proceeds	Percentage
Selling Commissions	$1,350,000	6.0%
Offering Costs	100,000	0.4%
Expansion of Drilling Program	2,000,000	8.9%
Construction of Coke Coal Plant	19,000,000	84.5%
Working Capital	50,000	0.2%
Total	$22,500,000	100%

We anticipate that the cost of constructing the coke coal plant will be approximately $19,000,000.  If we raise less than the maximum proceeds in this offering, we plan to seek debt financing from private parties for the balance of the funds required to complete the plant.  In addition, if through our negotiations for construction of the facility we receive overtures for debt financing on favorable terms, we may allocate a portion of these funds for other aspects of our business plan.  We have no current agreements or arrangements for this additional financing.

We will not receive any proceeds from the sale of the common stock by the selling stockholders.

DILUTION

If you purchase the Series A preferred shares from us, your interest in the common shares issuable upon conversion of these preferred shares will be diluted to the extent of the difference between the amount of the offering price allocated to the common shares and the adjusted net tangible book value per share of our common stock after this offering.  Our net tangible book value as of September 30, 2010 was ($517,778), or ($0.03) per share of common stock (based upon 20,280,001 common shares outstanding at September 30, 2010).  We calculate net tangible book value per share by determining the difference between the total assets less goodwill and other intangible assets and total liabilities, and dividing the result by the number of shares of common stock outstanding at the time.

Net tangible book value dilution per share represents the difference between the amount per share paid by new investors who purchase the Series A preferred shares in this offering (each of which shares is convertible into three common shares) and the pro forma net tangible book value per share of common stock immediately after completion of this offering as of September 30, 2010, after giving effect to the sale of all of the Series A preferred shares in this offering, less the costs of the offering, but not giving effect to the conversion of any other outstanding convertible instruments.

Adjusted
Public offering price per share	$2.50
Net tangible book value as of September 30, 2010	$(0.03)
Increase attributable to this offering	$0.73
Adjusted net tangible book value per share after this offering	$0.70
Dilution in net tangible book value per share to new investors	$1.80

MARKET FOR OUR COMMON STOCK

Market Information

Our common stock is quoted on the OTC Bulletin Board under the symbol “CCPF.”  The table below sets forth for the periods indicated the range of the high and low bid information as reported on the Internet.  These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

	Quarter	High	Low
FISCAL YEAR ENDED DECEMBER 31, 2009	First	$0.05	$0.05
	Second	$0.05	$0.05
	Third	$0.05	$0.05
	Fourth	$0.05	$0.05

FISCAL YEAR ENDED DECEMBER 31, 2010	First	$0.125	$0.125
	Second	$0.125	$0.125
	Third	$2.00	$0.125
	Fourth	$1.733	$1.20

At February 1, 2011, we had outstanding the following options or warrants to purchase, and securities convertible into, our common shares:
•	2,870,000 warrants exercisable at $0.01 per share which expire on June 30, 2015;
•	340,640 warrants exercisable at $2.50 per share which expire on June 30, 2015;
•	100,000 warrants exercisable at $2.50 per share which expire on February 1, 2016;
•	10% Secured Promissory Notes due June 30, 2012, which are convertible into 3,200,000 common shares, all of which are included in this prospectus;
•	580,000 options exercisable at $0.05 which expire on May 27, 2015;
•	425,000 options exercisable at $1.50 per share, which expire on November 10, 2015; and
•	858,334 options exercisable at prices ranging from $2.50 to $5.00, which expire on December 28, 2015.

Holders

At February 1, 2011, we had approximately 66 record holders of our common stock.  The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.  We have appointed Interwest Transfer Company, Inc., 1981 East 4800 South, Suite 100, Salt Lake City, UT 84117, to act as the transfer agent of our common stock and our Series A Preferred Stock.  We will act as transfer agent for the outstanding 10% Convertible Promissory Notes and warrants.

Dividends

We have never declared or paid any cash dividends on our common stock.  We do not anticipate paying any cash dividends to stockholders in the foreseeable future.  In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth as of the most recent fiscal year ended December 31, 2010, certain information with respect to compensation plans (including individual compensation arrangements) under which our common stock is authorized for issuance:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) and (b)) (c)
Equity compensation plans approved by security holders	1,863,334	$2.07	1,366,666
Equity compensation plans not approved by security holders	0	0	0
Total	1,863,334		1,366,666

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations analyzes the major elements of our balance sheets and statements of income.  This section should be read in conjunction with our annual and interim financial statements and accompanying notes and other detailed information included in this prospectus.

Overview

We are an exploration stage company with limited operations.  We had no significant operations prior to the acquisition of a controlling interest of our company by LIFE Power and Fuels, LLC, a Delaware limited liability company, in May 2010.  Since May 2010, through our wholly owned Colombian subsidiary, we have been engaged in the business of acquiring and developing coal mining assets and propose to engage in the mining and sale of coal, coke and coal by-products using traditional and clean coal technologies, initially in the Republic of Colombia, South America.  We own 99% of Energia Andina Santander Resources Cooperatieve U.A., a company formed under the laws of the Netherlands.  The other 1% is owned by Colombia CPF LLC, Delaware limited liability company which is wholly owned by us.  Our Dutch subsidiary owns all of the outstanding shares of Energia Andina Santander Resources SAS, a Colombian company which owns our assets and operates our business in Colombia.

In Colombia, the state owns all hydrocarbon reserves and private companies operate coal mines under concession contracts with the state.  We have secured three coal mining concessions and have filed applications for 11 additional concessions in the Santander and Magdalena regions of Colombia.  These regions was selected because of their large metallurgical coal resources, their location on the Magdalena River with river access for shipping, and their proximity to Colombia’s main pipeline and several other refined products pipelines.  Colombia is the world’s tenth largest producer and fourth largest exporter of coal, with an estimated 7 billion metric tons of recoverable reserves and 17 billion metric tons of potential reserves.

We anticipate that our primary operations will include the mining of high-grade, metallurgical coal, coal coking, power generation and alternative energy production, such as coal gasification and coal-to-liquids.

We were incorporated under the name Freedom Resources Enterprises, Inc. in the State of Nevada on November 6, 1996, to engage in the business of self-help publications and workshops.  Between November 1996 and September 2005, the company generated only minimal revenues, and in October 2005 the Company ceased all business operations.  From October 2005 to early May 2010, the company did not engage in any business activities.  Prior to this period, our management had been evaluating potential business opportunities that might be available to us to preserve our shareholders’ investment in our common shares. On July 28, 2010, we completed a name change to Colombia Clean Power & Fuels, Inc.

Recent Material Developments

In May 2010 control of our company changed to LIFE Power and Fuels, LLC and we recommenced principal business operations.  Since that date and during the period covered by the financial statements included herein, we have accomplished the following material activities:

•
On May 6, 2010, we issued 19,080,000 shares of our common stock to LIFE, which shares represented approximately 94.1% of our issued and outstanding shares of common stock at the time of the transaction.  The shares were sold by us for $100,000.  We also elected Edward P. Mooney as our principal executive officer and as a director. Also, Daniel F. Carlson was appointed our Chief Financial Officer, Secretary and Treasurer.  In connection with this change of control transaction, we settled all of our outstanding debts using all of the proceeds from the sale of the shares to LIFE.  We also converted the principal and interest on an outstanding promissory note in the principal amount of $5,000 held by our president prior to the change of control into 80,000 shares of our common stock.

•
On June 10, 2010, LIFE entered into a Stock Purchase Agreement with Daniel Carlson, Renee Grossman, the Edward Mooney and Theresa Mooney Revocable Living Trust, and Latin-American Fuels Corporation, pursuant to which LIFE sold an aggregate of 4,680,000 post reverse split shares of our common stock to these purchasers for an aggregate purchase price of $23,076.96 in a privately-negotiated transaction.  Latin-American Fuels, Ms. Grossman, Mr. Carlson and the Mooney Trust purchased 3,600,000, 600,000, 240,000 and 240,000 post reverse split shares of common stock, respectively, from LIFE in the transaction.

•
In May 2010 we commenced a non-public offering of 10% Secured Convertible Notes due June 30, 2012, and five-year warrants to purchase shares of our common stock at an exercise price of $0.01 per share.  The promissory notes are convertible at the rate of $2.50 per share.  The notes are secured by our ownership interest of our wholly owned subsidiaries.  At September 30, 2010, we had issued notes in the aggregate amount of $1,890,000 and issued 756,000 warrants.

•	Since May 2010 we have commenced implementing our new business strategy and engaging our new executive management team.

•
In June 2010 we changed the name of our company from Freedom Resources Enterprises, Inc. to our current name, effected a two-for-five reverse split of our outstanding common shares, and adopted our 2010 Equity Incentive Plan.

•
In July 2010 we completed acquisitions of two mining concessions located in the Santander district of Colombia covering a total of approximately 6,610 acres.  The purchase price for these concessions was 400,000,000 COP (approximately $214,593).  We also paid 125,266,709 COP ($67,348) in annual fees to the Colombian Ministry of Mines related to these concessions..   In addition to the purchase price, the seller is entitled to a royalty of $2.00 for each ton of coal extracted under the concessions during the term of each contract.

Subsequent to the period covered by the financial statements included with this prospectus, we have accomplished the following material activities:

•
In October 2010 we acquired a mining concession covering 10,873 acres for an aggregate purchase price of $1,515,000, of which we have paid $95,000 of the purchase price and the balance is due as follows: $220,000 payable on the date the assigned concession rights are registered with the Colombian National Mining Register and the balance of $1,200,000 in six quarterly payments of $200,000, beginning three months after the date the rights are registered with the amount of each quarterly payment reduced by 50% of the value of any extraction royalties paid to the assignor.  The assignor in this transaction is also entitled to receive royalty payments of $2.00 for each ton of coal extracted under the mining concession during the term of the concession.  We also paid 215,377,844 COP (approximately $115,299) in annual fees to the Colombian Ministry of Mines for this concession.,

•
In December 2010 we completed our non-public offering of 10% Secured Convertible Notes and warrants.  Since September 30, 2010, and through December 31, 2010, we issued additional notes in the aggregate amount of $6,110,000 and issued 2,444,000 additional warrants

Results of Operations for the Three- and Nine-Month Periods Ended September 30, 2010

Three-Month Period Ended September 30, 2010 and 2009

Our revenues since inception total $3,560 and we have a cumulative net loss of $1,069,260 from inception through September 30, 2010. We did not have any revenues for the three months ended September 30, 2010 or 2009.  For the three months ended September 30, 2010, our net loss was $718,825 compared to $4,457 for the same period in 2009. The increase in our net loss was due to increased expenses, primarily outside professional services for mine engineering, legal, and accounting services, related to our recommencing operations during the second quarter of 2010.  Expenses during the three months ended September 30, 2010, consisted of $ 698,978 in general and administrative expense and $19,848 in interest expense.  Expenses during the same period in 2009 consisted of $2,391 in interest expense and $2,066 in general and administrative expenses.  Loss per share in the three months ended September 30, 2010 was ($0.04) compared to a loss of ($0.00) in the three months ended September 30, 2009, based on weighted averages of 20,280,001 and 1,120,000 shares outstanding during the respective periods.

Nine-Month Period Ended September 30, 2010 and 2009

We did not have any revenues for the nine months ended September 30, 2010 or 2009. For the nine months ended September 30, 2010, our net loss was $843,653 compared to $19,665 for the same period in 2009. The increase in our net loss was due to increased expenses, primarily outside professional services in mine engineering, legal, and accounting (including options issued to outside professionals as part of their compensation), related to our recommencing operations during the second quarter of 2010.  Expenses during the nine months ended September 30, 2010, consisted of $818,242 in general and administrative expense and $25,412 in interest expense. Expenses during the same period in 2009 consisted of $6,848 in interest expense, and $12,817 in general and administrative expenses. Loss per share for the nine months ended September 30, 2010 was ($0.07), based on a weighted average of 11,366,740 shares outstanding during the period compared to a similar loss of ($0.02) in the same period of 2009, based on a weighted average of 1,120,000 shares outstanding during the period.

Results of Operations for the Years Ended December 31, 2009 and 2008

At December 31, 2009, we had $89 available cash on hand and had a cumulative loss since inception on November 6, 1996, of $225,607. We did not generate any revenues or have operations during the years ended December 31, 2009 and 2008.  Net loss during the year ended December 31, 2009, was $24,105 compared to $40,426 for year ended December 31, 2008.  Expenses for the year ended December 31, 2009, consisted of general and administrative expenses of $14,817 and interest expense of $9,288.  Expenses for the year ended December 31, 2008, consisted of general and administrative expenses of $33,150 and interest expense of $7,276. The general and administrative expenses during 2009 and 2008 were primarily due to professional, legal, and accounting fees associated with our public filings.

Liquidity and Capital Resources

At December 31, 2009, we had $89 in available cash on hand and $130,020 in liabilities, including $6,681 of accounts payable, $117,000 in shareholder advances, and $6,339 in convertible notes payable and accrued interest. We had a working capital deficit of approximately $124,931 at December 31, 2009.

At September 30, 2010, we had $861,655 in cash and $778,322 in working capital.  At September 30, 2010, we also had total liabilities of $1,875,626, of which $1,628,754 were long-term.

As of September 30, 2010, our total assets were $1,357,848 consisting of cash, prepaid expenses and mining concessions. The increase in assets was a result of our Note issuances, totaling $1,890,000 during the nine months ended September 30, 2010.  The increase in accounts payable was a result of recommencing operations in June, 2010. The loans from officers and directors bear no interest, are due on demand, and were made by the President and one of our large shareholders.

Management anticipates that we will be dependent, for the near future, on additional capital to fund our operating expenses and anticipated growth and the report of our independent registered public accounting firm for the year ended December 31, 2009 expresses doubt about our ability to continue as a going concern.  Our operating losses have been funded through the issuance of equity securities and convertible notes payable.  We will need additional funding in order to continue our business operations.  Additionally, if the owners of the convertible notes do not exercise their conversion feature, we will likely be required to raise more capital for the repayment of the notes, which are due on June 30, 2012.  We currently do not have any source for these funds.

While we continually look for additional financing sources, in the current economic environment, the procurement of outside funding is extremely difficult and there can be no assurance that such financing will be available, or, if available, that such financing will be at a price that will be acceptable to us. Failure to generate sufficient revenue or raise additional capital would have an adverse impact on our ability to achieve our longer-term business objectives, and would adversely affect our ability to continue operating as a going concern.

Critical Accounting Policies

The selection and application of accounting policies is an important process that has developed as our business activities have evolved and as the accounting rules have changed.  Accounting rules generally do not involve a selection among alternatives, but involve an implementation and interpretation of existing rules, and the use of judgment, to the specific set of circumstances existing in our business.  Discussed below are the accounting policies that we believe are critical to our financial statements due to the degree of uncertainty regarding the estimates or assumptions involved and the magnitude of the asset, liability, revenue or expense being reported.  See Note 1 in our Consolidated Financial Statements for the nine months ended September 30, 2010, for a discussion of those policies.

Mineral Exploration and Development Costs

We account for mineral exploration costs in accordance with ASC 932 Extractive Activities Topic of the FASB Accounting Standards Codification.  All exploration expenditures are expensed as incurred.  Expenditures to explore new mines, to define further mineralization in existing ore bodies, and to expand the capacity of operating mines, are capitalized and amortized on a units of production basis over proven and probable reserves.

Mineral Properties

We account for mineral properties in accordance with ASC 930 Extractive Activities-Mining Topic of the FASB Accounting Standards Codification.  Costs of acquiring mineral properties are capitalized by project area upon purchase of the associated claims.  Mineral properties are periodically assessed for impairment of value and any diminution in value.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

BUSINESS AND PROPERTIES

General Overview

We are an exploration stage company with no significant business operations prior to May 2010.  Since May 2010 we have focused on raising operating funds and developing a business strategy to acquire coal concessions in the Santander region of the Republic of Colombia, expand our technical and operational team in Colombia, and develop strategic partnerships and potential joint ventures for the extraction, processing and sale of coal and coal-based energy products.  We currently hold three mining concessions totaling 17,481 acres.  Currently, coal is not being extracted from any of these concessions, none of which have any proven or probable reserves, and we have no contracts for the sale of any coal extracted from these properties.  We have identified additional mining concessions and have made application filings with the government for 11 additional concessions.

We have commenced our mining exploration program on lands under our control and have also entered into discussions with landholders, equipment providers and contractors in anticipation of our planned development of proposed coal processing facilities and facilities for the production of clean coal fuels. We anticipate that our primary operations will initially focus on the mining and sale of high-grade, metallurgical coal and subsequently on coal coking, power generation and alternative energy production, such as coal gasification and coal-to-liquids.  We plan to market any coal extracted from our mining concessions to third parties and, to the extent practicable at the time, to use the coal in our planned coke facilities.

We have a wholly owned subsidiary, Energia Andina Santander Resources Cooperatieve U.A., a holding company formed under the laws of the Netherlands, which, together with another wholly owned non-operating subsidiary of ours, owns all of the outstanding shares of Energia Andina Santander Resources SAS, a Colombian company which holds all of our mining concessions and conducts our exploration activities in the Republic of Colombia.  Our Colombian subsidiary has established a corporate office in Bogota, Colombia, and is in the process of recruiting its team of operations, technical, financial, logistics, mining and marketing employees and consultants.

Our Organizational History

We were incorporated in the State of Nevada on November 6, 1996, under the name “Freedom Resources Enterprises, Inc.” to research and publish a self-improvement book based on the insights and understandings of major world cultures.  As of September 30, 2005, however, we had generated total revenue of only $3,560 since inception.  Because we had not generated the expected revenue, in October 2005 we ceased all business operations and decided to pursue other business opportunities.

Between 2005 and 2010 we effected the following forward or reverse splits of our common stock:  Effective April 5, 2005, we forward split our outstanding shares of common stock at the rate of 10-for-one; effective November 15, 2006, we reverse split our outstanding common shares at the rate of one-for-2.5; effective November 15, 2007, we reverse spit our authorized and outstanding common shares at the rate of one-for-two; and effective July 28, 2010, we reverse split our outstanding common shares at the rate of two-for-five.  Unless otherwise indicated in this prospectus, shares are stated giving effect to all of these stock splits.  On April 2, 2008, we increased the number of authorized shares to 100,000,000 common shares, par value $0.001 per share, and 5,000,000 preferred shares, par value $0.001 per share.

Effective July 28, 2010, we changed the name of our company from Freedom Resources Enterprises, Inc. to “Colombia Clean Power & Fuels, Inc.”

2010 Change of Control

From October 2005 until May 10, 2010, we did not engage in any business activities.  On May 6, 2010, we entered into an agreement with LIFE Power and Fuels, LLC, a Delaware limited liability company of which Edward P. Mooney, our current President and Chief Executive Officer and a director, is the managing member.  Pursuant to this agreement we issued 19,080,000 shares of our common stock to LIFE, which shares represented approximately 94.1% of our issued and outstanding shares of common stock at the time of the transaction.  We also appointed Mr. Mooney to our board of directors and changed our management team.  At the closing of the transaction, Neil Christiansen resigned as our President and Edward P. Mooney was appointed our President and Chief Executive Officer.  Also, Daniel F. Carlson was appointed our Chief Financial Officer, Secretary and Treasurer.  LIFE paid $100,000 for the shares.  Concurrently with the closing, we ceased to be a shell company, as defined in Rule 12b-2 of the Exchange Act, and we adopted a new plan of operations.  Following the closing, we relocated our executive offices to the offices of LIFE located at 4265 San Felipe Street, Suite 1100, Houston, Texas.  We subsequently relocated our principal executive offices to the current location at 181 3rd Street, Suite 150-B, San Rafael, California.

In connection with this change of control transaction, we settled all of our outstanding debts using the proceeds from the sale of the shares to LIFE.  We settled outstanding cash advances totaling $119,000 made to us by our president at the time, Neil Christiansen, and his associates for operating expenses from 2006 until May 2010.  We paid $80,647 to these parties for settlement in full of these advances.  In addition, we paid all outstanding accounts payable and costs associated with the change of control transaction totaling $19,353.  We also converted the principal and interest on an outstanding promissory note August 25, 2006, in the principal amount of $5,000 held by Mr. Christiansen into 80,000 shares of our common stock which we issued to him.

Acquisition of Our Colombian Mining Concessions

Since the change of control in May 2010, we have acquired interests in three mining concessions located in the Santander region of the Republic of Colombia.  Set forth below is a brief description of the material terms of these acquisitions completed on July 19, 2010, and on October 20, 2010, respectively.

On July 19, 2010, through our Colombian subsidiary, Energia Andina Santander Resources SAS, we entered into two agreements with unrelated private parties for the assignment to our Colombian subsidiary of all of the assignors’ rights and obligations under two mining concessions for the exploration and exploitation of coal deposits on an aggregate of approximately 6,610 acres in consideration for the aggregate payment of 400,000,000 COP (approximately $214,593).   These mining concession contracts are designated as GG7-111 and GG7-11522X.  The final payment under the purchase agreement was made on November 18, 2010.

In addition to the purchase price, the assignors in this transaction are entitled to receive a royalty equal to approximately $2.00 for each ton of coal extracted under each of the concession contracts during the term of each contract.   Our Colombian subsidiary also paid government filing fees totaling 125,266,709 Colombian pesos (approximately $67,348) to the Colombian Institute of Geology and Mining.

The assignment of all rights and obligations of these mining concessions were approved by the Colombian government on September 3, 2010.  In addition, we have agreed to assume the obligations of the assignors under the contracts, including, without limitation, preserving the exploration and exploitation rights granted under the mining concessions and ensuring that title to the concessions comply with the requirements of the Colombian mining code.

On October 20, 2010, we also entered into an agreement with an unrelated private party for the assignment to our Colombian subsidiary of all of the assignor’s rights and obligations under a mining concession contract designated as FLG-092 for the exploration and exploitation of coal deposits on an aggregate of approximately 10,873 acres in consideration for an aggregate payment of $1,515,000.

The aggregate purchase price was or will be paid as follows:

•	$55,000 was paid on execution of the assignment agreement;

•	$40,000 was paid on October 27, 2010;

•	$220,000 will be paid in February 2011; and

•
the balance of $1,200,000 will be paid in six quarterly payments of $200,000, beginning in May 2011, provided, however, that the amount of each quarterly payment will be reduced by 50% of the value of any extraction royalties (as described below) paid to the assignor.

In addition to the purchase price, the assignor in this transaction is entitled to receive royalty payments in an amount equal to $2.00 for each ton of coal extracted under the mining concession during the term of the concession.  Our Colombian subsidiary also paid government filing fees totaling 215,377,844 Colombian pesos (approximately $114,502) to the Colombian Institute of Geology and Mining.

The assignment of all rights and obligations of these mining concessions were approved by the Colombian government for mining concession contract FLG-092 on December 15, 2010 and for the other two mining concession contracts on September 3, 2010.  The transfer of the registration of mining concession contract GG7-111 as recorded and published in National Mining Register in Colombia inaccurately stated that our Colombian subsidiary is the co-owner of the mining concession contract with another entity, when in fact the stipulations in the resolution issued September 3, 2010, firmly established and approved the assignment of all rights solely in favor of our Colombian subsidiary.  On February 1, 2011, we formally requested that a correction be made in the National Mining Register.

Pursuant to the assignment agreements, we have agreed to assume the obligations of the assignor in this transaction under the mining concession, including, without limitation, preserving the exploration and exploitation rights granted under the concession and ensuring that title to the concession complies with the requirements of the Colombian mining code.

Completion of Initial Funding

From May through December 2010 we conducted a non-public offering of 10% Secured Convertible Notes and warrants by which we raised an aggregate of $8,000,000 in gross proceeds.  The notes mature on June 30, 2012, and bear interest at the rate of 10% per annum.  Each note is convertible into shares of our common stock at the rate of $2.50 per share.  The shares of common stock issuable upon exercise of the notes are registered for resale and included in this prospectus.  In addition, the investors received five-year warrants to purchase an aggregate of 3,200,000 shares of our common stock at an exercise price of $0.01 per share.  We paid a total of $732,126 in selling commissions in this offering and paid an aggregate of approximately $11,846 for the costs of the offering, for net proceeds to us of approximately $7,256,028.  In addition, we issued a total of 340,640 common stock purchase warrants to the placement agents.

To secure our obligations under the promissory notes, we granted the investors a security interest in all of our membership interests in Energia Andina Santander Resources Cooperatieve U.A, our wholly-owned Dutch cooperative that owns all of the outstanding stock of our Colombian subsidiary, which in turn holds all of our operating assets, under the terms and conditions of the Pledge and Collateral Agency Agreement, dated August 26, 2010, among us, our subsidiary, Colombia CPF LLC, and Law Debenture Trust Company, as collateral agent, and the Deed of Pledge dated as of August 26, 2010, among the same parties as the Collateral Agency Agreement.

In connection with their investment in this offering, and pursuant to letter agreements dated December 3, 2010, each of Steelhead Navigator Master, L.P. and Pinnacle Family Office Investments, L.P., the two largest investors in the offering, were granted rights of first refusal to participate in future offerings of our securities.  The letter agreement with Steelhead provides that Steelhead has the right to purchase up to 50% of any offering of new preferred securities or debt securities, and 25% of any offering of new common stock, issued by us.  The letter agreement with Pinnacle provides that Pinnacle has the right to purchase up to 12.5% of any offering of new securities issued by us.  These letter agreements each expire on the earlier of the final closing of an offering by us of new securities with minimum gross proceeds of $10,000,000 or the second anniversary of the date of the letter agreements.

Of the net proceeds from this private placement, approximately $2,500,000 was allocated for payments to secure our mining concessions and $3,000,000 for the exploration and testing of these properties.  The balance of the funds has been allocated for feasibility studies, operating costs, and working capital.

Our Business Plan

The first phase of our business plan will be to complete our drilling program on our three existing mining concessions, to complete the processing of our 11 applications, to seek for, and if warranted, acquire additional mining concessions in the Santander and Magdalena regions of the Republic of Colombia, and to commence coal extraction operations on our mining concessions, none of which have proven or probable reserves of recoverable coal.  In our second phase we intend to lease an industrial park and to develop clean energy solutions consisting of economically viable projects with minimal environmental impact achieved through capture and use of waste products including carbon dioxide.  Our focus will be on the cleaner use of coal.  With the funds from our recent private placement and from this public offering, we intend to introduce new technologies and methods into the Colombian mining industry, consistent with international environmental and emissions standards and best practices for mine safety and community social responsibility.  We intend to focus on developing the following business segments:
•	Metallurgical coal mining;
•	Coke production;
•	Coal gasification to produce petrochemicals; and
•	Renewable energy, bio-fuels and bio-chemicals.

We intend to develop these clean energy facilities in an industrial energy park to be developed in the Santander district of Colombia near our mining concessions.

The Coal Industry

World Coal Market

Coal is the most abundant and widely-distributed fossil fuel in the world.  There are an estimated 826 billion metric tons of proven coal reserves worldwide, which will last 119 years at current production levels.  Coal provides 27% of global primary energy needs, generates 41% of the world’s electricity and is an essential fuel for steel making, cement production and other industrial activities.  In 2009, 6.7 billion metric tons of coal was consumed worldwide, which is expected to rise 60% in the next 20 years.2  Moreover, demand for coking coal (i.e., metallurgical coal) is expected to rise from 220 million metric tons in 2009 to 337 million metric tons by 2015, an increase of almost 50%.3

Since 2000, global consumption of coal has grown faster than that of any other fuel.  Accelerating worldwide energy demand, particularly in rapidly-industrializing countries, such as China, India and Russia, coupled with shifting import/export markets, recovery from the global economic downturn and new clean coal technologies, are continuing to drive demand for coal.  By 2030, coal is expected to fuel 44% of the world’s electricity.  Global consumption and production of coal are highly concentrated.  In 2009, the five largest consumers accounted for 75% of global coal use and the five largest producers accounted for 76% of global coal production.4  Thermal or steam coal is primarily used in electric power generation.  Metallurgical or coking coal is mainly used in steel production.

Properties and Uses of Coal

Coal is a combustible, sedimentary, organic rock composed mainly of carbon, hydrogen and oxygen.  Coal seams are formed from vegetation that has been consolidated between rock strata and altered by the effects of pressure and heat over millions of years.  Coal quality will vary depending on the pressure, heat and length of time in formation.  There are four classes of coal depending on the amount of carbon, oxygen and hydrogen present.  The higher the carbon content, the more energy the coal contains.
•	Anthracite is the highest value coal. It contains 86%-97% carbon and has heat value of over 15,000 Btu per pound.
•
Bituminous coal is the most abundant coal in the world.  It contains 45%-86% carbon and has heat values of 11,000–15,000 Btu per pound.  It includes thermal coal, which is used to generate electricity, and metallurgical coal for the steel and iron industries.

•
Sub-bituminous coal has lower heating value and higher moisture content than bituminous coal.  It contains 35%-45% carbon and has heat values of 8,300–13,000 Btu per pound.  It is used for power generation, cement manufacturing and other industrial uses.

•	Lignite or brown coal is the lowest value coal. It contains 25%-35% carbon and has heating values of 4,000–8,300 Btu per pound.

The higher-ranking coals generally sell at significantly higher prices than the lower-ranking coals.

World Coal Reserves

Coal reserves are available in almost every country worldwide, with recoverable reserves in approximately 70 countries.  Global proven coal reserves are estimated to be approximately 826 billion metric tons, which will last 119 years, at current production levels.  In contrast, proven oil and gas reserves are expected to last approximately 42 and 60 years, respectively, at current production levels.1

World Coal Consumption and Production

In 2009, the world consumed 6.7 billion metric tons of coal, up 39% from 4.8 billion metric tons in 1999 while 6.9 billion metric tons of coal was produced worldwide, up 44% from 4.8 billion tons in 1989.  Coal consumption has outpaced production in 17 of the past 20 years.  As markets continue to rebound from the economic downturn in 2008, coal production is expected to increase as projects previously put on hold are expected to be built.  However, coal consumption is expected to continue to outpace production and infrastructure development in the next decade.4

2	Source: World Coal Institute.
3	Source: Standard Charter Equity Research, August 19, 2010.
4	Source: Source: BP Statistical Review of World Energy, 2009.

In terms of heating value, coal consumption was 127.4 quadrillion Btu in 2006 and is expected to rise 49% to 190 quadrillion Btu by 2030.5  Several factors are fueling continued growth in demand for coal, including: rising population growth and continued economic development, particularly in China and India; shifting import and export markets; and clean coal technologies.
Historically, coal was a domestic fuel source.  However, accelerating consumption, particularly in Asian markets, has led to large export markets for coal.  The following indicates the top export and import markets for coal in 2009.6

Top Coal Exporters		Top Coal Importers
	Tons		Tons
Australia	259	Japan	165
Indonesia	230	China	137
Russia	116	South Korea	103
Colombia	69	India	67
South Africa	67	Chinese Taipei	60
USA	53	Germany	38
Canada	28	UK	38

Metallurgical Coal and Coke Sectors

The markets for metallurgical coal and coke continue to grow.  Supply shortages and logistics problems are leading to rising prices that are expected to continue.  Metallurgical coal or coking coal is high-grade bituminous coal used to produce coke.  Metallurgical coke is a solid carbonaceous residue derived from metallurgical coal from which the volatile constituents are driven off by baking in an oven without oxygen at high temperatures.  Metallurgical coke is used primarily in the production of steel.  In 2009, global demand and supply for metallurgical coal was 220 million metric tons and 228 million metric tons, respectively.

Metallurgical coke is a carbon material resulting from the manufactured purification of multifarious blends of bituminous coal.  In manufacturing coke, the volatile constituents of the coal, such as water, coal-gas and coal-tar, are driven off by baking in an airless furnace or oven at temperatures as high as 2,000 degrees Celsius.  This process fuses together the fixed carbon and residual ash.  Most modern facilities have “by-product” coking ovens in which the volatile hydrocarbons are used, after purification, in a separate combustion process to generate energy.  Non by-product coking furnaces or coke furnaces (ovens) burn the hydrocarbon gases produced by the coke-making process to drive the carbonization process.

Bituminous coal must meet a set of criteria for use as coking coal as determined by particular coal assay techniques.  These include moisture content, ash content, sulfur content, volatile content, tar and plasticity.  The greater the volatile matter in coal, the more by-products can be produced.  It is generally considered that levels of 26% to 29% percent of volatile matter in the coal blend are good for coking purposes.  Thus different types of coal are proportionally blended to reach acceptable levels of volatility before the coking process begins.

Uses of Metallurgical Coke

Metallurgical coke is primarily used by steel companies as a fuel and as a reducing agent in smelting iron ore in a blast furnace.  Since smoke-producing constituents are driven off during the coking of coal, coke forms a desirable fuel for stoves and furnaces in which conditions are not suitable for the complete burning of bituminous coal itself.  Coke may be burned with little or no smoke under combustion conditions, while bituminous coal would produce much smoke.

5	Sources: EIA, International Energy Annual 2006, World Energy Projections (2009).
6	Source: World Coal Institute.

Properties of Metallurgical Coke

The bulk specific gravity of coke is typically around 0.77.  It is highly porous.  The most important properties of coke are ash and sulfur content, which are linearly dependent on the coal used for production.  Coke with less ash and sulfur content is highly priced on the market.  Other important characteristics are the M10, M25 and M40 test crush indexes, which convey the strength of coke during transportation into the blast furnaces; depending on blast furnaces size, finely crushed coke pieces must not be allowed into the blast furnaces because they would impede gas dynamics.  A related characteristic is the Coke Strength after Reaction (“CSR”) index; it represents coke’s ability to withstand the violent conditions inside the blast furnace before turning into fine particles.

The water content in coke is practically zero at the end of the coking process, but coke is often water quenched to reduce its temperature so that it can be transported inside the blast furnaces.  The porous structure of coke absorbs some water, usually 3-6% of its mass. In some more modern coke plants an advanced method of coke cooling is by air quenching.  The volatility of coke reaches minimum levels at the end of the coking process.

World Coke Production

In 2009, 522 million tons of metallurgical coke was produced worldwide, up 58% from 330 million metric tons in 1999.  While world production has increased over this period, it has shifted dramatically to Asia, particularly China.  China is the world’s largest coke producer, accounting for over 66% of world coke production in 2009, up from 18% in 1989.  The next largest producers are Europe with 7% and Japan with 6% in 2009.

From 1999 to 2009, Asian coke production more than doubled while coke production North America and Europe fell by 39% and 32%, respectively.  The geographic shift in coke production is primarily the result of rising demand for coke in Asia, economic distress in Europe and increased environmental legislation in the U.S. and Canada.  Coke production from 1999 to 2009 has declined in every country except China, India, Vietnam, Brazil, Colombia and Kazakhstan.  Some of the largest declines have occurred in the U.S., Europe, Canada and Mexico.

Despite the growth in world production, several factors are driving a tightening in the supply market for metallurgical coke, including China’s change in export policies, the world financial crisis, stricter environmental legislation and rising metallurgical coal prices.

The Chinese government gradually eliminated coke exports by switching from subsidies to export taxes.  These controls on Chinese exports of coke have removed half the world’s supply of coke.  In late 2008, China imposed a 40% export tax on metallurgical coal and coke and has since switched from a net exporter to a net importer.  Before 2009, China coke accounted for half of the world’s trade.  China has since become a net importer of coke with imports rising from 2.5 million tons in 2003 to approximately 34 million tons in 2009.  In addition, China has reduced its coke production by closing beehive ovens.  With Chinese coke production reduced and unavailable to the international market, there is an increasing shortage of coke supply, which will be virtually impossible to fill from other sources.  The chart below illustrates the dramatic rise in coking coal imports in China in 2009.

The world financial crisis led to a global oversupply of coke because coke producers were unable to reduce coke production in proportion to falls in hot metal production.  However, the resulting capacity closures are expected to create demand deficits in many markets.  In a coke battery, coke production can be reduced only by about 30% by increasing the coking time.  To go beyond 30% reduction, it is necessary to hot-idle the battery, but hot idling is risky for ageing batteries or batteries in poor shape.  Consequently, large amounts of coke were stockpiled.  However, approximately 12 million tons-per-annum of coke capacity has been permanently closed, primarily in Europe.  These closures coupled with China’s withdraw is expected to cause substantial shortages beginning in 2011.

In addition, Western countries are experiencing stricter environmental regulations, which has driven up the costs of compliance and resulted in more capacity closures.  Lower integrated steel production in Western countries has lead to a smaller coke capacity base.  Finally, higher coking coal prices due to investments to alleviate port and rail bottlenecks, as well as for new mine capacity, have negatively impacted supply.

World Coke Demand

World coke demand is forecast to outpace supply over the next several years.  In 2010 iron and steel production has begun rising again, resulting in increased global demand for metallurgical coke from a rapidly tightening market.  Steel companies are rapidly depleting stockpiles, which are expected to turn excess into shortages.  As a result, prices for metallurgical coke have more than doubled in the past twelve months and many countries face a deficit in supply.

In 2009, China shifted from a net exporter to a net importer; approximately 7% of its coking coal demand was imported, as compared to less than 2% in previous years.  Also in 2009, China also imported 102,000 tons of coke.  Demand deficits for metallurgical coke are expected to persist in North America, Latin America, Europe, India, Africa and the Middle East.  Historically demand deficits in many of these countries were met, to a large extent, by exports from China.  With China exports no longer available, demand deficits are expected to remain unfulfilled thus continuing upward pressure on prices.

From May 2009 to April 2010, metallurgical coal and coke prices rose more than 100% as compared to oil, steel and thermal coal, which rose 48%, 42% and 25%, respectively.  Moreover from the first quarter of 2009 to the first quarter of 2010, blast furnace prices worldwide have grown as follows: $415 to $500 per ton for exports from China; $245 to $380 per ton Europe CIF; and $260 to $405 per ton India CIF.

Colombia Coal Sector

Colombia is the world’s tenth largest producer and fourth largest exporter of coal, having produced 73 million metric tons and exported 69 million metric tons of coal in 2009.7  Colombian coal is recognized worldwide for its high BTU, low ash and low sulfur contents.  Colombia also has one of the largest proven coal reserves in the word, with over 7 billion metric tons of recoverable reserves and 17 billion metric tons of potential reserves.8  At the current rate of production, Colombia has more than 120 years of coal production.9

Coal mining is a high priority for Colombia.  It is a substantial source of foreign investment and employment and accounts for almost half of the country’s mining activities. Coal is Colombia’s second largest national exportation product after oil, and it is estimated that under the current market conditions, between the 2010 and 2015, coal may exceed oil exportation. Several multinational companies are mining in Colombia, such as Xstrata, Vale, BHP, Drummond, Anglo American and MPX.

Colombia is known as Latin America’s oldest and most stable democracy.  Most presidents have been elected democratically, except for a short period of military dictatorship, between 1953 and 1957. Moreover, Colombia is recognized for its consistent and transparent government policies.  Since 2002, the reforms introduced by the government of President Álvaro Uribe have contributed strongly towards the country’s development, attracting large foreign investments, especially due to an effective public safety policy that weakened the guerrilla groups and dismantled para-militarism.  Colombia privatized its coal sector in 2004 and is committed to investing in infrastructure to support increased mining.  Foreign direct investments in Colombia has exceeded $8.7 billion per year since 2007 and the Colombian Ministry of Mines and Energy estimates $49 billion will be invested in the mining/energy sector in Colombia between 2010 and 2015, 80% of which is expected to come from foreign direct investment.10

Colombia has established tax and commercial benefits to promote foreign direct investment, such as free trade zones, special exchange rate regimes available for mining and hydrocarbon companies and free trade agreements.  According to a report published by the World Bank, Colombia placed 5th in the ranking of 183 countries in regards to investor protection with clear rules and contractual guarantees.11  In addition, Colombia has a long history in the hydrocarbon industry and, as such, offers many advantages to foreign companies setting up operations.  Colombia has many local mining companies, a significant pool of trained labor and many highly-trained engineering and support services firms.

7	Source: World Coal Institute.
8	Source: Ingeominas Colombian Institute of Geology and Mining.
9	Source: Colombian Coal Source of Energy for the World, Ministry of Mines and Energy.
10	Source: Colombia Ministry of Mines and Energy, January 2010.
11	Source: “Doing Business in Colombia 2010”, The World Bank.

Coal Regions / Districts

In Colombia, the state owns all hydrocarbon reserves and private companies operate coal mines under concession contracts with the state.  The country’s reserves are concentrated in two regions: the Guajira peninsula in the north (left) and the Andean foothills in the interior of the country (right) – Santander is noted by the yellow star.

The Guajira peninsula along the Atlantic coast contains the country’s primary coal mining operations.  It is dominated by large-scale thermal coal mines that account for the vast majority of Colombia’s current production and exports.  Operations in this region consist of integrated, open-pit steam coal mines with rail transport and coastal export terminals operated by global mining companies.  The largest coal producer in the country is the Carbones del Cerrejon consortium comprised of Anglo American, BHP Billiton and Xtrata, which operates Cerrejon Zona Norte, the largest coal mine in Latin America and the largest open-cast coal mine in the world.  Cerrejon Zona Norte consists of an integrated mine, railroad and coastal export terminal and produces approximately 30 million metric tons of steam coal per year.  Drummond is the second largest operator in the region and MPX recently acquired 66,225 hectares with 1.74 billion tons of resources to build a steam coal mine in the region.

By contrast, the Andean foothills have small local operations and contain substantial unexploited reserves of very-high-quality metallurgical coal.  Historically, violence, political turmoil and lack of transportation infrastructure rendered the interior region impossible to mine.  However, governmental policies and programs supporting mining and infrastructure, coupled with substantially increased safety in the region, have made it possible to commercially develop this coal.

Production and Exports

Security gains and capitalist-friendly investment rules are spurring an unprecedented mining and oil boom in Colombia.  Recent years have seen dramatic increases in coal and oil production as the government has privatized assets, implemented legislation, supported infrastructure development and improved safety.  In addition, given past safety issues and subpar transportation infrastructure, mining in the interior region has been limited and hence production of metallurgical coal has remained relatively flat.  Future production of coal, particularly metallurgical coal, in Colombia is expected to rise, as exploration and profitable developments continue throughout the north and interior of the country and export markets continue to seek new sources of supply.

Colombian Coke Production

In 2009, Colombia produced approximately 1.0 million tons of metallurgical coke, which is up from 400,000 tons in 1999 but down from the country’s high of 2.0 million tons in 2007.  In 2008, the world economic crisis softened demand and resulted in stockpiling of coke.  In 2010, coke production in Colombia is expected to exceed 2.0 million tons and continuing growing.  The chart below illustrates historical coke production in Colombia.

As China continues to curtail its exports and world coke supply tightens, consumers are looking to new markets.  Colombia is one of the top coke exporting countries in the world.  Colombia exports nearly 100% of its metallurgical coke and accounted for 6% of world coke exports in 2009.  Other major exporting countries in 2009 included Poland (31%), Russia (26%), the Ukraine (8%) and Japan (6%).  Colombia’s primary export markets include Latin and North America, Europe and India.  China, which accounted for 40% of world exports of coke in 2008, accounted for approximately 3% in 2009.

The metallurgical coke market in Colombia is dominated by three leading coke producers, C.I. Milpa, Coquecol and C.I. Carbocoque, which account for approximately 50% of the coke produced in the country.  Currently, the vast majority of coke currently produced in Colombia is done in beehive ovens.  Beehive ovens were introduced in the 1800’s and the technology has not changed since.  Coal is heated and carbonized with the resulting gases and volatiles vented into the open air without environmental controls.  The beehive ovens produce inconsistent and low quality coke, which does not meet international steel industry requirements.

Coal Gasification

There are a number of alternative uses of coal.  By gasifying coal, the thermal energy contained in the coal is transferred to the Syngas stream while the carbon dioxide created is easily captured and sequestered.  Coal gasification has taken place since the 1800’s in both Europe and the U.S.  By applying heat and pressure in a controlled environment, a constant stream of Syngas can be created.  With further processing, the clean Syngas can be converted into many different end products, such as urea, ammonia, jet fuel, diesel fuel and gasoline.  We intend initially to focus on coal gasification for the production of urea and ammonia, which are used by the fertilizer industry.

Urea Sector

World demand for nitrogen fertilizers is expected to rise from 101.8 million tons in 2009 to 111.7 million tons in 2014 as markets continue to recover from the global recession of 2008.  Global capacity is expected to increase as well, much of it associated with new urea capacity, which is forecasted to expand 30% by 2014.  In 2009, global demand and supply for urea was 151 million metric tons and 156 million metric tons, respectively.  While urea supply is expected to outpace demand over the next five years, most of the increase in capacity is expected to be in Asia.  However, several South American countries including Colombia import all of their urea creating a significant opportunity for a regional supplier.12

Colombian Urea Market

Urea consumption in Colombian is estimated to be approximately 700,000 tons per annum.  Colombia, as well as Brazil, Peru and other South American, countries imports all of its urea.  Brazil is forecasted to import 2.1 million tons in 2010.  According to Gobi International, Colombia represents approximately 14% of the South American urea market and its consumption is forecasted to grow 13% from 2009 to 2013.  We plan to manufacture urea for sale domestically as well as to export to Brazil, Peru and the U.S.

Our Colombian Coal Mining Concessions

In the Santander district of Colombia, we have purchased three mining concessions covering approximately 17,481 acres and have made applications with the government for eleven additional mining concessions in the Santander and Magdalena districts covering approximately 147,581 acres. The additional mining concessions are being applied for under the governmentally mandated system in Colombia.   Applications are made for specific areas that are registered with the Ministry. This leads to the granting of a concession once basic criteria have been achieved in terms of exploration plans and proof of the financial capacity to undertake such programs. Seven of the mining concession applications are located in Santander, adjacent or near to the Company’s existing coal mining concessions, in the Northern part of Santander, the majority of which are clustered together in a single mining block in Northern Santander referred to herein as the North Block.  Four of the concessions are located in Magdalena.  Applications for these mining concessions were made prior to the current moratorium initiated by the Colombian government prohibiting new applications and should not be affected by it.

12	Source: International Fertilizer Association (“IFA”), June 2010.

Our existing mining concessions are without known reserves and our proposed program for these properties is exploratory in nature. Most of the current mining activity in Santander uses underground mining methods since typically the coal seams are relatively thin for opencast purposes but ideal thicknesses for underground mining.  The seams also dip at relatively steep angles which means that opencast strip ratios can increase quickly.  However, in the North Block, early exploration work suggests some limited opencast coal can be exploited, which provides a relatively quick access to mining operations and means underground mining can start without the need for shaft sinking, as the mineralized material is accessed from the open pit.  However, it is expected that most of the mining activity will be from underground operations.

Location and Access

Our three existing mining concessions are located approximately 67 to 74 kilometers (42 to 46 miles) southeast of the city of Barrancabermeja, Santander, Colombia.   The two largest concessions are 68 and 69 kilometers (approximately 42 to 43 miles) from Barrancabermeja, respectively.  They are accessed by traveling east on Route 66, the Barrancabermeja-Bucaramanga highway, to the town of La Fortuna and then traveling south on a secondary road.  Approximately 54 kilometers (approximately 34 miles) of this route consists of two-lane, paved road with a one meter shoulder and five meter wide draining ditch.  The last 15 kilometers (approximately 9 miles) consists of an unpaved road maintained by Ecopetrol, the principal petroleum company in Colombia.  The third concession is approximately 74 kilometers (approximately 46 miles) from Barrancabermeja and is reached by traveling south from the airport and picking up Route 45, the Pan American highway, which is the major highway in the region, and traveling north for approximately 10 kilometers (approximately 6 miles) and then southeast on a paved secondary road for approximately 45 kilometers (approximately 28 miles).  Approximately 59 kilometers (approximately 37 miles) of this route consists of two-lane, paved road with a one meter shoulder and five meter wide draining ditch.  The last 15 kilometers (approximately 9 miles) consists of an unpaved road maintained by Ecopetrol.

Initial Geology and Mineralization of Our Properties

The initial geological review of the mining concessions performed by geologists retained by us confirmed the presence of a known coal formation, studied petroleum borings and seismic data, and analyzed ground samples to identify productive coal seams.   We confirmed that our mining concessions are on the Umir formation, a known sedimentary structure which is associated with the presence of coal.  It is adjacent to the Lisama oil fields and petroleum formation.  Our third-party geologists also analyzed numerous oil drillings and seismic lines, boring reports, electrographic data and stratigraphy from work performed by Ecopetrol S.A., the principal petroleum company in Colombia, and evaluated numerous oil drillings and seismic lines.  In doing so, we confirmed the presence of coal.  The geologists then extracted approximately 80 samples of coal from exposed seams to determine the continuity and productivity of the coal seams.
Geologists engaged by us detected 44 coal seams in the property and selected 15 productive coal seams based on seams that are no less than 50 centimeters in thickness and no more than 20 meters apart.  Adding together the 15 seams, they arrived at an aggregate seam thickness of 27.4 meters.  They then determined the continuity of the coal seams to be 10 kilometers in length from north to south and one kilometer in width from east to west.  The geologists estimated the total width of the seam to be six kilometers but have only measured and tested one kilometer in width at this time.

Government Regulations

In Colombia, the sub soils are generally owned by the state.  The state may authorize private parties to explore and develop mineral deposits under concession contracts.  Until 2001, they could also be developed under Exploration and Exploitation Contracts executed with specialized agencies of the state.  However, as of 2001, Colombia’s new Mining Code modified by Law 1382 of 2010, only permits concession contracts, which are awarded by a single entity and are subject to a standard set conditions.

The concession contract grants to a concessionaire the exclusive right to carry out the geological studies, to execute the works and to build the installations necessary within the given area to establish the existence of minerals and to exploit them according to the principles, rules and criteria of the accepted techniques of geology and mining engineering.  It also covers the right to install and build the equipment, services and works necessary to efficiently exercise the rights set forth in the Colombian Mining Code modified by Law 1382 of 2010.  Concession contracts are generally granted for a term that the proponent requests, up to a maximum of 30 years.  Such term starts from the date the contracts are inscribed at the National Mining Register.

The concession contract has three phases:

Exploration Phase.

•	Starts once the contract in inscribed in the National Mining Registry (Registro Minero Nacional RMN).

•
Valid for three years plus a two year extension.  In case an extension for longer than what has been determined, the concessionaire is entitled to continue its explorations by means of requesting additional extensions for two years each, for up to 11 years , for which it shall be necessary to present technical reasons and economic perspectives , demonstrate  the fulfillment of mining and environmental guidelines, describe the works to be executed, specify the duration of the works describe the investments to be made, and make the corresponding payment of the surface fee for the exploration.

•	Annual surface fee based on the number of hectares in the concession.

•	Requires an annual Environmental Mining Insurance Policy for 5 % of the value of the planned exploration expenditure for the year.

•	Present a mine plan (PTO) and an Environmental Impact Study (EIA) for the next phase.

Construction Phase.

•	Valid for three years plus a one year extension.

•	Annual surface fee payments as in Exploration Phase based on the number of hectares in the concession.

•	Requires an annual Environmental Mining Insurance Policy for 5% of the value of the planned investment as defined in the PTO for the year.

•	Environmental License issued on approval of the Environmental Impact Study.

 Exploitation Phase.

•	Valid for 30 years minus the time taken in the exploration and construction phases and is renewable for 20 years.

•
Requires an annual Environmental Mining Insurance Policy for 10 % of the result of multiplying the volume of annual production estimated of mineral object of the concession, by the price at the mine head of the mentioned mineral determined annually by the Government.

•	No annual surface fee.

•	Pay royalty based on regulations at time of granting of the contract.

Two of our existing mining concessions, designated as GG7-111 and GG7-11522X, are in the exploration phase under Colombian mining law, which phase will expire for these concessions in December and August 2013, respectively.  We believe we have met all requirements under this phase.

Our third mining concession, namely FLG-092, is currently designated in the construction phase under Colombian mining law.  Under mining laws in Colombia, when the exploration phase ends three years from granting of the concession, the concession owner is required to file a PTO and EIA. We are not in compliance with this requirement as it was inherited with the purchase of the concession because the previous concession holder had applied for an extension of the exploration phase for two additional years but was denied at the time as the prior concession holder was not current with certain payments to the government. On February 1, 2011, we filed a written petition requesting that Ingeominas reconsider the request for extension of the exploration phase for an additional two years.  Ingeominas has orally informed us that they would approve the extension, which we anticipate receiving. If for any reason our reclassification is denied, we intend to submit the PTO and EIA in conformity with Phase II/construction.

For our existing three concessions, annual surface fees for 2011-2012 will be approximately $129,823 (based upon a conversion rate of 1,847.67 Colombian Pesos per Dollar at February 1, 2011).

Environmental Laws

The Colombian Mining Law 685 of 2001 modified by Law 1382 of 2010 requires an Environmental Mining Insurance Policy for each concession contract.  We have provided the required insurance policy for our three existing mining concessions.  In addition, this provision states that an Environmental Impact Study has to be presented at the end of the Exploration Phase if the concession is to proceed to the Construction Phase, and this study must be approved and an Environmental License issued before the Exploitation Phase can begin.

Our mining properties are subject to Colombian and local laws and regulations regarding environmental matters, the abstraction of water, and the discharge of mining wastes and materials.  Any significant mining operations will have some environmental impact, including land and habitat impact, arising from the use of land for mining and related activities, and certain impact on water resources near the project sites, resulting from water use, rock disposal and drainage run-off.  We believe our current concessions and those for which we are currently applying are in material compliance with all environmental rules and regulations.  Nevertheless, no assurances can be given that such environmental issues will not have a material adverse effect on our operations in the future.

Also, during the exploration phase we must maintain an environmental inventory and record how we disturb the environment during the exploration and drillings, which in turn forms the basis for compensating the land owner for any disturbance to the environment during this phase.  For example, before we drill in an area, we take photographs and inventory the environment, such as trees, streams, etc.  We then get written permission from the land owner to drill on his land.  At present we have permissions from the land owners where we are currently drilling.  After we complete our drilling program and the equipment is removed, we again will take photographs and a second inventory.  Any difference, such as removal of a tree, will require us to compensate the land owner.  The amount of the compensation is determined by a schedule published by the local environmental authority.

Prior to acquiring additional concessions, we intend to make a thorough assessment to mitigate possible unexpected environmental liabilities.  Nevertheless, any mining operations we acquire in the future may currently or historically have used hazardous materials and, to the extent that such materials are not recycled, they could become hazardous waste.  We may be subject to claims under federal, regional, or local statutes and/or common law doctrines and their Colombian law equivalents for toxic torts and other damages, as well as for natural resource damages and the investigation and clean up of soil, surface water, groundwater, and other media.  Such claims may arise, for example, out of current or former conditions at sites that we acquire, and at contaminated sites that have always been owned or operated by third parties.  Liability may be without regard to fault and may be strict, joint and several, so that we may be held responsible for more than our share of the contamination or other damages, or even for the entire share.

Exploration Plans

Our current three concessions are located on agricultural property which has not been previously mined.  Prior agricultural activities included small scale farming and livestock grazing.  Except for six boreholes previously drilled by us, no work has commenced on the property.  Beginning in February 2011 we commenced a more extensive drilling program on the property which we anticipate will cost approximately $2.8 Million.   This drilling program is expected to consist of approximately 50 cored boreholes of about 4,550 meters and 30 non-cored boreholes averaging about 3,300 meters.  We anticipate that the cored boreholes will be completed in approximately August 2011 and that the non-cored boreholes will commence in April 2011 and be completed in approximately August 2011.  We have retained an outside firm to conduct the drilling program based on their extensive experience of conducting such programs in Colombia.  We intend to retain an outside international company providing consulting expertise to the energy, mining, and natural resources industries, to independently verify the results and reports created, and to retain an outside company specializing in geophysical procedures, to provide borehole wireline logging services.  The drilling program will be a mixture of fully-cored and non-cored to allow maximization of the budget and time available while undertaking a full test program both on coal seams intersected and rock mechanic analysis of the roof and floor strata, for effective mine design and planning, as well as assessing seam methane gas contents and desorbtion rates.

A full suite of coal analytical tests will be conducted on the coal samples, including proximate and ultimate analyses and specific tests on coke where appropriate by an outside laboratory of international standard.  We anticipate completing this drilling program in the first half of 2011 and receiving the test results in final quarter 2011.

We intend to conduct the entire program to an appropriate standard to allow a reserve and resource classification, verified by Norwest, as per the requirements of the US Bureau of Mines and US Geological Survey set out in Geological Survey Bulletin 1450 – B of 2006.

There is no mining equipment on site.  A detailed drilling program using two drilling rigs, a Longyear 44 and a Longyear 38 exploration drill, with ancillary equipment including pick up vehicles to conduct the proposed drilling program.  All cores will be logged and stored in a central facility based at a local farm.

Power for the drilling program will be provided from the local grid, although a standby generator may be acquired.  Water will be sourced by borehole or a local supply which management believes will be adequate for the drilling program.

Future Planned Facilities

In addition to our current business plan to acquire and exploit these coal mining concessions, our future plans include the development of economically-viable projects with minimal environmental impact achieved through capture and use of waste products, including carbon dioxide, with an emphasis in the cleaner use of coal.  We intend to concentrate our business efforts on advancing clean coal technologies by developing an industrial energy park to house our clean coal operations.  Our initial projects include a heat-recovery coke plant, a full-recovery coke plant; a coal gasification plant, and mines to supply coal.

We are negotiating a contract to lease, with an option to buy, the assets of a local company through which we will control an industrial development with all necessary business and environmental licenses for oil refining and a power plant facility.  The industrial development is located on approximately 222 to 247 acres of property located in the State of Santander.  We have agreed in principle to the terms of this lease, subject to confirmatory due diligence.    We anticipate finalizing the lease in the first quarter 2011.  The annual lease payments for the property are anticipated to be approximately $120,000 commencing in March, 2011.  We do not intend to conduct oil refining activities on this site and are therefore in the process of seeking an amendment to the licenses to include coal gasification and coking.  We anticipate the licenses being finalized in 3rd quarter 2011.  We intend to locate these operations at the refinery site as part of an industrial energy park.

Heat-Recovery Coke Plant

Our first planned project is to build a 200,000 ton-per-annum heat-recovery coke manufacturing plant.  We have engaged a leading Chinese engineering firm to prepare a feasibility study report on the plant and we anticipate completion of the report during first quarter 2011.  Depending upon the results of the feasibility report, we expect construction to commence in the third quarter of 2011 and for it to be operational by the fourth quarter of 2012, depending upon the success of this offering.  The plant is projected to cost a total of $19 million to build.  We plan to locate the facility at the industrial energy park and we are in the process of expanding the environmental license to accommodate such a plant.   We anticipate receiving the necessary expanded environmental license by the end of the second quarter of 2011.

We are engaged in discussions with a Colombian coal trading company to be our exclusive third-party supplier of coal for this facility.  We are also engaged in discussions to purchase and expand metallurgical coal mines in the Boyacà district of Colombia to provide a lower-cost coal supply.  Over the next twelve months, we plan to purchase coal reserves and purchase and expand mines for this plant.

We are also in discussions with a global mining and minerals company with steel operations in Brazil to enter into a metallurgical coke supply agreement to purchase all of the production from this plant.  In addition, we are in preliminary discussions with potential lenders and equity investors to fund these operations.

Beyond funding for the heat-recovery coke plant from the proceeds of this offering, we intend to secure debt financing for the remaining portions of this project prior to commencing work on it.  Nevertheless, we have not entered into any definitive agreements or arrangements for the debt financing to complete construction of the plant, to supply coal to it, or for the sale of any coke products from this plant.

Santander Clean Energy Park

We also propose to construct four additional facilities in a power park in Santander.  The facilities will include a coal gasification plant, a full-recovery coke manufacturing plant, a methanol plant and a 120 megawatt power plant.  We are working with a Chinese engineering firm and Chinese equipment manufacturing firm to design, engineer, construct and finance the energy park.  We anticipate beginning the civil works construction for the energy park in the first quarter of 2013.  We have executed a memorandum of understanding with the Chinese firms to design, engineer and construct the facilities in the energy park and to provide financing for 80%-85% of the estimated cost of construction of the plants.  The remainder of the funding is expected to come from strategic partners in exchange for partial ownership of the operations.  We anticipate our company will supply 80%-90% of the coal required by the energy park from our own mining properties.

The coal gasification plant is intended to be designed to process coal and convert it into petrochemicals, such as ammonia and urea, and fuels, while employing carbon capture and sequestration technology.  The plant will be designed to have a production capacity of 180,000 tons per annum of ammonia or 300,000 tons per annum of urea.  We are currently conducting pre-feasibility work and expect to begin construction on the plant in the third quarter of 2013 and for it to be operational by the third quarter of 2015.  The coal gasification plant is projected to cost a total of $235 million to build.

Coal gasification has taken place since the 1800’s in both Europe and the U.S.  By applying heat and pressure in a controlled environment, a constant stream of Syngas can be created.  With further processing, the clean Syngas can be converted into many different end products, such as urea, ammonia, jet fuel, diesel fuel and gasoline.  Creating a coal gasification plant would provide us with the flexibility to develop end products based upon the demand and pricing characteristics of each marketplace.

The power plant will be a 120 megawatt power plant that will supply energy to the energy park.  Approximately half of the power to be generated by the plant will be consumed by the other facilities with the remainder available for sale locally.  We are currently conducting pre-feasibility work and expect to begin construction on the plant in the third quarter of 2013 and for it to be operational by the third quarter of 2015.  The power plant is projected to cost a total of $100 million to build.

The full-recovery coke plant and related methanol plant are being designed to produce one million tons per annum of metallurgical coke and 100,000 tons per annum of methanol.  We are currently conducting pre-feasibility work and expect to begin construction on the plant in the first quarter of 2014 and for it to be operational by the first quarter of 2016.  The full-recovery coke plant and methanol plant are projected to cost a total of $305 million to build.

In addition to the recoveries of a heat-recovery coke plant, it will capture and utilize all of its by-products and emissions, including carbon dioxide, which can be sold for enhanced oil recovery.  The plant will be designed to have zero emissions and to be more efficient and have a lower operating cost than existing technologies.  Moreover, we anticipate it will produce consistent, high-quality coke, which is critical to support a smooth operation of the blast furnace in steel making.  Introduction of high-quality coke to a blast furnace will result in lower coke rate, higher productivity and lower hot metal cost.

At present we have no firm commitments for the funding of the energy park.

Marketing and Transportation Plans

If we are able to implement our current business plan to extract coal from our mining concessions, we plan to export all of the coal prior to completion of the proposed coke plants.  We are in preliminary discussions with parties in China, Hong Kong, India, Korea, Brazil and the U.S. in regard to supply agreements and sales and marketing partnerships.  Nevertheless, we have not entered into any definitive agreements or arrangements with any of these parties.  When we complete our plants, we plan to sell ammonia and urea both domestically in Colombia and internationally

We are in preliminary discussions with several parties regarding partnerships for the marketing and sale of coal and coke from our properties, including negotiations with an international trader and distributor of steel and raw materials to purchase metallurgical coal and coke from us and to provide sales and marketing services.  We have not entered into a definitive agreement or arrangement with this firm.

We plan to export all of the coal and coke we produce utilizing three primary ports on the Atlantic Ocean:  Santa Marta, Barranquilla and Cartagena.  The port at Santa Marta has access to load Panamax vessels, the port at Barranquilla has access to load Handy vessels, and the port at Cartagena has access to load both types of vessels.  We also have the option to utilize the Buenaventura port along the Pacific Ocean.  At present, due to capacity constraints, there are delays at the ports that may impact our operations.  However, we are in preliminary discussions for port agreements and there are six new ports being built in Colombia along the Atlantic Ocean and two new ports are being built in the Pacific region which may provide alternative export options in the future.

The distance between the existing ports and our planned operations is approximately 800 km (approximately 497 miles) from our mining concessions and approximately 600 km (approximately 373 miles) from the planned energy park.  There are three means by which to transport coal in the Santander region, namely road, rail and river.  We have determined that, for the next few years, the most cost-effective means to transport the coal is by truck.  The majority of the roads between our property and these ports are paved highways and management believes there are sufficient trucking companies available to meet our requirements.  The rail system consists of a narrow gauge rail line that ends approximately half way between our mining concessions and the ports and a wide gauge rail line to the ports.  Utilizing rail would require us to unload and reload coal.  In addition, there is currently no available capacity on the wide gauge rail line.

We have reviewed a number of options for trucking and have identified a trucking and logistics company that utilizes advanced technologies to minimize coal loss and contamination in transport.  The transportation tariffs set by the Colombian government are approximately 100 to 130 Colombian Pesos per kilometer.  We have also conducted feasibility studies and plans to develop a river barge transportation system along the Magdalena River.  The Colombian government has several projects underway to upgrade its navigable waters infrastructure and is offering concessions and incentives for private-sector companies to develop this infrastructure. We may seek to participate in one or more joint ventures developing enhanced infrastructure.

Competition

Initially as a coal exploration company, we will be competing with other coal exploration and development companies for financing and for the acquisition of new coal mining properties.  Many of the companies with whom we compete have greater financial and technical resources than those available to us.  Accordingly, these competitors may be able to spend greater amounts on acquisitions of coal mining properties of merit, on exploration of their coal mining properties and on development of their coal mining properties.  In addition, they may be able to afford more geological expertise in the targeting and exploration of coal mining properties.  This competition could result in competitors having coal mining properties of greater quality and interest to prospective investors who may finance additional exploration.  This competition could adversely impact on our ability to finance further exploration and to achieve the financing necessary for us to develop our coal mining properties.  Nevertheless, most of the anticipated increase in mining production in the future is expected to come from small mines with relatively primitive operations located in Boyaca and Cundinamarca, areas in which we also intend to enter into mining operations.

There are four leading coke producers in the Republic of Colombia which account for approximately 50% of the total reported exports of metallurgical coke, with Coquecoal (Gerdau) being the largest producer.

We believe we can successfully compete in the local metallurgical coal and coke markets based upon our ability to provide financing and more sophisticated technology to our mining operations, which are currently not available to local competitors.  We propose to develop coal processing facilities which deploy state-of-the-art technologies which are more efficient, environmentally friendly, safer for employees and the surrounding communities, and produce higher quality products.

In addition, we are currently aggregating coal resources and plan to develop our own mines, into which we intend to incorporate state-of-the-art technologies that are more automated and lower cost than the existing metallurgical coal mines in the country.  We also believe that owning resources and mines will place us at a significant competitive advantage not only in costs but in the guarantee of long-term supply.  We also intend to select locations for mines where resources recovery will not have substantial adverse effects on the environment and where we can utilize technologies that do not require special composition of the mineral fed into the processes.  We believe this will not limit us to use particular specifications materials to guarantee that we have high quality product.

Research and Development Expenditures

During the years ended December 31, 2010 and 2009, we did not incur any research and development expenditures.

Intellectual Property

We do not own, either legally or beneficially, any patents or trademarks.

Office Space

We do not own any real property.  Our executive offices are located in the offices of our largest stockholder, LIFE, located at 181 3rd Street, Suite 150-B, San Rafael, California.  We currently use our offices on a rent-free basis, but expect that we will either negotiate a rental payment to LIFE or move to our own office facilities at which we will incur rental expenses in the near future.

We also maintain an office in Bogota, Colombia, consisting of approximately 500 square feet located at the Third Stage of the World Trade Center Bogota Cien Internacional Building, Calle 100 No. 8A – 55, Tower C, in the city of Bogota.   The initial term of the 24-month lease commenced January 1, 2011, and is renewable automatically for two consecutive periods of one year.  Monthly lease payments are approximately $5,530

Employees

Currently, we have three employees, including our President and Chief Financial Officer, all of which are full-time.  Our Colombian subsidiary employs six persons on a full-time basis, including its President   We also employ outside consultants, including our current Chief Operating Officer, to provide various geological, mine planning, and financial planning services to develop our business.  We are actively seeking to identify experienced, qualified industry professionals for senior executive and operational positions.  We have retained STM Associates, an executive search firm specializing in the natural resources and energy industries, with particular emphasis in the global mining and power sectors.  We also plan to engage contractors from time-to-time to perform specific tasks in connection with our exploration and mining activities.  LIFE Power & Fuels LLC, our largest shareholder, will initially provide us with various management support functions, including sales and marketing, contracting, business development, finance, investor relations, and human resources.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business.  However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.  We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

MANAGEMENT

Current Management

The following table sets forth as of February 1, 2011, the name and ages of, and position or positions held by, our executive officers and directors and the employment background of these persons:

Name	Age	Positions	Director Since	Employment Background
Edward P. Mooney	51	President, CEO & Director	2010
Edward Mooney has served as our President and Chief Executive Officer since May 2010 and was elected as a member of our Board of Directors on May 6, 2010.  Since June 2008, Mr. Mooney has been a managing member of Summa Resource Holdings LLC, an investment firm in the national resources and alternative energy fields.  Since January 2009 he has been a director of Clean Coal Ltd., a firm engaged in the global underground coal gasification industry, and since January 2009 he has served as President of its U.S. subsidiary, Clean Coal Inc.  From 2006 until June 2008, Mr. Mooney was self-employed as a corporate development and corporate finance consultant.  Mr. Mooney is the sole managing member of LIFE Power & Fuels LLC, a development stage company proposing to develop clean energy products worldwide and our largest stockholder.   Prior to 2005, Mr. Mooney served in various capacities over a twenty-year period with numerous investment advisory and business development firms, and has served as an officer and director of publicly-held and private corporations in the telecommunications, technology, and education industries. Mr. Mooney also was a co-founder in 2007 and since 2008 has served as Chairman of the Global University for Lifelong Learning, a not-for-profit organization focused on educational initiatives for developing nations.  Mr. Mooney received a Masters Degree in Education in 1990 from California State University, Long Beach and a Bachelors Degree in Geography in 1982 from San Francisco State University.

Daniel F. Carlson	43	Chief Financial Officer & Director	2010
Mr. Carlson was appointed to serve as our Chief Financial Officer and Treasurer on May 6, 2010 and was appointed one of our directors on May 28, 2010.  Mr. Carlson has also served as the Chief Financial Officer for LIFE Power & Fuels LLC, our majority stockholder, since 2009.  Mr. Carlson served as a Managing Director of European American Equities, Inc., a registered broker-dealer, since January 2009 until June, 2010.  Prior to joining European American Equities, Inc., Mr. Carlson was employed by Primary Capital from October 2006 until December 2008, as Head of Institutional Sales, where he focused on reverse merger and PIPE transactions in the United States for Chinese companies.  Mr. Carlson currently serves on the board of directors of China Precision Steel, Inc., a NASDAQ-listed Chinese steel processor.  Previously, Mr. Carlson was a Managing Director at BayStar Capital, a leading hedge fund in the PIPE space, where he was Head of Trading from 2004 through 2006; he was head of trading at both Husic Capital and Coyote Capital between 2002 and 2004; he was the Head of Trading/Analyst at Azure Capital Partners, a Venture Capital/Crossover fund investing in the technology industry from 2000 through 2002; and, from 1995 until 2000, he was a Senior Trader for RCM Capital Management, a 50+ billion dollar asset management firm, where he specialized in trading small cap securities.  Mr. Carlson holds a Bachelor of Arts degree in Economics from Tufts University achieved in 1989.

Graham Chapman	52	Chief Operating Officer	--
Mr. Chapman was appointed to serve as our Chief Operating Officer effective September 20, 2010.  Since March 2010 he has been the managing director of Badger Resources Limited, a consulting firm in the mining industry.  From January 2010 until July 2010 he served as the Chief Operating Officer of Clean Coal Ltd., a private firm engaged in the business of developing underground coal gasification projects around the world.  In addition, Mr. Chapman has served as the Chief Operating Officer of Clean Coal Ltd., since January 2007.   From January 2005 until February 2008 Mr. Chapman served as managing director of Energy Edge Ltd., an innovative coal-focused consultancy firm.  Mr. Chapman has over 30 years of operational experience developing and commercializing coal and other natural resources.  In 2002 Mr. Chapman received an MBA from the University of Leicester and in 1979 received a Bachelor of Science degree from the University of Hull.  He is a Fellow of the Geological Society of London (FGS).

James J. Wolff	53	Director	2010
Mr. Wolff was appointed one of our directors on May 28, 2010. He has served as the Chief Financial Officer of US Coal Corporation since 2008.  Prior to joining US Coal Corporation, Mr. Wolff was the Executive Vice President and Chief Financial Officer of Energy Coal Resources, Inc., from 2006 to 2008.  From 2003 to 2006, Mr. Wolff provided independent financial advisory services to transportation and energy businesses.  Previously, from 1992 to 2003, Mr. Wolff held several positions with American Commercial Lines, LLC, including Senior Vice President of Finance and Administration and Chief Financial Officer and Chief Financial Officer of Danielson Holding Corporation, an affiliated entity.  Mr. Wolff holds a B.A. degree in Economics from the University of Texas.

Directors are elected to hold office until the next annual meeting of shareholders and until their successors are elected and qualified.  Annual meetings of the stockholders, for the selection of directors to succeed those whose terms expire, are to be held at such time each year as designated by the Board of Directors.  Officers of the Company are elected by the Board of Directors, which is required to consider that subject at its first meeting after every annual meeting of stockholders.  Each officer holds his office until his successor is elected and qualified or until his earlier resignation or removal.

 Mr. Mooney expects to continue his association with LIFE Power & Fuels LLC, Clean Coal Ltd., and Clean Coal Inc.   Mr. Carlson expects to continue his association with LIFE Power & Fuels LLC and European American Equities, Inc.  We currently anticipate that Messrs Mooney and Carlson will devote approximately 25 hours per week to the business of our company.  Mr. Chapman does not expect to devote his full-time business efforts to our business, but this may expand in the future as our business grows.  The amount of time Mr. Chapman devotes to our business will be dependent on the pace of our exploration and development efforts, timing of our fundraising efforts and the amount of capital raised by us, among other factors.  He currently devotes approximately 75% of his time, or approximately 30 hours per week, to our company.

There are no family relationships between any of our directors or executive officers.

We also have a significant employee, Carlos Soto, age 58, who has been the President of our Colombian subsidiary since January 2011.   From April 2009 until December 2010 Mr. Soto, was the owner and managing director of CoalSupport SAS, a consulting firm in the international energy market which provided support services for the mining, transport and commercialization of coal, natural gas, and other fossil fuels.  From 1981 until March 2009 he was employed as project manager by Carbones del Cerrejon LTD, the operator of a coal complex located in Colombia.  He was responsible for the development, conceptual engineering, detailed design and construction of special projects for the company.  He received his MBA degree in finance and administration from the Universidad de Cartagena in 2009 and received his undergraduate degree in mining and metallurgical engineering from the Universidad Nacional de Colombia in 2004.  Mr. Soto is a licensed Mining and Metallurgical Engineer in the Republic of Colombia.

Involvement in Certain Legal Proceedings

During the past ten years there have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of our directors or executive officers, except as follows:  James J. Wolff, one of our directors, was the Chief Financial Officer of American Commercial Lines, a barge line operator, which filed Chapter 11 bankruptcy in 2003.  In 2005, the company emerged from two years of Chapter 11 bankruptcy protection under a reorganization plan.

We are not aware of any legal proceedings in which any director, officer or affiliate of our company, any owner of record or beneficially of more than five percent of any class of our voting securities, or any associate of any such director, officer, or affiliate of our company, or security holder is a party adverse to us or our subsidiary or has a material interest adverse to us or our subsidiary.

Audit and Compensation Committees

Our Board of Directors performs the duties that would normally be performed by an audit committee.  Given our recent recommencement of operations, our Board of Directors believes that its current members have sufficient knowledge and experience necessary to fulfill the duties and obligations of the audit committee for our Company. The Board of Directors has determined that the Company does not have an audit committee financial expert.

Nominating Procedures

The Board of Directors does not have a standing nominating committee or committee performing similar functions. The Board of Directors also does not currently have a policy for the qualification, identification, evaluation or consideration of director candidates. The Board of Directors does not believe that a defined policy with regard to the qualification, identification, evaluation or consideration of candidates recommended by stockholders is necessary at this time due to majority control of the company by a single shareholder and the fact that we have not received any stockholder recommendations in the past.  Director nominees are considered solely by our Board of Directors.

Code of Ethics

We adopted a code of ethics in 2003 that applies to its officers, directors and employees.

Certain Relationships and Related Transactions

Prior Management Transactions

Neil Christiansen served as a director and an executive officer of our company during the years ended December 31, 2009 and 2008, and during the current fiscal year through May 2010.  During the years ended December 31, 2009 and 2008, and during the current fiscal years, we have had the following transactions with Mr. Christiansen:

•
During the fiscal years ended December 31, 2009 and 2008, and during the current fiscal year until May 2010 we utilized office space provided at no charge by Mr. Christiansen. Management believed that the use of Mr. Christiansen’s office was of negligible value since our operations during that period did not require any staff or independent facilities.

•
On August 25, 2006, Mr. Christiansen loaned us $5,000 and we issued a promissory note for this amount to Mr. Christiansen.  The note provided for interest at 8% per annum.  Principal and interest were due and payable on August 25, 2008.  The note was convertible by Mr. Christiansen at any time into 80,000 post-split shares of our common stock.  On August 24, 2008, Mr. Christiansen extended the maturity date of the note to February 25, 2009, and on June 30, 2009, Mr. Christiansen again extended the maturity date of the note to August 25, 2012.  On April 28, 2010, Mr. Christiansen converted the full principal amount of the note and all accrued interest thereon, into 80,000 shares of our common stock.

•
Between March 15, 2006, and November 26, 2007, Mr. Christiansen advanced $72,500 to us for operating funds.  On May 6, 2010, we entered into a settlement agreement with Mr. Christiansen under which we paid him $48,872 as settlement in full for these advances.

Stock Purchase by LIFE Power & Fuels LLC

On May 6, 2010, we sold 19,080,000 of our common shares to LIFE Power & Fuels LLC, an entity managed and controlled by Edward P. Mooney, who immediately thereafter became one of our directors and our President and Chief Executive Officer, for $100,000.  The shares were sold pursuant to the terms of a Subscription Agreement dated May 6, 2010, pursuant to which we also agreed to add Mr. Mooney as a director and appoint him as President and CEO and to appoint Daniel F. Carlson as Chief Financial Officer.  The agreement also grants piggyback registration rights to any of our shareholders prior to that date who owned of record not less than 10,000 shares and to any holder prior to that date who otherwise owned restricted shares.

LIFE Power & Fuels Management and Services Agreement

On August 3, 2010, we entered into a Management and Services Agreement with LIFE Power & Fuels LLC, a Delaware limited liability company and one of our principal shareholders, pursuant to which LIFE agreed to provide certain corporate,  financial, and merger and acquisition advisory services and assistance with securing equipment leases and other equipment financing.  In exchange for its services, LIFE is entitled to receive a monthly fee equal to the lesser of 1% of our gross coal sales or $2 per ton of coal sold by us; provided, however, that such monthly fee shall not be less than $25,000.  The term of the Management Agreement is initially 36 months, but the agreement shall automatically renew for successive 12-month periods unless it is terminated by either party in writing. Upon termination, and for a period of five years thereafter, LIFE will continue to be entitled to receive an amount equal to the lesser of 1% of our gross coal sales or $2 per ton of coal sold by us from all mines and coking facilities on concessions acquired or coke projects initiated during the term of the Management Agreement.  During the initial term of this agreement, we have agreed to pay a minimum of $900,000 to LIFE.  At the time of the transaction, LIFE beneficially owned in excess of 5% of our outstanding common stock.  Edward P. Mooney, one of our directors and our President and Chief Executive Officer, and Daniel F. Carlson, one of our directors and our Chief Financial Officer, also serve as the managing member and chief financial officer, respectively, of LIFE.

Repurchase Agreement

On June 10, 2010, we entered into a Stock Repurchase Agreement with Latin-American Fuels Corporation, a British Virgin Islands corporation, and Fernando Torres Casas, the president and principal shareholder of that company, who were at the time of the transaction and currently are joint beneficial owners of in excess of 5% of our outstanding common stock at the time of the transaction.  Under the terms of the agreement, we have the option, but not the obligation, to repurchase up to 2,400,000 shares owned by Latin-American Fuels under certain conditions.  After June 10, 2011, and before June 10, 2012, we have the right to repurchase up to 1,200,000, and after June 10, 2012, we have no further right to repurchase any of these shares.  Latin-American Fuels does not have the right to transfer any shares for which we have repurchase rights.  If we were to employ Mr. Casas and then terminate him or if he were to terminate any employment with us without good reason, the shares which are then subject to repurchase will be forfeited by Latin-American Fuels to us without further consideration.  In the event we were to terminate him without cause or if Mr. Casas were to terminate his employment for good reason, we have the right to repurchase the shares at fair market value as of the date of termination.  Our option to repurchase the shares expires 30 days after termination of Mr. Casas as an employee.  Mr. Casas is currently not an employee of our company.

Options Granted to Management

On May 28, 2010, our board of directors granted to James J. Wolff, one of our directors, a nonqualified option to purchase up to 120,000 shares of our common stock for $0.125 per share.  These options expire on May 27, 2015, and vest as follows:  one-fourth immediately upon the grant date and one-fourth on each anniversary date thereafter.  These options were granted under our 2010 Equity Incentive Plan.

Effective January 2011 our board of directors granted 250,000 options exercisable at $2.50 per share and 250,000 options exercisable at $5.00 per share to Carlos Soto, President of our Colombian subsidiary.  We also granted 50,000 options exercisable at $2.50 per share and 50,000 options exercisable at $5.00 per share to each of Edward P. Mooney, our President, CEO, a director and principal shareholder, Daniel Carlson, our Chief Financial Officer and a director, and Graham Chapman, our Chief Operating Officer.  Each option was granted for a period of five years and is subject to the following vesting schedule:  25% immediately and 25% on each anniversary of the grant for three years.  The options were granted under our 2010 Equity Compensation Plan.

Consulting Agreement with Graham Chapman

Mr. Chapman provides consulting services to us and our operating subsidiary, and is compensated as our Chief Operating Officer, under the terms of a Consultancy Agreement dated January 1, 2011.  The agreement is with Badger Resources Limited, an entity for which Mr. Chapman is managing director, and it is valid until terminated by one of the parties upon three months’ notice.  We pay a monthly fee of $15,000 for the consulting services.  Mr. Chapman is required to provide a minimum of 15 days per month in performing the consulting services.  The services provided by Mr. Chapman include review of mine plans and related documentation, review of geologic studies related to our concessions, advising us on potential strategic partners, including mine operators, and potential customers for our future products, and development and implementation of our exploration programs.  We commenced this consulting arrangement effective January 1, 2011, and have paid an aggregate of $15,000 to Mr. Graham for the first month under the agreement.

Parent

LIFE Power & Fuels LLC which beneficially owns approximately 70% of our outstanding stock, is deemed a parent of our company by virtue of the ownership interest of our company.

Director Independence

Our securities are not listed on a national securities exchange or in an inter-dealer quotation system which has requirements that directors be independent.  Therefore, we have adopted the independence standards of the American Stock Exchange, now known as the NYSE Amex Equities, to determine the independence of our directors and those directors serving on our committees.  These standards provide that a person will be considered an independent director if he or she is not an officer of the company and is, in the view of the company’s board of directors, free of any relationship that would interfere with the exercise of independent judgment.  Our board of directors has determined that James J. Wolff meets this standard, and therefore, would be considered to be independent.

Indemnification

Section 78.7502 of the Nevada Revised Statutes (the “Nevada Law”) permits a corporation to indemnify any of its directors, officers, employees and agents against costs and expenses arising from claims, suits and proceedings if such persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  Notwithstanding the foregoing, in an action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter, as to which such person is adjudged to be liable to the corporation unless a court of competent jurisdiction determines that in view of all the circumstances of the case, indemnification would be appropriate.  The indemnification provisions of the Nevada Law expressly do not exclude any other rights a person may have to indemnification under any bylaw, among other things.

Each of our employment agreements with our President, Mr. Mooney, and our Chief Financial Officer, Mr. Carlson, provides that we are required to indemnify, and advance expenses as they are incurred to, the party who was or is a party or is threatened to be made a party to any threatened or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of our company, or who is serving at our request or direction as a director or officer of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with the action, suit, or proceeding, to the full extent permitted by Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of our company, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXECUTIVE COMPENSATION

Executive Compensation

The following table sets forth information concerning the annual compensation awarded to, earned by, or paid to the named executive officer for all services rendered in all capacities to our company and its subsidiaries for the years ended December 31, 2010 and 2009:

SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary	Bonus	Total
Neil Christiansen, President(1)	2010	0	0	0
	2009	0	0	0
Edward P. Mooney, CEO(1)	2010	$21,000	$35,000	$56,000
	2009	0	0	0
(1)	Mr. Christiansen serviced as our President and principal executive officer from 1996 until May 6, 2010, after which Mr. Mooney served as our Chief Executive Officer.

On August 3, 2010, we entered into employment agreements with Edward P. Mooney, our President and Chief Executive Officer, which was amended and restated in January 2011.  Mr. Mooney is also a member of our board of directors.   The employment agreement is effective as of July 1, 2010, and has an initial two-year term.  The initial term will automatically be extended for an additional one-year period thereafter, unless either we or the executive elects not to extend the term by written notice delivered to the other party not later than 30 days prior to the start of the extension period.  Under the amended employment agreement, we will pay Mr. Mooney an annual base salary of $48,000.  In addition, at the discretion of our board of directors, Mr. Mooney will be eligible to receive an annual cash bonus of up a minimum of 50% and a maximum of 100% of his the then applicable base salary.  For the year ended December 31, 2010, we paid Mr. Mooney a cash bonus of $35,000.

Mr. Mooney may voluntarily terminate his employment agreement at any time by providing us with at least 30 days written notice.  Nevertheless, if such termination is without “Good Reason,” as this term is defined in the employment agreement, he will receive only his accrued benefits as of the termination date and shall not be entitled to any other termination payment.  In addition, we may also terminate the employment agreement for “Cause,” as this term is defined in the employment agreement, upon written notice.

If the employment of Mr. Mooney is terminated as a result of death or disability, he, his surviving spouse or his estate, as the case may be, will be entitled to receive his accrued benefits as of  the termination date as a termination payment.  If his employment is terminated by him for Good Reason or by us for any reason other than death, disability or Cause, Mr. Mooney will receive a termination payment of $50,000.

The employment agreement also contains customary provisions regarding nondisclosure of proprietary information, assignment of inventions and shop rights.

Equity Awards

As of December 31, 2010, there were no unexercised options, stock that had not vested, or equity incentive plan awards for Mr. Christiansen or Mr. Mooney.

On May 12, 2010, our Board of Directors adopted, and our shareholders approved, our 2010 Equity Incentive Plan.  The following summary briefly describes the material features of the plan:

Shares Available

Taking into account the 5:2 reverse stock split effective July 28, 2010, our 2010 Equity Incentive Plan authorizes 1,320,000 shares of our common stock for issuance under the plan.  In the event of any change in the number of our shares outstanding by reason of any stock dividend or split, reverse stock split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum number of shares of our common stock with respect to which the Board of Directors may grant options, SARs, shares of restricted stock, and stock bonuses, appropriate adjustments will be made to the shares subject to the Incentive Plan and to any outstanding awards.  Shares available for awards under the Incentive Plan may be either newly-issued shares or treasury shares.  If an award or portion thereof will expire or terminate for any reason without having been exercised in full, the unexercised shares covered by the award will be available for future grants of awards under the Incentive Plan.

Administration

The Incentive Plan will be administered by the compensation committee of the Board of Directors, or if a compensation committee is not appointed or unable to act, then the entire Board of Directors.  The committee will consist of at least two members who are non-employee directors within the meaning of Rule 16b-3 under the Exchange Act.  With respect to the participation of individuals who are subject to Section 16 of the Exchange Act, the Incentive Plan is administered in compliance with the requirements of Rule 16b-3 under the Exchange Act. Subject to the provisions of the Incentive Plan, the committee determines the persons to whom grants of options, SARs and shares of restricted stock are to be made, the number of shares of common stock to be covered by each grant and all other terms and conditions of the grant. If an option is granted, the committee determines whether the option is an incentive stock option or a non-statutory stock option, the option’s term, vesting and exercisability, the amount and type of consideration to be paid to us upon the option's exercise and the other terms and conditions of the grant. The committee will have the full authority and discretion to interpret and construe any provision of the Incentive Plan and the terms of any award issued under the Incentive Plan. All determinations of the committee are final and binding on all parties having an interest in the Incentive Plan or in any award made under the Incentive Plan. The costs and expenses of administering the Incentive Plan are borne by us.  We have not yet formed the compensation committee to administer the Incentive Plan and therefore our Board of Directors will act as plan administrator of the Incentive Plan.

Eligibility

Eligible individuals include our employees, officers and directors of our company or any subsidiary of our company or consultants to our company or any subsidiary of our company, in each case who are responsible for the management, growth and protection of the business of our company; provided, however, that only employees of our company or any subsidiary of the company will be eligible to receive incentive awards consisting of incentive stock options.

Stock Options and SARs

Under the Incentive Plan, the plan administrator is authorized to grant both stock options and SARs. Stock options may be either designated as non-qualified stock options or incentive stock options.  Incentive stock options, which are intended to meet the requirements of Section 422 of the Internal Revenue Code such that a participant can receive potentially favorable tax treatment, may only be granted to employees.  Therefore, any stock option granted to consultants and non-employee directors are non-qualified stock options. SARs may be granted either alone or in tandem with stock options (or on a stand-alone basis).  A SAR entitles the participant to receive a cash payment equal to the excess, if any, of the fair market value of a share on the exercise date over the exercise price of the SAR.  In general, if a SAR is granted in tandem with an option, the exercise of the option will cancel the SAR, and the exercise of the SAR will cancel the option.  Any shares that are canceled will be made available for future awards.  The plan administrator, in its sole discretion, determines the terms and conditions of each stock option and SAR granted under the Incentive Plan, including the grant date, option or exercise price (which, in no event, will be less than the par value of a share), the term of each option or SAR, exercise conditions and restrictions, conditions of forfeitures, and any other terms, conditions and restrictions consistent with the terms of the Incentive Plan, all of which will be evidenced in an individual award agreement between us and the participant.

Certain limitations apply to incentive stock options and SARs granted in tandem with incentive stock options.  The per share exercise price of an incentive stock option may not be less than 100% of the fair market value of a share of common stock on the date of the option’s grant and the term of any such option will expire not later than the tenth anniversary of the date of the option’s grant.  In addition, the per share exercise price of any incentive stock option granted to a person who, at the time of the grant, owns stock possessing more than 10% of the total combined voting power or value of all classes of our stock must be at least 110% of the fair market value of a share of common stock on the date of grant and such option will expire not later than the fifth anniversary of the date of the option’s grant.

 Options and SARs granted under the Incentive Plan become exercisable at such times as may be specified by the plan administrator.  In general, options and SARs granted to participants become exercisable in four equal annual installments, subject to the optionee’s continued employment or service with our company.  However, the aggregate value (determined as of the grant date) of the shares subject to incentive stock options that may become exercisable by a participant in any year may not exceed $100,000.  If a SAR is granted in tandem with an option, the SAR will become exercisable at the same time or times as the option becomes exercisable.

Each option will be exercisable on such date or dates, during such period, and for such number of shares of common stock as shall be determined by the plan administrator on the day on which such stock option is granted and set forth in the option agreement with respect to such stock option; provided, however the maximum term of options and SARs granted under the Incentive Plan is ten years.  If any participant terminates employment due to death or disability or retirement, the portion of his or her option or SAR awards that were exercisable at the time of such termination will remain exerciseable until the expiration of their term.  In the case of any other termination, the portion of his or her option or SAR awards that were exercisable at the time of such termination may be exercised for 90 days from the date of termination.

Restricted Stock

Under the Incentive Plan, the plan administrator is also authorized to make awards of restricted stock.  Before the end of a restricted period and/or lapse of other restrictions established by the plan administrator, shares received as restricted stock will contain a legend restricting their transfer, and may be forfeited in the event of termination of employment or upon the failure to achieve other conditions set forth in the award agreement.

An award of restricted stock will be evidenced by a written agreement between us and the participant.  The award agreement will specify the number of shares of common stock subject to the award, the nature and/or length of the restrictions, the conditions that will result in the automatic and complete forfeiture of the shares and the time and manner in which the restrictions will lapse, subject to the participant's continued employment by us, and any other terms and conditions the plan administrator imposes consistent with the provisions of the Incentive Plan.  The plan administrator also determines the amount, if any, that the participant will pay for the shares of restricted stock.  However, the participant must be required to pay at least the par value for each share of restricted stock.  Upon the lapse of the restrictions, any legends on the shares of common stock subject to the award will be re-issued to the participant without such legend.

The plan Administrator may impose such restrictions or conditions, to the vesting of such shares as it, in its absolute discretion, deems appropriate.  Prior to the vesting of a share of restricted stock granted under the plan, no transfer of a participant’s rights to such share, whether voluntary or involuntary, by operation of law or otherwise, will vest the transferee with any interest, or right in, or with respect to, such share, but immediately upon any attempt to transfer such rights, such share, and all the rights related thereto, will be forfeited by the participant and the transfer will be of no force or effect; provided, however, that the plan administrator may, in its sole and absolute discretion, vest in the participant all or any portion of shares of restricted stock which would otherwise be forfeited .

In the event that the employment of a participant with us terminates for any reason other than for cause, as such term is defined in the Incentive Plan, prior to the vesting of shares of restricted stock granted to such participant, the restricted stock will be forfeited on the date of such termination; provided, however, that the plan administrator may, in its sole and absolute discretion, vest the in participant all or any portion of shares of restricted stock which would otherwise be forfeited.  In the event of the termination of a participant’s employment for cause, all shares of restricted stock granted to such participant which have not vested as of the date of such termination will immediately be forfeited.

Stock Bonus

Under the Incentive Plan, the plan administrator is also authorized to grant other bonuses payable in shares of common stock in such amounts as it shall determine from time to time.  A stock bonus will be paid at such time and subject to such conditions as the plan administrator will determine at the time of the grant of the stock bonus.  Certificates for shares of the common stock granted as a stock bonus will be issued in the name of the participant to whom such grant was made and delivered to such participant as soon as practicable after the date on which the stock bonus is required to be paid.

Fair Market Value

Under the Incentive Plan, fair market value means the fair market value of the shares based upon either the closing selling price of a share of our common stock as quoted on the principal national securities exchange on which the stock is traded, if the stock is then traded on a national securities exchange, or the closing bid price per share last quoted on that date by an established quotation service for over-the-counter securities, if the common stock is not then traded on a national securities exchange.

Transferability Restrictions

Generally and unless otherwise provided in an award agreement, shares or rights subject to an award cannot be assigned or transferred other than by will or by the laws of descent and distribution and awards may be exercised during the participant’s lifetime only by the participant or his or her guardian or legal representative.  However, a participant may, if permitted by the plan administrator, in its sole discretion, transfer an award, or any portion thereof, to one or more of the participant’s spouse, children or grandchildren, or may designate in writing a beneficiary to exercise an award after his or her death.

Termination or Amendment of the Incentive Plan

Unless sooner terminated, no awards may be granted under the Incentive Plan after May 12, 2020.  The Board of Directors may amend or terminate the Incentive Plan at any time, but the Board of Directors may not, without stockholder approval, amend the Incentive Plan to increase the total number of shares of common stock reserved for issuance of awards.  In addition, any amendment or modification of the Incentive Plan will be subject to stockholder approval as required by any securities exchange on which common stock is listed.  No amendment or termination may deprive any participant of any rights under awards previously made under the Incentive Plan.

Compensation of Directors

The following table sets forth certain information concerning the compensation of our directors, excluding the named executive officers set forth in the Summary Compensation Table above, for the last fiscal year ended December 31, 2010:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	All Other Compensation		Total
Daniel F. Carlson	0	$51,000	(1)	$51,000
James Wolff	$6,000	0		$6,000
(1)
This was paid as a combination of the salary paid to Mr. Carlson during the year ended December 20101, under his employment contract with us and the bonus awarded to Mr. Carlson pursuant to his employment agreement as described below.

On August 3, 2010, we entered into employment agreements with Daniel F. Carlson, our Chief Financial Officer.  Mr. Carlson is also a member of our board of directors.   The employment agreement is effective as of July 1, 2010, and has an initial two-year term.  The initial term will automatically be extended for an additional one-year period thereafter, unless either we or the executive elects not to extend the term by written notice delivered to the other party not later than 30 days prior to the start of the extension period.  Under the employment agreement, we will pay Mr. Carlson an annual base salary of $42,000.  In addition, at the discretion of our board of directors, Mr. Carlson will be eligible to receive an annual cash bonus of up to $50,000.  For the year ended December 31, 2010, we paid Mr. Carlson a cash bonus of $30,000.

Mr. Carlson may voluntarily terminate his employment agreement at any time by providing us with at least 30 days written notice.  Nevertheless, if such termination is without “Good Reason,” as this term is defined in the employment agreement, he will receive only his accrued benefits as of the termination date and will not be entitled to any other termination payment.  In addition, we may also terminate the employment agreement for “Cause,” as this term is defined in the employment agreement, upon written notice.

If the employment of Mr. Carlson is terminated as a result of death or disability, he, his surviving spouse or his estate, as the case may be, will be entitled to receive his accrued benefits as of  the termination date as a termination payment.  If his employment is terminated by him for Good Reason or by us for any reason other than death, disability or Cause, Mr. Carlson will receive a termination payment equal to his accrued benefits plus six months of base salary plus $25,000, if the termination occurs before December 31, 2010, or $50,000, if the termination occurs after December 15, 2010.

We have no arrangements or plans pursuant to which, or that provide for, pension, retirement or similar benefits to our directors or executive officers.  We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our or executive officers.

Directors are permitted to receive fixed fees and other compensation for their services as directors.  The Board of Directors has the authority to fix the compensation of directors.  The Board has agreed to pay Mr. Wolff $1,500 per month for attending board meetings and performing his other duties as a director.  We have no pension or compensatory plans or other arrangements that provide for compensation to our directors in the event of a change in control of our company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the ownership of our common stock as of February 1, 2011, of (i) each person who is known to us to be the beneficial owner of more than 5 percent of our common stock, without regard to any limitations on conversion or exercise of convertible securities or warrants; (ii) all directors and executive officers; and (iii) our directors and executive officers as a group:

			Percentage of Ownership(2)
Name and Address of Beneficial Owner Percentage of Ownership(2)	Amount and Nature of Beneficial Ownership(		Before Offering	After Offering
Edward P. Mooney 4265 San Felipe St. Suite 1100 Houston, TX 77027	12,761,482	(3)	61.1%	33.4%

Daniel F. Carlson 4265 San Felipe St. Suite 1100 Houston, TX 77027	432,734	(4)	*	*

Graham Chapman 16 Meadow Rd. Great Gransden, Dandy Bedfordshire XO SG19 3BD	25,000	(5)	*	*

James J. Wolff 140 Sagamore Rd. Louisville, KY 40207	30,000	(6)	*	*

Executive Officers and Directors as a Group (4 Persons)	13,249,216		63.4%	34.4%

LIFE Power and Fuels LLC(7) 4265 San Felipe St. Suite 1100 Houston, TX 77027	12,304,000	(8)	59.2%	33.0%

Fernando T. Casas(9) Latin-American Fuels Corporation 4265 San Felipe St. Suite 1100 Houston, TX 77027	3,600,000		17.4%	10.6%

Steelhead Navigator Master, LP(10) 333 108th Avenue NE Bellevue, WA 98004	2,400,000	(11)	11.0%	3.5%

_______________
*Less than 1%.
(1)Under Rule 13d-3 of the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares.  Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).  In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided.  In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.  As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on February 1, 2011.
(2)Percentage before the offering based on 20,717,500 shares of common stock outstanding as of February 1, 2011.  Percentage after offer assumes the sale and conversion of all of the preferred shares in this offering and the conversion of all promissory notes.
(3)These shares include 12,240,000 shares, 32,000 shares issuable upon exercise of common stock purchase warrants and 32,000 shares issuable upon the conversion of a 10% Secured Convertible Note, all owned of record by LIFE Power and Fuels, Inc. and are also included in this table as beneficially owned by that company.  Mr. Mooney and this entity have shared power to vote and direct the disposition of, and therefore jointly beneficially own, these shares.  Mr. Mooney disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.  The remaining 457,482 shares consist of 25,000 shares issuable upon exercise of outstanding options which are currently fully vested and held in the name of Edward P. Mooney and 432,482 shares held of record by the Edward P. Mooney and Theresa M. Mooney Revocable Living Trust.  Mr. Mooney has the sole power to vote and direct the disposition of the shares owned by the trust.
(4)Includes 25,000 shares issuable upon exercise of options held by Mr. Carlson which are currently fully vested.
(5)Represents shares issuable upon exercise of options held by Mr. Chapman which are currently fully vested.
(6)Represents shares issuable upon exercise of outstanding options which are currently fully vested.
(7)As the sole managing member of this entity, Mr. Mooney has sole voting and dispositive power over these shares.
(8)Includes 32,000 shares issuable upon exercise of outstanding common stock purchase warrants and 32,000 shares issuable upon the conversion of a 10% Secured Convertible Note.

(9)These shares are held of record by Latin-American Fuels Corporation.  Mr. Casas is the president and a principal shareholder of Latin-American Fuels Corporation.  Due to his relationship with this entity, Mr. Casas is deemed to have shared voting and investment power with respect to, and as a result, have shared beneficial ownership of, these shares.  Mr. Casas, however, disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(10)These shares are held of record by Steelhead Navigator Master, LP (Steelhead Navigator).  Steelhead Partners, LLC (Steelhead Partners) is the general partner of Steelhead Navigator, and J. Michael Johnston and Brian K. Klein are the member-managers of Steelhead Partners, LLC.  Due to these relationships, Messrs Johnston and Klein and Steelhead Partners may be deemed to have shared voting and investment power with respect to, and as a result, have shared beneficial ownership of, these shares.  Messrs Johnston and Klein and Steelhead Partners, however, disclaim beneficial ownership of these shares except to the extent of his or its pecuniary interest therein.
(11)Includes 1,200,000 shares issuable upon exercise of outstanding common stock purchase warrants and 1,200,000 shares issuable upon the conversion of a 10% Secured Convertible Note.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders.  We will not receive any proceeds from the resale of the common stock by the selling stockholders.  Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.  Except as set forth below, none of the selling stockholders is a registered broker-dealer or an affiliate of a broker-dealer.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the percentage each person will own after the offering, assuming they sell all of the shares offered.

Name	Amount Beneficial Ownership Before Offering	Percentage of Common Stock Owned Before Offering[1]	Amount to be Offered for the Security Holder’s Account	Amount to be Beneficially Owned After Offering[1]	Percentage of Common Stock Owned After Offering[2]
1st Orion [3]	171,241[4]	*	80,000	91,241	*
Alliance Spielman Investments**5	52,374[6]	*	20,000	32,374	*
Baroque[7]	80,000[8]	*	40,000	40,000	*
Ben Joseph Partners[9]	80,000[10]	*	40,000	40,000	*
CIC LC 401K Plan[11]	100,000	*	50,000	50,000	*
Crypto Corporation[12]	40,000[13]	*	20,000	20,000	*
Dan Suesskind**	34,187[14]	*	14,000	20,187	*
Daniel F. Carlson**15	432,734[16]	2.1%	120,000	312,734	*
Dana Donnell	12,000[17]	*	6,000	6,000	*
EDJ Limited[18]	60,000[19]	*	30,000	30,000	*
GRQ Consultants, Inc. 401K20	80,000[21]	*	40,000	40,000	*
Edward P. Mooney**22	12,761,482[23]	61.1%	120,000	11,009,000	33.4	%*
Howard Worman**	21,237[24]	*	10,000	11,237	*
Hyposwiss Private Bank Geneve SA for Swindells Family Trust**25	885,029[26]	4.2%	100,000	785,029	2.4%

Name	Amount Beneficial Ownership Before Offering	Percentage of Common Stock Owned Before Offering[1]	Amount to be Offered for the Security Holder’s Account	Amount to be Beneficially Owned After Offering[1]	Percentage of Common Stock Owned After Offering[2]
Jacob Shasha**	13,547	*	6,000	7,547	*
Jeffrey Grossman**	155,747	*	60,000	95,747	*
Jeffrey McAdam	5,200	*	5,200	0	*
Jeffrey McLaughlin[29]	16,000[30]	*	8,000	8,000	*
Jennifer Graffman**	50,287[31]	*	20,000	30,287	*
Joesph Nemelka**	124,995[32]	*	30,000	94,995	*
John Guarino**33	85,499[34]	*	40,000	45,499	*
John O'Shea IRA**35	86,187[36]	*	40,000	46,187	*
John Steinmetz**37	352,824[38]	1.7%	40,000	312,824	*
Ken Edwards	10,600[39]	*	5,200	5,400	*
Kent & Christine Barnard	20,000[40]	*	10,000	10,000	*
Kevin McGrath	100,000[41]	*	50,000	50,000	*
Laura Lee Madsen	186,241[42]	*	5,200	78,000	*
Leon Barnard	40,000[43]	*	20,000	20,000	*
LIFE Power & Fuels, LLP[44]	12,304,000[45]	59.2%	1,440,000	10,864,000	33%
Michael I. Fuchs**	33,547[46]	*	16,000	17,547	*
Miriam Cogan-Karpf	40,000[47]	*	20,000	20,000	*
Moro Inc.[48]	20,000[49]	*	10,000	10,000	*
Neil Christiansen	237,360[50]	1.1%	65,000	122,360	*
Next View Capital[51]	220,000[52]	1.1%	110,000	110,000	*
Norman Pappas Trust**53	24,641[54]	*	10,000	14,641	*
Paragon Capital[55]	119,636[56]	*	60,000	59,636	*
Paul Winston	80,000[57]	*	40,000	40,000	*
Pinnacle Family Office Investments, LP58	800,000[59]	3.8%	400,000	400,000	1.2%
Porter Family Living Trust[60]	80,000[61]	*	40,000	40,000	*
Porter Partners LP62	340,000[63]	1.6%	170,000	170,000	*
Renee Grossman**	673,635	3.3%	300,000	373,635	1.1%
RES Limited[64]	40,000[65]	*	20,000	20,000	*
Roger Lash**	43,093[66]	*	20,000	23,093	*
Seaside 88 LP67	800,000[68]	3.8%	400,000	400,000	1.2%
SGS M3 Resources**69	259,876[70]	1.3%	100,000	159,876	*
Steelhead Navigator Master, LP71	2,400,000[72]	11.0%	1,200,000	1,200,00	3.5%
Steven L. White	20,000	*	10,000	10,000	*

Name	Amount Beneficial Ownership Before Offering	Percentage of Common Stock Owned Before Offering[1]	Amount to be Offered for the Security Holder’s Account	Amount to be Beneficially Owned After Offering[1]	Percentage of Common Stock Owned After Offering[2]
Summer Ventures, Inc. [73]	220,000[74]	1.1%	100,000	120,000	*
Vaziarani Ventures LLC**75	53,749[76]	*	20,000	33,749	*
Ralph Sanford Yashinsky**	36,000[77]	*	18,000	18,000	*
Latin-American Fuels Corporation[78]	3,600,000	17.4%	120,000	3,480,000	10.6%

* Less than 1%
** Member of LIFE Power & Fuels, LLC.
1 Based upon 20,717,500 shares outstanding at February 1, 2011.
2 Based upon 32,917,500 shares outstanding after the offering.
3 Sole voting and investment power is held by Laura Lee Madsen.
4 Includes 48,800 shares held in brokerage accounts.
5 Sole voting and investment power is held Robert Spielman.
6 Includes 20,000 issuable upon conversion of 10% Convertible Note.
7 Sole voting and investment power is held Bernard Pouliot.
8 Includes 40,000 common shares issuable upon exercise of outstanding warrants and 40,000 issuable upon conversion of 10% Convertible Note.
9 Sole voting and investment power is held Jeffrey H. Porter.
10 Includes 40,000 common shares issuable upon exercise of outstanding warrants warrants and 40,000 issuable upon conversion of 10% Convertible Note.
11 Sole voting and investment power is held Neil Christiansen.
12 Sole voting and investment power is held Evelyn J. Cann.
13 Includes 20,000 common shares issuable upon conversion of 10% Convertible Note.
14 Includes 14,000 common shares issuable upon  exercise of outstanding warrants and 14,000 issuable upon conversion of 10% Convertible Note.
15 Mr. Carlson is a officer and director of the Company.  Mr. Carlson has an employment agreement with the Company.
16 Includes 25,000 shares issuable upon exercise of options held by Mr. Carlson which are currently fully vested.
17 Includes 6,000 common shares issuable upon exercise of outstanding warrants and 6,000 issuable upon conversion of 10% Convertible Note.
18 Sole voting and investment power is held Jeffrey H. Porter.
19 Includes 30,000 common shares issuable upon exercise of outstanding warrants and 30,000 issuable upon conversion of 10% Convertible Note.
20 Sole voting and investment power is held Barry Honig.
21 Includes 40,000 issuable upon conversion of 10% Convertible Note
22 Mr. Mooney is an officer and director of our company.
23 These shares include 12,240,000 shares, 32,000 shares issuable upon exercise of common stock purchase warrants and 32,000 shares issuable upon the conversion of a 10% Secured Convertible Note, all owned of record by LIFE Power and Fuels, Inc. and are also included in this table as beneficially owned by that company.  Mr. Mooney and this entity have shared power to vote and direct the disposition of, and therefore jointly beneficially own, these shares.  Mr. Mooney disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.  The remaining 457,482 shares consist of 25,000 shares issuable upon exercise of outstanding options which are currently fully vested and held in the name of Edward P. Mooney and 432,482 shares held of record by the Edward P. Mooney and Theresa M. Mooney Revocable Living Trust.  Mr. Mooney has the sole power to vote and direct the disposition of the shares owned by the trust.
24 Includes 10,000 issuable upon conversion of 10% Convertible Note.
25 Sole voting and investment power is Ashley Hickman.

26 Includes 100,000 common shares issuable upon exercise of outstanding warrants and 100,000 issuable upon conversion of 10% Convertible Note.
27 Includes 6,000 common shares issuable upon exercise of outstanding warrants and 6,000 issuable upon conversion of 10% Convertible Note.
28 Includes 60,000 common shares issuable upon exercise of outstanding warrants and 60,000 issuable upon conversion of 10% Convertible Note.
29 Mr. McLaughin is a registered broker-dealer.  Mr. McLaughlin is an affiliate of a registered broker-dealer.
30 Includes 8,000 issuable upon conversion of 10% Convertible Note.31 Includes 20,000 issuable upon conversion of 10% Convertible Note and includes 4,100 shares common shares held in a brokerage account.
32 Includes 10,000 shares common shares held in a brokerage account.
33 Mr. Guarino is a affiliate of a registered broker-dealer.
34 Includes 40,000 issuable upon conversion of 10% Convertible Note
35 Sole voting and investment power is John O’Shea.  Mr. O’Shea is a affiliate of a registered broker-dealer.
36 Includes 40,000 common shares issuable upon exercise of outstanding warrants and 40,000 issuable upon conversion of 10% Convertible Note
37 Mr. Steinmetz is a registered broker-dealer.
38 Includes 43,564 common shares underlying exercise of outstanding warrants and Includes 40,000 issuable upon conversion of 10% Convertible Note.
39 Includes 200 shares held by Debbie Edwards, Mr. Edwards’ wife.
40 Includes 10,000 common shares issuable upon  exercise of outstanding warrants and 10,000 issuable upon conversion of 10% Convertible Note.
41  Includes 50,000 issuable upon conversion of 10% Convertible Note.
42 Includes 146,041 shares held by 1st Orion which Ms. Madsen has sole voting and investment power.  Includes 5,000 shares held in brokerage accounts, 9,000 shares held by 1st Zamora Corp. which Ms. Madsen has sole voting and investment power and 20,000 shares held by The Quest for the Gift of Life Foundation which Ms. Madsen is Trustee and has sole voting and investment power.
43 Includes 20,000 issuable upon conversion of 10% Convertible Note.
44 Sole voting and investment power is held by Edward P. Mooney.
45 Includes 32,000 shares issuable upon exercise of outstanding common stock purchase warrants and 32,000 shares issuable upon the conversion of a 10% Secured Convertible Note.
46 Includes 16,000 common shares issuable upon exercise of outstanding warrants and 16,000 shares issuable upon the conversion of a 10% Secured Convertible Note.
47 Includes 20,000 common shares issuable upon exercise of outstanding warrants and 20,000 shares issuable upon the conversion of a 10% Secured Convertible Note.
48 Sole voting and investment power is held by Stephen Schwartz.
49 Includes 10,000 common shares issuable upon exercise of outstanding warrants and 10,000 shares issuable upon the conversion of a 10% Secured Convertible Note..
50 Includes 100,000 shares held by CIC LC 401K which Mr. Christiansen has sole voting and investment power.
51 Sole voting and investment power is held by Stewart Flink.
52 Includes 110,000 common shares issuable upon exercise of outstanding warrants and 110,000 shares issuable upon the conversion of a 10% Secured Convertible Note.
53 Sole voting and investment power is held Norman A. Pappas; Mr. Pappas is an affiliate of a registered broker-dealer.
54 Includes 10,000 common shares issuable upon exercise of outstanding warrants and 10,000 shares issuable upon the conversion of a 10% Secured Convertible Note.
55 Sole voting and investment power is held by Alan P. Donenfeld.
56 Includes 60,000 shares issuable upon the conversion of a 10% Secured Convertible Note.
57 Includes 40,000 common shares issuable upon exercise of outstanding warrants and 40,000 shares issuable upon the conversion of a 10% Secured Convertible Note.
58 Sole voting and investment power is held by Barry M. Kitt
59 Includes 400,000 common shares issuable upon  exercise of outstanding warrants and 400,000 shares issuable upon the conversion of a 10% Secured Convertible Note.
60 Sole voting and investment power is held by Jeffrey H. Porter.
61 Includes 40,000 common shares issuable upon exercise of outstanding warrants and 40,000 shares issuable upon the conversion of a 10% Secured Convertible Note.
62 Sole voting and investment power is held by Jeffrey H. Porter.
63 Includes 170,000 common shares issuable upon exercise of outstanding warrants and 170,000 shares issuable upon the conversion of a 10% Secured Convertible Note.

64 Sole voting and investment power is held by Evelyn Cann.
65 Includes 20,000 common shares issuable upon exercise of outstanding warrants and 20,000 shares issuable upon the conversion of a 10% Secured Convertible Note.
66 Includes 20,000 shares issuable upon the conversion of a 10% Secured Convertible Note.
67 Sole voting and investment power is held by William J. Ritger.
68 Includes 400,000 common shares issuable upon  exercise of outstanding warrants and 400,000 shares issuable upon the conversion of a 10% Secured Convertible Note.
69 Sole voting and investment power is held by Gary McAdam.
70 Includes 59,876 held in brokerage accounts.
71 The securities are beneficially owned by Steelhead Navigator Master, L.P. (the “Fund”), for which Steelhead Partners, LLC (“Steelhead”) serves as the investment manager.  James Michael Johnston and Brian Katz Klein are Steelhead’s member-managers.  Steelhead, Mr. Johnston and Mr. Klein may be deemed to beneficially own the securities owned by the Fund insofar as they may be deemed to have the power to direct the voting or disposition of such securities.  Each of the Fund, Steelhead, Mr. Johnston and Mr. Klein expressly disclaims beneficial ownership of the securities, except to the extent of their respective pecuniary interests therein.
72 Includes 1,200,000 shares issuable upon exercise of outstanding common stock purchase warrants and 1,200,000 shares issuable upon the conversion of a 10% Secured Convertible Note.
73 Sole voting and investment power is held by David R. Nemelka.
74 Includes 12,000 shares held in Brokerage Accounts.
75Sole voting and investment power is held by Raj Vazirani.
76 Includes 20,000 shares issuable upon the conversion of a 10% Secured Convertible Note.
77 Includes 18,000 common shares issuable upon exercise of outstanding warrants and 18,000 shares issuable upon the conversion of a 10% Secured Convertible Note.
78 These shares are held of record by Latin-American Fuels Corporation.  Mr. Casas is the president and a principal shareholder of Latin-American Fuels Corporation.  Due to his relationship with this entity, Mr. Casas is deemed to have shared voting and investment power with respect to, and as a result, have shared beneficial ownership of, these shares.  Mr. Casas, however, disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

CHANGE OF ACCOUNTANTS

On June 8, 2010, our board of directors recommended and approved the dismissal of Pritchett, Siler & Hardy, P.C., as our independent auditor effective as of that date.  The reports of this firm on our financial statements as of and for the fiscal years ended December 31, 2009 and December 31, 2008 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that its reports for the fiscal years ended December 31, 2009 and 2008 contained going concern qualifications because we had incurred losses since our inception and we had, at the date of such reports, current liabilities in excess of current assets.

During our two most recent fiscal years ended 2009 and 2008 and during the subsequent interim period through the date of the report on Form 8-K filed with the Commission on June 10, 2010, there were  no disagreements with this firm on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Pritchett, Siler & hardy, P.C., would have caused it to make reference to the subject matter of the disagreements in connection with its reports, and  no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K occurred.

On June 8, 2010, we engaged Burr Pilger Mayer, Inc., an independent registered public accounting firm which is registered with, and governed by the rules of, the Public Company Accounting Oversight Board, as our new independent registered public accountant to audit our financial statements for the year ended December 31, 2010. The decision to change our independent registered public accounting firm was ratified by our board of directors on June 8, 2010.  During the fiscal years ended 2009 and 2008 and through the date of the Form 8-K report filed with the Commission on June 10, 2010, neither we  nor anyone acting on our behalf consulted Burr Pilger Mayer, Inc. with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that Burr Pilger Mayer, Inc. concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

We furnished Pritchett, Siler & Hardy, P.C. with a copy of the disclosure in this section on June 8, 2010, providing them with the opportunity to furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by us above in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A letter from Pritchett, Siler & Hardy, P.C. dated June 9, 2010, was filed as Exhibit 16.1 to our report on Form 8-K filed with the Commission on June 10, 2010.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value of $0.001 per share, and 5,000,000 shares of preferred stock, par value of $0.001 per share.

Common Stock

All common shares are equal to each other with respect to liquidation and dividend rights.  Holders of voting shares are entitled to one vote for each share they own at any stockholders’ meeting.

Holders of common shares of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available for that purpose, and upon liquidation are entitled to participate pro-rata in a distribution of assets available for such distribution to stockholders.  There are no conversion, preemptive, or other subscription rights or privileges with respect to any shares.

Our common stock does not have cumulative voting rights which means that the holders of more than 50% of the voting shares voting for election of directors may elect all of the directors if they choose to do so.  In such event, the holders of the remaining shares aggregating less than 50% will not be able to elect any directors.

Series A Preferred Stock

We are authorized to issue 3,000,000 shares of Series A Preferred Stock.  The Series A shares have the following rights and preferences:

•	Each outstanding Series A share is convertible into three shares of our common stock at any time, subject to adjustment in the event of a stock split or similar transaction.
•
The holders of the Series A shares are entitled to the number of votes equal to the number of whole shares of common stock into which they are convertible.  The Series A shares vote together with the holders of the common stock, except as provided by law.

•
In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of the Series A shares will be entitled to receive a preferential distribution of the funds available for liquidation up to an amount equal to $7.50 per Series A share before any distribution to the holders of our common stock.

•
The holders of the Series A shares are entitled to such dividends paid and distributions made to the holders of our common stock to the same extent as if such holders of the Series A shares had converted their preferred shares into common stock.

•	The holders of the Series A shares do not have any preemptive rights to purchase shares of our common stock.
•	The Series A shares are not subject to redemption or sinking fund provisions.

PLAN OF DISTRIBUTION

Series A Preferred Stock Offering

We are conducting a direct public offering of our Series A Preferred Stock by management.  These shares will be offered and sold by our executive officers, for which they will receive no selling commissions or remuneration, directly or indirectly.  We may also engage licensed placement agents to assist in this offering.  We have authorized maximum selling commissions of 6% of the gross proceeds from sales by any placement agents and warrants equal to up to 6% of the number of common shares into which the Series A Preferred Shares are convertible.  These five-year warrants will be immediately exercisable at $2.50 per share and will be non-transferrable.  We have commenced preliminary discussions with potential placement agents but have not entered into any definitive agreements or arrangements.

The purchase price of the preferred shares is $7.50 per share.  The offering will remain open for a period of six months, unless extended by us for up to an additional 30 days, and may close sooner upon the sale of all of the preferred shares.  The public offering price and conversion ratio of the preferred shares offered by this prospectus has been determined solely by our board of directors.

We estimate that the expenses payable by us in connection with the offer and sale of the preferred shares, as well as the registration of the common stock for the selling stockholders, all of which will be borne by us, other than underwriting discounts and commissions, will be as follows:

Securities and Exchange Commission - Registration Fee	$4,056
State filing Fees	10,000
Printing and Engraving Expenses	5,000
Edgarizing Costs	10,000
Accounting Fees and Expenses	20,000
Legal Fees and Expenses	50,000
Miscellaneous	944
Total	$100,000

Selling Stockholders

We are registering outstanding shares of our common stock and shares of our common stock issuable upon conversion of our outstanding 10% Convertible Promissory Notes to permit the resale of these shares of common stock by the selling stockholders, from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling stockholders of such shares of our common stock.  We will bear all fees and expenses incident to our obligation to register these shares of common stock and the selling stockholders will pay all underwriting discounts and selling commissions, if any, in connection with any sales of the shares.

The selling stockholders, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares of our common stock for resale at prevailing market prices on the OTC Bulletin Board, in isolated transactions, or in a combination of such methods of sale.  They may sell their shares at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices with institutional or other investors, or, when permissible, pursuant to the exemption of Rule 144 under the Securities Act of 1933.  These sales may be effected in transactions, which may involve crosses or block transactions, in any one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers which have agreed with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the preferred shares and warrants or shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of Common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.  If we are notified by any one or more selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file, or cause to be filed, a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

The selling stockholders are not restricted as to the price or prices at which they may sell their shares.  Sales of the shares may have an adverse effect on the market price of the common stock.  Moreover, the selling stockholders are not restricted as to the number of shares that may be sold at any time, and it is possible that a significant number of shares could be sold at the same time, which may have an adverse effect on the market price of the common stock.

LEGAL MATTERS

The validity of the shares of preferred and common stock offered under this prospectus is being passed upon for us by Ronald N. Vance, Attorney at Law, South Jordan, Utah.

EXPERTS

Our financial statements for the years ended December 31, 2009 and 2008 appearing in this prospectus which is part of a registration statement have been audited by Pritchett, Siler & Hardy, P.C., and are included in reliance upon such reports given upon the authority of Pritchett, Siler & Hardy, P.C., as experts in accounting and auditing.

Certain information with respect to the initial geological review of our mining concessions incorporated in this prospectus is derived from a report by Ingeandina S.A. and has been incorporated in this prospectus upon the authority of Ingeandina S.A. as an expert with respect to the matters covered by the report.

ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, (SEC File No. 333-_______) relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement.  This prospectus constitutes the prospectus of Colombia Clean Power & Fuels, Inc. filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are required to file reports and other documents with the SEC.  We do not presently intend to voluntarily furnish you with a copy of our annual report.  You may read and copy any materials we file with the Securities and Exchange Commission at the public reference room of the Commission between the hours of 9:00 a.m. and 5:00 p.m., except federal holidays and official closings, at 100 F Street, NE, Washington, D.C. 20549.  You should call (800) SEC-0330 for more information on the public reference room.  Our filings with the Commission are also available to you on the Internet website for the Securities and Exchange Commission at http://www.sec.gov.

Appendix A—Glossary of Terms

Certain terms used in this prospectus are defined in the following glossary:

BTU.  British thermal unit, or Btu, is the amount of heat required to raise the temperature of one pound of water one degree Fahrenheit.

Coke or Metallurgical Coke.  A hard, dry carbon substance produced by heating coal to a very high temperature in the absence of air. Coke is used in the manufacture of iron and steel.

Coal Gassification.  Coal gasification is the process of producing coal gas, a type of syngas–a mixture of carbon monoxide (CO) and hydrogen (H2) gas–from coal.

Coal seam.  Coal deposits occur in layers typically separated by layers of rock. Each layer is called a "seam." A seam can vary in thickness from inches to a hundred feet or more.

Concession.  In Colombia, the state owns all hydrocarbon reserves and private companies operate coal mines under coal concession contracts with the state.

Full-recovery coke plant.  A full-recovery coke plant is a coke manufacturing plant that has all the advantages of a heat-recovery coke plant (defined herein) plus it captures and utilizes all of its by-products and emissions, including CO2, which can be sold.

Handy vessels.  A handy vessel is a type of ocean vessel with cargo capacities between 20,000 to 40,000 metric tons (0.8-1.5 million bushels). The handy-sized vessels are used to service shallow water ports that have lower draft restrictions and for lower volume trade routes.

Metallurgical Coal.  Metallurgical coal is high-value bituminous coal that typically contains over 70% carbon and has heat values of 14,000–15,000 Btu per pound.  It is used primarily by the steel and iron industries.

Heat-recovery coke plant.  A heat-recovery coke plant is a coke manufacturing plant in which volatiles from the carbonization process are completely combusted and not-recovered.  The plants are lower cost, higher yield and more environmentally-friendly than recovery byproduct and beehives ovens.

Open Pit or Surface mine.  A mine in which the coal lies near the surface and can be extracted by removing the covering layer of soil overburden.

Overburden.  Layers of earth and rock covering a coal seam. In surface mining operations, overburden is removed prior to coal extraction.

Panamax vessels.  A Panamax vessel is a type of ocean vessel with cargo capacities between 40,000 to 80,000 that are designed to fit in the Panama canal’s locks--hence the name, denoting that they both maximize the freight transported through the canal, and that they are the biggest ships able to pass through the canal.

Probable (indicated) reserves. Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

Proven (measured) reserves. Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

Reclamation. The process of restoring land to its prior condition, productive use or other permitted condition following mining activities. The process commonly includes "recontouring" or reshaping the land to its approximate original appearance, restoring topsoil and planting native grass and shrubs. Reclamation operations are typically conducted concurrently with mining operations. Reclamation is closely regulated by both state and federal laws.

Reserve. That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

Sulfur. One of the elements present in varying quantities in coal that contributes to environmental degradation when coal is burned. Sulfur dioxide (SO2) is produced as a gaseous by-product of coal combustion.

Thermal Coal.  A term used to describe coal which is used primarily to generate heat. Also referred to as steam coal.

Ton or Metric Ton.  The ton or metric ton is a unit of mass equal to 1,000 kg.

COLOMBIA CLEAN POWER & FUELS, INC.

(AN EXPLORATION STAGE COMPANY)

 UNAUDITED FINANCIAL STATEMENTS
September 30, 2010 & December 31, 2009

1

COLOMBIA CLEAN POWER & FUELS, INC.
(AN EXPLORATION STAGE COMPANY)
CONDENSED BALANCE SHEETS
(unaudited)

	September 30, 2010	December 31, 2009 (1)
ASSETS
Current Assets
Cash and Cash Equivalents	$861,655	$89
Other Current Assets	163,540	-
Total Current Assets	1,025,195	$89
Property and Equipment
Mining Concession	263,767	-
Other Assets	68,886	-
TOTAL ASSETS	$1,357,848	$89

LIABILITIES & STOCKHOLDERS' DEFICIT
Liabilities
Current Liabilities
Accounts Payable and Accrued Liabilities	$241,773	6,681
Accrued Interest Related Party	-	1,339
Loans from Officers & Directors	5,100	117,000
Total Current Liabilities	246,873	125,020
Long Term Liabilities
Convertible Notes - Related Party	-	5,000
Convertible Notes Payable (Net of Issuance Discount)	1,607,617	-
Accrued Interest on Convertible Notes Payable	21,137	-
Total Long Term Liabilities	1,628,754	5,000
Total Liabilities	1,875,626	130,020
Commitments and Contingencies
Stockholders' Deficit
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock, $.001 par value, 100,000,000 shares authorized, 20,280,001 shares and 1,120,000 shares issued and outstanding, respectively	20,280	1,120
Additional Paid in Capital	533,664	94,556
Deficit Accumulated during the Exploration Stage	(1,069,260)	(225,607)
Other Comprehensive Loss	(2,462)	-
Total Stockholders' Deficit	(517,778)	(129,931)
TOTAL LIABILITIES & STOCKHOLDERS' DEFICIT	$1,357,848	$89

(1) Derived from the audited financial statements at December 31, 2009.

2

COLOMBIA CLEAN POWER & FUELS, INC.
(AN EXPLORATION STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)

	For the Three		For the Nine		From Inception on
	Months Ended		Months Ended		Nov. 6, 1996
	September 30,		September 30,		through
	2010	2009	2010	2009	September 30, 2010
Revenue	$-	$-	$-	$-	$3,560

Expenses
Depreciation and Amortization	-	-	-	-	4,174
General and Administrative	698,978	2,066	818,242	12,817	984,103
Research and Development	-	-	-	-	15,674
Impairment of Long - Lived Assets	-	-	-	-	21,285

Total Expenses	698,978	2,066	818,242	12,817	1,025,236

Loss Before Other Income (Expense)	(698,978)	(2,066)	(818,242)	(12,817)	(1,021,676)

Other Income (Expense)
Interest Expense, net	(19,848)	(2,391)	(25,411)	(6,848)	(51,460)
Gain on Settlement of Debt	-	-	-	-	4,097

Total Other Income (Expense)	(19,848)	(2,391)	(25,411)	(6,848)	(47,363)

Loss Before Income Taxes	(718,825)	(4,457)	(843,653)	(19,665)	(1,069,039)

Current Tax Expense	-	-	-	-	-
Deferred Tax Expense	-	-	-	-	-

Net loss before cumulative effect of change in accounting principles	(718,825)	(4,457)	(843,653)	(19,665)	(1,069,039)

Cumulative Effect of Change in accounting principles	-	-	-	-	(221)

Net Loss	(718,825)	(4,457)	(843,653)	(19,665)	(1,069,260)

Other Comprehensive Loss
Loss on Foreign Currency Translation	(3,786)	-	(2,462)	-	(2,462)

Total Comprehensive Loss	$(722,611)	$(4,457)	$(846,115)	$(19,665)	$(1,071,722)

Basic and Diluted Loss per Common Share	$(0.04)	$(0.00)	$(0.07)	$(0.02)

Weighted Average Common Shares	20,280,001	1,120,000	11,366,740	1,120,000

3

COLOMBIA CLEAN POWER & FUELS, INC.
(AN EXPLORATION STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended September 30,		From Inception on November 6, 1996 through
	2010	2009	September 30, 2010
Cash flows from operating activities:
Net loss	$(843,653)	$(19,665)	$(1,069,260)
Adjustments to reconcile net loss to net cash used by operating activities:
Stock compensation cost	26,253	-	26,253
Amortization of discount on note payable	1,833	-	1,833
Depreciation and amortization	-	-	4,174
Loss on impairment of long-lived assets	-	-	21,285
Effect of change in accounting principle	-	-	221
Gain on settlement of debt	-	-	(4,097)
Changes in assets and liabilities:
Other current assets	460	300	460
Other assets	(68,886)	-	(68,886)
Accounts payable and accrued liabilities	235,192	4,464	273,235
Accrued Interest	21,138	-	21,138

Net cash used in operating activities	(627,663)	(14,901)	(793,644)

Cash flows from investing activities:
Increase in property and equipment	(263,767)	-	(265,509)
Increase in other assets	-	-	(23,938)

Net cash used in investing activities	(263,767)	-	(289,447)

Cash flows from financing activities:
Net proceeds from issuance of convertible notes payable	1,726,000	-	1,746,000
Net proceeds from issuance of common stock	100,000	-	154,750
Advances from officers, directors and shareholders	(70,542)	14,500	46,458

Net cash provided by financing activities	1,755,458	14,500	1,947,208

Effect of exchange rate currency changes on cash and cash equivalents	(2,462)	-	(2,462)

Net increase in cash and cash equivalents	861,566	(401)	861,655

Cash and cash equivalents at beginning of period	89	809	-

Cash and cash equivalents at end of period	$861,655	$408	$861,655

Supplemental disclosure of noncash financing activities:
Issuance of stock warrants in connection with debt	$284,217	$-	$284,217
Issuance of common stock in connection with conversion of note payable	$6,439	$-	$6,439
Extinguishment of payable to a related party	$38,853	$-	$38,853

4

COLOMBIA CLEAN POWER & FUELS, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

Overview

Colombia Clean Power & Fuels, Inc. (the “Company”) is an exploration stage company engaged in the business of acquiring and developing coal mining assets, and the mining and sale of coal, coke and coal by-products using traditional and clean coal technologies, initially in Colombia, South America.  The Company anticipates that its initial operations will include the mining of high-grade, metallurgical coal and coal coking, and that, within the next several years, its operations will include power generation and alternative energy production, such as coal gasification and coal-to-liquids.  The Company adopted its new operating strategy based on the size of the Colombia coal market and opportunities it has identified to acquire substantial coal resources and to build mines in Colombia.

The Company’s current operations are focused on exploration and development activities.  The Company has retained leading engineering and geological services firms in the U.S. and Colombia to conduct exploration work in selected concessions either acquired or under consideration for acquisition by the Company.  The Company’s team of executives, advisors and partners is comprised of experienced entrepreneurs and business professionals in the U.S., Colombia and China that have a broad breadth of experience in coal mining and clean coal technologies and substantial industry relationships.

Through a wholly-owned subsidiary, the Company owns 100% of Energia Andina Santander Resources S.A.S., a Colombian company established to acquire and develop coal concessions.  Energia Andina Santander Resources S.A.S. has established a corporate office in Bogota and is in the process of recruiting its team of operations, technical, financial, logistics, mining and marketing employees and consultants.

The focus of the Company since adopting its business strategy has been on (i) acquiring coal concessions in the Santander region of Colombia, (ii) expanding the Comapny’s technical and operational team in Colombia, and (iii) developing strategic partnerships and potential joint ventures for the extraction, processing and sale of coal and coal-based energy products.  To date, the Company has entered into agreements for the acquisition of three concessions totaling 17,481 acres.  The Company has identified additional concessions available for purchase from private parties and is in the process of applying for concessions directly from the Colombian government.  The Company has commenced its mining exploration program on lands under the Company’s control and has also entered into discussions with landholders, equipment providers and contractors in anticipation of its planned development of state-of-the art coal processing facilities and facilities for the production of clean coal fuels.

History and Basis of Reporting

The accompanying unaudited consolidated financial statements should be read in conjunction with the Company's audited financial statements and accompanying notes in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 filed with the U.S. Securities and Exchange Commission (“SEC”) on February 24, 2010. The accompanying (a) balance sheet as of December 31, 2009, which has been derived from audited financial statements, and (b) unaudited consolidated financial statements have been prepared pursuant to SEC Rule 10-01 of Regulation S-X.  As a result, while the Company believes the disclosures made are adequate to make the information not misleading, certain information and note disclosures normally included in audited financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) have been condensed or omitted pursuant to those rules and regulations.

The unaudited results of operations for the interim periods shown in these financial statements are not necessarily indicative of operating results for the entire year. In the opinion of management, the accompanying unaudited consolidated financial statements recognize all adjustments of a normal recurring nature considered necessary to fairly state the Company’s consolidated financial position as of September 30, 2010, and its consolidated results of operations and comprehensive loss, and cash flows for the three months and nine months ended September 30, 2010.

The consolidated financial statements have been prepared in accordance with GAAP applicable to a going concern. Except as otherwise disclosed, these principles assume that assets will be realized and liabilities will be discharged in the ordinary course of business.

5

The Company was incorporated in the State of Nevada on November 6, 1996 under the name “Freedom Resources Enterprises, Inc.” to engage in the business of self-help publications and workshops.  Between November 1996 and September 2005, the Company generated only minimal revenues, and in October 2005, the Company ceased all business operations.  From October 2005 to early May 2010, the Company did not engage in any business activities.  Prior to this period, the Company’s management had been evaluating potential business opportunities that might be available to the Company to preserve its shareholder’s investment in its common shares.

On May 6, 2010, the Company entered into a subscription agreement (the “Subscription Agreement”) with LIFE Power & Fuels, LLC (“LIFE”), pursuant to which it issued to LIFE 47,700,000 shares of its common stock, which shares represented approximately 94.1% of its issued and outstanding shares of common stock at such time, elected one new director to its board of directors and changed its management team.  Concurrently with the closing of the transactions contemplated by the Subscription Agreement, the Company ceased to be a shell company, as defined in Rule 12b-2 of the Exchange Act, and adopted a new plan of operations. See Note 2. Subsequently, LIFE sold approximately 11,700,000 shares of the Company's common stock to certain related parties. As of September 30, 2010, LIFE owned approximately 71.1% of the outstanding shares of the Company.

On July 28, 2010, the Company effected a reverse stock split of two shares for every five shares of common stock outstanding. Accordingly, outstanding shares of common stock and stock options were adjusted to account for the effects of the reverse stock split.

Effective July 28, 2010, the Company changed its name from Freedom Resources Enterprises, Inc. to “Colombia Clean Power & Fuels, Inc.”

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations and Risks

Substantially all of the Company's assets are located in the USA and in Colombia.

Cash and Cash Equivalents

The Company considers all highly-liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Fair Value of Financial Instruments

The Company’s financial instruments include cash and cash equivalents and convertible notes payable. The Company believes its financial instruments approximate their fair values due to their short-term maturities or the nature and terms of the notes.

Debit Issuance Costs

Debit issuance costs include direct expenses incurred as a result of the Company’s Note financing (see Note 4).  Placement agent fees and other direct costs incurred in this transaction were paid immediately but are amortized over the life of the Notes using the effective-interest method.

6

Property and Equipment - Mining Concession

Property and Equipment consists of mining concessions costs, which are recorded at cost as incurred. These costs will be amoritized using the units-of-production method over the estimated recoverable reserves.

Derivative Instruments

The Company does not utilize derivative or hedge instruments in its financing activities.

Foreign Currency Translation

The Company and its wholly-owned British Virgin Islands subsidiary, Energia Andina Santander Ltd., maintain accounting records using U.S. dollars. Energia Andina Santander Resources S.A.S., the Company’s Colombian subsidiary, maintains accounting records using the Colombian Peso.

Foreign currency transactions during the year are translated to their functional currencies at the approximate rates of exchange on the dates of transactions.  Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the approximate rates of exchange at that date.  Non-monetary assets and liabilities are translated at the rates of exchange prevailing at the time the asset or liability was acquired.  Exchange gains or losses are recorded in the statement of operations.

The financial statements of Energia Andina Santander Resources S.A.S. are translated into U.S. dollars using the closing rate method.  The balance sheet items are translated into U.S. dollars using the exchange rates at the respective balance sheet dates.  The capital account is translated at the historical exchange rate prevailing at the time of the transactions while income and expenses items are translated at the average exchange rate for the period.  All exchange differences are recorded as currency translation adjustment within the “stockholder’s equity (deficit).”

Comprehensive Income (loss)

The foreign currency translation gain or loss resulting from the translation of the financial statements expressed in Pesos to U.S. dollars is reported as currency translation adjustment in the statements of operations and comprehensive loss and stockholders’ equity (deficit).

Earnings (Loss) Per Share

Earnings (loss) per share are presented in accordance with the provisions of the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 260, “Earnings Per Share.”  ASC 260 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock using the treasury method.

As of September 30, 2010, the Company had stock warrants and stock options exercisable to purchase, and convertible notes that were convertible into, an aggregate of 2,252,000 shares of common stock that were considered anti-dilutive because of a net loss during the three months and nine months ended September 30, 2010 and 2009. See Note 5.

Earnings (loss) per share are reflective of a two-for-five reverse stock split that occurred on July 28, 2010. Per ASC 260, if the number of common shares outstanding decreases as a result of a reverse stock split, the computations of basic and diluted earnings per share shall be adjusted retroactively for all periods presented to reflect that change in capital structure.

Segments

Substantially all of the Company’s long lived assets are held by its wholly owned subsidiary, Energia Andina Santander Resources, SAS, and are located in Colombia, South America.

Reclassification

Certain balances in the prior period financial statements were reclassified to conform to the current period presentation.

7

2.	PRIVATE PLACEMENT

On May 6, 2010, the Company entered into a Subscription Agreement with LIFE.  Pursuant to the Subscription Agreement, the Company sold an aggregate of 47,700,000 shares (the “Shares”) of its common stock to LIFE for an aggregate purchase price of $100,000, which funds were used to eliminate the Company’s then- current liabilities.  The Shares (19,080,000 shares post reverse stock split) represented 94.1% of the Company’s issued and outstanding shares of common stock immediately following the transaction, and the transaction resulted in a change in control of the Company.

At the closing, Neil Christiansen resigned as the Company’s President, effective immediately, and Edward P. Mooney was appointed the Company’s President and Chief Executive Officer and as a member of the Company’s board of directors.  At the closing, Daniel F. Carlson was also appointed the Company’s Chief Financial Officer, Secretary and Treasurer.

Simultaneous with the closing of the Subscription Agreement, the following transactions occurred to reflect the payment of $100,000 of the purchase price to reduce the Company’s liabilities as follows:  $10,664 to pay accounts payable; $8,689 to pay expenses incurred subsequent to March 31, 2010; and $80,647 to pay advances to related parties.  Related parties forgave $38,853 of loans due to them, which has been recorded as a capital contribution.

Also simultaneous with the closing of the Subscription Agreement, the Company issued 200,000 shares of its common stock upon conversion of a note payable in the amount of $5,000 and related accrued interest of $1,439.

Subsequent to the above-referenced transactions, the Company had 50,700,000 shares outstanding prior to the reverse split on July 28, 2010. As of September 30, 2010, the adjusted shares outstanding were 20,280,001.

3.	CURRENT LIABILITIES

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities of $246,873 existed at September 30, 2010.  This amount represented mainly professional fees incurred during July, August and September, 2010 to mining engineers, accountants and financial professionals, and management fees payable to LIFE.

4.	CONVERTIBLE NOTES PAYABLE

Notes Payable

On or prior to September 30, 2010, in multiple closings, the Company issued $1,890,000 aggregate principal amount of 10% convertible promissory notes (the “Notes”) to accredited investors in a private placement transaction.  The proceeds of the Note offering are being used to fund exploration-stage activities of the Company, including the identification and analysis of and negotiation for coal resources in Colombia that meet the Company’s criteria for mining, processing and export potential.

This offering was exempt from registration pursuant to Section 4(2) of the Securities and Exchange Act of 1933, as amended, and Regulation D promulgated thereunder.  The Notes accrue interest at an annual rate of 10%.  Principal and interest are due on June 30, 2012.  The Notes can be converted at any time into common stock at a rate equal to $2.50 of principal for each share of common stock.  At the closings of the Note issuance, the Company issued to the Note investors five-year warrants to purchase an aggregate of 756,000 shares of common stock for a purchase price of $0.01 per share.  The total number of warrants issued and outstanding as of September  30, 2010 was 756,000. The discount on Notes Payable of $284,217 reflects the Black-Scholes Fair Market Value of these warrants, which was also reflected as an increase in Additional Paid in Capital.  The discount on Notes Payable is amortized over the life of the Notes and appears in the Statement of Operations and Comprehensive Loss as an interest expense. The balance of the notes payable was $1,607,617, net of unamoritized discount of $282,383, as of September 30, 2010.

The Company also paid cash fees associated with securing the notes payable of approximately $164,000, which are included in the “other current assets” and “other assets” in the consolidated balance sheets.

8

5.	EARNINGS (LOSS) PER SHARE

The elements for calculation of earnings (loss) per share for the three and nine months ended September 30, 2010 and 2009 were as follows:

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
Net loss	$(718,825)	$(4,457)	$(843,653)	$(19,665)

Weighted average shares used in basic and diluted computation	20,280,001	1,120,000	11,366,740	1,120,000

Loss per share:

Basic and diluted	$(0.04)	$(0.00)	$(0.07)	$(0.02)

6.	STOCKHOLDERS’ EQUITY

Reverse Stock Split

On July 28, 2010, the Company executed a reverse stock split of its common stock in which two new shares of common stock were issued for every five shares of common stock held as of the date of the reverse stock split. This reverse split has been applied retrospectively in the financial statements.

Stock Options

The Company is seeking to recruit and retain experienced professionals from the global energy, natural resource development and mining industries.  The Company will seek to offer compensation that is commensurate with the qualifications of future employees and advisors, including the ability to offer equity participation with vesting provisions typical of early-stage public companies.  On May 12, 2010, the Board of Directors adopted the 2010 Equity Incentive Plan (“Incentive Plan”), The Incentive Plan gives the Company the ability to grant stock options, stock appreciation rights (“SARs”), restricted stock and stock bonuses (collectively, “Awards”) to employees or consultants of the Company or of any subsidiary of the Company and to non-employee members of the Company’s advisory board or the board of directors of the Company or the Company’s subsidiaries.

The Board of Directors has authorized 3,300,000 shares of common stock for issuance under the Incentive Plan. In the event of any change in the number of shares of Company common stock outstanding by reason of any stock dividend or split, reverse stock split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum number of shares of common stock with respect to which the Board of Directors may grant awards, appropriate adjustments will be made to the shares subject to the Incentive Plan and to any outstanding Awards. Shares available for Awards under the Incentive Plan may be either newly-issued shares or treasury shares. If an Award or portion thereof shall expire or terminate for any reason without having been exercised in full, the unexercised shares covered by such Award shall be available for future grants of Awards under the Incentive Plan.

On May 28, 2010, the Company granted options to purchase an aggregate of 740,000 shares of common stock to an independent board member and various consultants to the Company. The options granted have a five-year term and a strike price of $0.05 per share, with the exception of the options granted to CleanTech IR, which options have a strike price of $0.01 per share.

9

The following table sets forth the number of options granted and outstanding and the weighted average exercise price:

	Number of shares subject to option 2010	Weighted average exercise price
Outstanding beginning balance	0	-
Granted during the period	740,000	$0.1125
Forfeited/Canceled/Expired during the period	0	-
Exercised during the period	0	-
Outstanding at end of period	740,000	$0.1125
Exercisable at end of period	275,000	$0.111

The aggregate grant date fair value of stock option awards granted were determined in accordance with ASC Topic 718 formerly SFAS 123R). The Company determined fair value of all the options, at their respective dates of issuance, to be $1,388,945.  The Company uses the Black-Scholes Options Pricing Model (Black-Scholes) to estimate fair value of its stock-based awards.  Black-Scholes requires various judgmental assumptions, including estimating stock price volatility, expected option life and forfeiture rates. If the Company had made different assumptions, the amount of its deferred stock-based compensation, stock-based compensation expense, net loss and net loss per share amounts could have been significantly different. The Company believes that it has used reasonable methodologies, approaches and assumptions to determine the fair value of its common stock and that deferred stock-based compensation and related amortization were recorded properly for accounting purposes. If any of the assumptions used change significantly, stock-based compensation expense may differ materially in the future from that recorded in the current period.

 With the exception of the 100,000 stock options granted to Cleantech IR, 25% of the options shall vest immediately on the grant date, 25% of the options vest on the first anniversary of the grant date, and 25% of the options vest annually on each of the next two (2) anniversaries of the initial vesting date. 40% of the 100,000 options granted to CleanTech IR vest immediately; while the remaining 60% will vest upon meeting the condition that is tied to the Company's financing.  All options have a five-year term and expire on May 27, 2015. The exercise price of the stock options is equal to the greater of $0.05 per share or the closing price of the common stock on the grant date. The closing bid price of the common stock on both May 28, 2010 and June 9, 2010 was $0.05 per share. The aggregate intrinsic value of the outstanding options at September 30, 2010 was $888,000.  The actual value, if any, an optionee may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an optionee will be at or near the value estimated by the Black-Scholes pricing model.

Determining Fair Value of Stock Options

The fair value of stock options granted during the three and nine months ended September 30, 2010 were determined by the Company using the methods and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

Valuation Method — The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing model.

Expected Term — The expected term represents the period that the Company’s stock-based awards are expected to be outstanding.

Expected Volatility — The expected volatility was based on the historical stock volatilities of several of the Company’s publicly-listed peers as the Company did not have a sufficient trading history to use the volatility of its own common stock.

Fair Value of Common Stock ---- The fair value of the underlying common stock will be determined based on the last traded price for the Company’s common stock as noted on the OTCBB on the grant date.

Risk-Free Interest Rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the option’s expected term.

10

Expected Dividend — The Company has never paid dividends and does not expect to pay dividends.

As of September 30, 2010, total cost related to unvested stock-based awards granted, but not yet recognized, was $28,181. This cost will be amortized on a straight-line basis over a weighted-average remaining period of 2.75 years. Total compensation expense was $8,513 and $26,253 during the three months and nine months ended September 30, 2010, respectively. Future option grants will increase the amount of option related expense that will be recorded.

Stock Warrants

The Company has issued a total of 756,000 warrants to investors in the Notes offering. On June 9, 2010, the Company issued warrants to purchase 200,000 shares of common stock, on August 26, 2010 the Company issued warrants to purchase 236,000 shares, and on September 30, 2010 the Company issued warrants to purchase 320,000 shares. All the warrants issued to investors in the Notes offering are 5 year warrants, expiring on June 30, 2015 and have an exercise price of $0.01.  The value of these warrants totaling $284,217 at issuance has been accounted for in shareholder’s equity as an increase in additional paid in capital.

Determining Fair Value of Stock Warrants

The fair value of stock warrants granted during the three and nine months ended September 30, 2010 were determined by the Company using the methods and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

Valuation Method — The Company estimates the fair value of stock warrants granted using the Black-Scholes option-pricing model.

Expected Term — The expected term represents the period that the Company’s stock-based awards are expected to be outstanding.

Expected Volatility — The expected volatility was based on the historical stock volatilities of several of the Company’s publicly-listed peers as the Company did not have a sufficient trading history to use the volatility of its own common stock.

Fair Value of Common Stock ---- The fair value of the underlying common stock will be determined based on the last traded price for the Company’s common stock as noted on the OTCBB on the grant date.

Risk-Free Interest Rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for  U.S. Treasury Notes with maturities approximately equal to the warrants’s expected term.

Expected Dividend — The Company has never paid dividends and does not expect to pay dividends.

7.	RELATED PARTY TRANSACTIONS

As of the date of this report, LIFE owns approximately 70.8% of the outstanding shares of the Company.

On June 24, 2010, a large stockholder of the Company through his holdings in our majority shareholder, LIFE, loaned the Company $5,000 to pay for certain expenses related to mining concession acquisitions in Colombia.

 Edward P. Mooney, the Company’s Chief Executive Officer and a Director, is the sole Managing Member of LIFE.  Daniel F. Carlson, the Company’s Chief Financial Officer, is Chief Financial Officer of LIFE.  Messrs. Mooney and Carlson have entered into employment agreements with the Company.

On August 3, 2010, the Company entered into a 3-year management and services agreement with LIFE pursuant to which LIFE agreed to provide certain corporate, financial, and merger and acquisition advisory services to the Company and assistance with securing equipment leases and other equipment financing through June 30, 2013. Under the terms of the contract, LIFE is paid a fee equal to the lesser of 1% of gross coal sales or $2 per ton of coal sold with a minimum monthly fee of $25,000 plus expenses. Fees payable under the contract have been accrued and included on the balance sheet as an account payable. Total management fee expense and fees payable to LIFE for both the three and nine month periods ended September 30, 2010 are $155,299.

11

8.	Commitments and Contingencies

On July 19, 2010, the Company entered into an agreement to purchase two coal mining concessions (see Note 1). The transaction was completed on September 3, 2010. Under the terms of the contract, the Company will pay to the sellers a royalty payment of $2.00 per ton of coal extracted under the term of the concession. The concession agreements will expire 30 years from the date of filing with the Colombia National Mining  Registry.  The term of the exploration phase is three years, but can be extended for an additional two years if necessary.  The term of the construction and set up of infrastructure is three years after the exploration phase, but can be extended for one year.  The term of exploitation is 24 years, but can be extended to 30 years.

The Company is subject to certain environmental and regulatory obligations which will require the Company to restore the mine properties after the mining has been completed.  As a result, the Company is required to recognize an asset retirement obligation in the the period in which the obligation is incurred in accordance wth ASC 410, Asset Retirement and Environmental Obligation.  The Company believes that any retirement obligation as of and for the period ended September 30, 2010 is not material because it is still in the early exploration stage.

9.	Recent Accounting Pronouncements

There are no recent accounting standards updates that have a material impact to the Company during the three and nine months ended September 30, 2010.

10.	Subsequent Events

In accordance with the provisions of FASB Accounting Standards Codification 855, Subsequent Events, management evaluated all material events occurring subsequent to the balance sheet date through the time of filing of this Form 10-Q for events requiring disclosure or recognition in the Company’s consolidated financial statements. Management determined there was one event that merited disclosure, the details of which are below.

On October 20, 2010, the Company, through its wholly-owned subsidiary, Energia Andina Santander Resources SAS (“Energia”), entered into an agreement (the “Assignment Agreement”) with Jose Alfonso Tamara Osorio ( the “Assignor”) for the assignment to Energia of all of the Assignor’s rights and obligations under a mining concession contract (file No. FLG – 092) (the “Concession”) for the exploration and exploitation of coal deposits on an aggregate of approximately 4,400 hectares (10,873 acres) of land located in the Department of Santander, Colombia, in consideration for an aggregate payment of $1,515,000.

The aggregate purchase price was or will be paid as follows:

(i)	$55,000 was paid on execution of the Assignment Agreement;

(ii)	$40,000 was paid on October 27, 2010;

(iii)	$220,000 will be paid on the date the assigned rights are registered with the Colombian National Mining Register; and

(iv)
the balance of $1,200,000 will be paid in six quarterly payments of $200,000, beginning three months after the date the rights are registered, provided, however, that the amount of each quarterly payment will be reduced by 50% of the value of any extraction royalties (as described below) paid to the Assignor.

In addition to the purchase price, the Assignor is entitled to receive royalty payments in an amount equal to $2.00 for each ton of coal extracted under the Concession during the term of the Concession. Energia also paid government filing fees totaling 215,377,844 Colombian pesos (approximately $119,257, using the exchange rate on October 20, 2010 of US1.00=1,804 Colombian Pesos) to the Colombian Institute of Geology and Mining.

The Assignment Agreement is subject to and conditional on the approval of the Assignment Agreement by the appropriate governmental authorities, including the Colombian Institute of Geology and Mining.  Pursuant to the Assignment Agreement, Energia has agreed to take all measures necessary to obtain such approvals.  In addition, Energia has agreed to assume the obligations of the Assignor under the Concession, including, without limitation, preserving the exploration and exploitation rights granted under the Concession and ensuring that title to the Concession complies with the requirements of the Colombian mining code.

On November 12, 2010, the Company closed on an additional $600,000 aggregate principal amount of its 10% convertible promissory notes, which brought the outstanding aggregate principal amount of such notes to $2,490,000. The Company may seek to issue up to $1,510,000 additional aggregate principal amount of such notes to enable the Company to expand its operations and acquire additional coal mining concessions.

12

The above description of the Assignment Agreement is qualified in its entirety by reference to the full text of the English translation of the Assignment Agreement, a copy of which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 1, 2010.

In multiple closings with the most recent on December 21, 2010, the Company issued additional Convertible Notes in the total amount of $6,110,000. These Convertible Notes were issued under substantially the same terms and conditions as the Convertible Notes described in Footnote 4 and bring the aggregate issuance of Convertible Notes to $8,000,000.

13

FREEDOM RESOURCES ENTERPRISES, INC.
[A Development Stage Company]

FINANCIAL STATEMENTS

DECEMBER 31, 2009 and 2008

1

FREEDOM RESOURCES ENTERPRISES, INC.
[A Development Stage Company]

CONTENTS

		PAGE

-	Report of Independent Registered Public Accounting Firm	3

-	Balance Sheets, December 31, 2009 and 2008	4

-	Statements of Operations, for the years ended December 31, 2009 and 2008 and from inception on November 6, 1996 through December 31, 2009	5

-	Statement of Stockholders’ Equity (Deficit), from inception on November 6, 1996 through December 31, 2009	6 – 7

-	Statements of Cash Flows, for the years ended December 31, 2009 and 2008 and from inception on November 6, 1996 through December 31, 2009	8 – 9

-	Notes to Financial Statements	10 – 16

2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Freedom Resources Enterprises, Inc.
Midvale, Utah

We have audited the accompanying balance sheets of Freedom Resources Enterprises, Inc. [a development stage company] as of December 31, 2009 and 2008 and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2009 and for the period from inception on November 6, 1996 through December 31, 2009. Freedom Resources Enterprises Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Freedom Resources Enterprises, Inc. as of December 31, 2009 and 2008 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2009 and for the period from inception on November 6, 1996 through December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming Freedom Resources Enterprises, Inc. will continue as a going concern. As discussed in Note 7 to the financial statements, Freedom Resources Enterprises, Inc. has incurred losses since its inception and has not yet established profitable operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern. Management’s plans in regards to these matters are also described in Note 7. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ PRITCHETT, SILER & HARDY, P.C.
PRITCHETT, SILER & HARDY, P.C.

Salt Lake City, Utah
February 24, 2010

3

FREEDOM RESOURCES ENTERPRISES, INC.
[A Development Stage Company]

BALANCE SHEETS

ASSETS

	December 31,	December 31,
	2009	2008

CURRENT ASSETS:
Cash	$89	$809

Total Current Assets	89	809

PROPERTY AND EQUIPMENT, net	-	-

OTHER ASSETS:
Manuscripts and transcripts, net	-	-

Total Assets	$89	$809

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$6,681	$7,084
Accrued interest – related party	1,339	939
Advances from a shareholder	117,000	102,500

Total Current Liabilities	125,020	110,523

LONG-TERM LIABILITIES:
Convertible notes – related party	5,000	5,000

Total Liabilities	130,020	115,523

STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock, $.001 par value,
5,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $.001 par value,
100,000,000 shares authorized,
2,800,000 shares issued and outstanding	2,800	2,800
Capital in excess of par value	92,876	83,988
Deficit accumulated during the
development stage	(225,607)	(201,502)

Total Stockholders' Equity (Deficit)	(129,931)	(114,714)

	$89	$809

The accompanying notes are an integral part of these financial statements.

4

FREEDOM RESOURCES ENTERPRISES, INC.
[A Development Stage Company]

STATEMENTS OF OPERATIONS

	For the Years Ended December 31		From Inceptionon November 6,1996 Through December 31
	2009	2008	2009

REVENUE	$-	$-	$3,560

EXPENSES:
Depreciation and amortization	-	-	4,174
General and administrative	14,817	33,150	165,861
Research and development	-	-	15,674
Impairment of long-lived assets	-	-	21,285

Total Expenses	14,817	33,150	206,994

LOSS BEFORE OTHER INCOME (EXPENSE)	(14,817)	(33,150)	(203,434)

OTHER INCOME (EXPENSE):
Interest Income	-	-	1,216
Interest Expense – related party	(9,288)	(7,276)	(27,265)
Gain on settlement of debt	-	-	4,097

Total Other Income (Expense)	(9,288)	(7,276)	(21,952)

LOSS BEFORE INCOME TAXES	(24,105)	(40,426)	(225,386)

CURRENT TAX EXPENSE	-	-	-

DEFERRED TAX EXPENSE	-	-	-

LOSS FROM CONTINUING OPERATIONS	(24,105)	(40,426)	(225,386)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	-	-	(221)

NET LOSS	$(24,105)	$(40,426)	$(225,607)

LOSS PER COMMON SHARE:
Continuing operations	$(.01)	$(.01)
Change in accounting principle	-	-

Loss per common share	$(.01)	$(.01)

The accompanying notes are an integral part of these financial statements.

5

REEDOM RESOURCES ENTERPRISES, INC.
[A Development Stage Company]

STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
FROM INCEPTION ON NOVEMBER 6, 1996 THROUGH DECEMBER 31, 2009

						Deficit
						Accumulated
	Preferred Stock		Common Stock		Capital in	During the
					Excess of	Development
	Shares	Amount	Shares	Amount	Par Value	Stage
BALANCE, November 6, 1996	-	$-	-	$-	$-	$-

Issued 500,000 shares of common stock for cash of $2,500, or $.005 per share, November 1996	-	-	500,000	500	2,000	-

Net loss for the period ended December 31, 1996	-	-	-	-	-	(50)

BALANCE, December 31, 1996	-	-	500,000	500	2,000	(50)

Issued 47,500 shares of common stock for cash of $9,500, or $.20 per share, August 1997	-	-	47,500	48	9,452	-

Net loss for the year ended December 31, 1997	-	-	-	-	-	(1,661)

BALANCE, December 31, 1997	-	-	547,500	548	11,452	(1,711)

Issued 202,500 shares of common stock for cash of $40,500, or $.20 per share, net of stock offering costs of $5,000, May and August 1998	-	-	202,500	202	35,298	-

Net loss for the year ended December 31, 1998	-	-	-	-	-	(4,942)

BALANCE, December 31, 1998	-	-	750,000	750	46,750	(6,653)

Net loss for the year ended December 31, 1999	-	-	-	-	-	(2,243)

BALANCE, December 31, 1999	-	-	750,000	750	46,750	(8,896)

Net loss for the year ended December 31, 2000	-	-	-	-	-	(40,956)

BALANCE, December 31, 2000	-	-	750,000	750	46,750	(49,852)

Net loss for the year ended December 31, 2001	-	-	-	-	-	(15,669)

BALANCE, December 31, 2001	-	-	750,000	750	46,750	(65,521)

Net loss for the year ended December 31, 2002	-	-	-	-	-	(13,921)

BALANCE, December 31, 2002	-	-	750,000	750	46,750	(79,442)

[Continued]

6

FREEDOM RESOURCES ENTERPRISES, INC.
[A Development Stage Company]

STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
FROM INCEPTION ON NOVEMBER 6, 1996 THROUGH DECEMBER 31, 2009
[Continued]

						Deficit
						Accumulated
	Preferred Stock		Common Stock		Capital in	During the
					Excess of	Development
	Shares	Amount	Shares	Amount	Par Value	Stage
BALANCE, December 31, 2002	-	-	750,000	750	46,750	(79,442)

Net loss for the year ended December 31, 2003	-	-	-	-	-	(20,946)
BALANCE, December 31, 2003	-	-	750,000	750	46,750	(100,388)

Issued 200,000 shares of common stock on conversion of note payable, September 2004	-	-	200,000	200	4,968	-
Net loss for the year ended December 31, 2004	-	-	-	-	-	(2,129)
BALANCE, December 31, 2004	-	-	950,000	950	51,718	(102,517)

Issued 1,450,000 shares of common stock for cash of $7,250, or $.005 per share September 2005	-	-	1,450,000	1,450	5,800	-
Net loss for the year ended December 31, 2005	-	-	-	-	-	(19,843)
BALANCE, December 31, 2005	-	-	2,400,000	2,400	57,518	(122,360)

Issued 200,000 shares of common stock on conversion of note payable, June 2006	-	-	200,000	200	5,348	-
Imputed interest on shareholder advances	-	-	-	-	3,409	-
Net loss for the year ended December 31, 2006	-	-	-	-	-	(18,353)
BALANCE, December 31, 2006	-	-	2,600,000	2,600	66,275	(140,713)

Issued 200,000 shares of common stock on conversion of note payable, December 2007	-	-	200,000	200	5,602	-
Imputed interest on shareholder advances	-	-	-	-	5,235	-
Net loss for the year ended December 31, 2007	-	-	-	-	-	(20,363)
BALANCE, December 31, 2007	-	-	2,800,000	2,800	77,112	(161,076)

Imputed interest on shareholder advances	-	-	-	-	6,876	-
Net loss for the year ended December 31, 2008	-	-	-	-	-	(40,426)
BALANCE, December 31, 2008	-	-	2,800,000	2,800	83,988	(201,502)

Imputed interest on shareholder advances	-	-	-	-	8,888	-

Net loss for the year ended December 31, 2009	-	-	-	-	-	(24,105)
BALANCE, December 31, 2009	-	$-	2,800,000	$2,800	$92,876	$(225,607)

The accompanying notes are an integral part of these financial statements.

7

FREEDOM RESOURCES ENTERPRISES, INC.
[A Development Stage Company]

STATEMENTS OF CASH FLOWS

			From Inception
			on November 6,
	For the Years Ended		1996 Through
	December 31,		December 31,
	2009	2008	2009
Cash Flows from Operating Activities:
Net loss	$(24,105)	$(40,426)	$(225,607)
Adjustments to reconcile net loss to net cash used by operating activities:
Amortization expense	-	-	2,432
Depreciation expense	-	-	1,742
Loss on impairment of long-lived assets	-	-	21,285
Effect of change in accounting principal	-	-	221
Gain on settlement of debt	-	-	(4,097)
Non-cash expenses	8,888	6,876	25,926
Changes in assets and liabilities:
(Increase) decrease in prepaid expense	-	1,416	-
Increase (decrease) in accounts payable	(403)	1,869	10,778
Increase (decrease) in accrued taxes	-	(100)	-
Increase (decrease) in accrued interest – related party	400	400	1,339

Net Cash (Used) by Operating Activities	(15,220)	(29,965)	(165,981)

Cash Flows from Investing Activities:
Purchase of property and equipment	-	-	(1,742)
Organization costs	-	-	(288)
Cost of manuscripts	-	-	(23,650)

Net Cash (Used) by Investing Activities	-	-	(25,680)

Cash Flows from Financing Activities:
Net proceeds from sale of common stock	-	-	59,750
Stock Offering Costs	-	-	(5,000)
Proceeds from issuance of note payable	-	-	20,000
Advance from a shareholder	14,500	30,000	117,000

Net Cash Provided by Financing Activities	14,500	30,000	191,750

Net Increase (Decrease) in Cash	(720)	35	89

Cash at Beginning of Period	809	774	-

Cash at End of Period	$89	$809	$89

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

[Continued]

The accompanying notes are an integral part of these financial statements.

8

FREEDOM RESOURCES ENTERPRISES, INC.
[A Development Stage Company]

STATEMENTS OF CASH FLOWS

[CONTINUED]

Supplemental Disclosures of Non-Cash Investing and Financing Activities:

For the Year Ended December 31, 2009:

During the year ended December 31, 2009, a shareholder made advances to the Company of $14,500. These advances are non-interest bearing and due on demand. The Company is imputing interest at 8%, which is accounted for as a capital contribution. Total imputed interest for 2009 is $8,888.

For the Year Ended December 31, 2008:

During the year ended December 31, 2008, a shareholder made advances to the Company of $30,000. These advances are non-interest bearing and due on demand. The Company is imputing interest at 8%, which is accounted for as a capital contribution. Total imputed interest for 2008 is $6,876.

During the year ended December 31, 2008 the Property, Plant, and Equipment and the Manuscripts and Transcripts were both disposed of.

The accompanying notes are an integral part of these financial statements.

9

FREEDOM RESOURCES ENTERPRISES, INC.
[A Development Stage Company]

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - Freedom Resources Enterprises, Inc. (“the Company”) was organized under the laws of the State of Nevada on November 6, 1996. The Company has not generated significant revenues from its planned principal operations and is considered a development stage company as defined in Accounting Standards Codification “ASC” No. 915. The Company originally planned to research and publish a self-improvement book based on the insights and understanding of major world cultures. However, the Company never published the book but instead used the materials gathered from its research to develop a series of eight self-help workshops. Because the Company has not generated expected revenue, on October 1, 2005 the Company decided to pursue other business opportunities. The Company, at the present time, is defined by the SEC as a shell company. A shell company, (other than an asset-backed issuer), is a company with no or nominal operations and either no or nominal assets, or assets consisting solely of cash and cash equivalents, or assets consisting of any amount of cash and cash equivalents and nominal other assets. The Company has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

Cash and Cash Equivalents - The Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

Property and Equipment - Property and equipment are stated at cost. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized upon being placed in service. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed for financial statement purposes on a straight-line method over the estimated useful life of five years.

Long-Lived Assets - The Company has adopted ASC No. 360, “Accounting for the Impairment or Disposal of Long-Lived Assets”. The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During the year ended December 31, 2000, the Company recorded an impairment write-down of $21,285 of manuscript costs.

Income Taxes - The Company accounts for income taxes in accordance with ASC No. 740, “Accounting for Income Taxes” [See Note 8].

The Company adopted the provisions of ASC No. 740, “Accounting for Income Taxes”, on January 1, 2007. As a result of the implementation of ASC No. 740, the Company recognized approximately no increase in the liability for unrecognized tax benefits.

The Company has no tax positions at December 31, 2009 and 2008 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. During the years ended December 31, 2009 and 2008, the Company recognized no interest and penalties. The Company had no accruals for interest and penalties at December 31, 2009, and 2008.

Revenue Recognition - The Company’s revenue has come from the sale of items where the Company acted as an agent. The Company recognizes revenue when the product is delivered. The Company records revenues generated by the sale of items that the Company produces or purchases as inventory on the gross basis. On a gross basis, the entire sale amount is recorded as revenue. The Company records revenue generated by the sale of items where the Company only acts as an agent or when the Company has no risk of loss on the net basis. The Company records revenue generated by Internet sales utilizing third party websites on the net basis. On a net basis, only the share of revenue belonging to the Company is recorded as revenue.

Stock-Based Compensation - The Company has one stock-based employee compensation plan [See Note 5]. The Company accounts for its plan under the recognition and measurement principles of ASC No. 718, “Compensation – Stock Compensation.” The Company has not issued any stock options or warrants under the plan.

10

FREEDOM RESOURCES ENTERPRISES, INC.
[A Development Stage Company]

NOTES TO FINANCIAL STATEMENTS

Loss Per Share - The computation of loss per share is based on the weighted average number of shares outstanding during the period presented in accordance with ASC No. 260, “Earnings Per Share” [See Note 10].

Accounting Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimated.

Recently Enacted Accounting Standards - In January 2010, the FASB issued Accounting Standards Update 2010-02, Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary. This amendment to Topic 810 clarifies, but does not change, the scope of current US GAAP. It clarifies the decrease in ownership provisions of Subtopic 810-10 and removes the potential conflict between guidance in that Subtopic and asset derecognition and gain or loss recognition guidance that may exist in other US GAAP. An entity will be required to follow the amended guidance beginning in the period that it first adopts FAS 160 (now included in Subtopic 810-10). For those entities that have already adopted FAS 160, the amendments are effective at the beginning of the first interim or annual reporting period ending on or after December 15, 2009. The amendments should be applied retrospectively to the first period that an entity adopted FAS 160. The Company does not expect the provisions of ASU 2010-02 to have a material effect on the financial position, results of operations or cash flows of the Company.

In January 2010, the FASB issued Accounting Standards Update 2010-01, Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash (A Consensus of the FASB Emerging Issues Task Force). This amendment to Topic 505 clarifies the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a limit on the amount of cash that will be distributed is not a stock dividend for purposes of applying Topics 505 and 260. Effective for interim and annual periods ending on or after December 15, 2009, and would be applied on a retrospective basis. The Company does not expect the provisions of ASU 2010-01 to have a material effect on the financial position, results of operations or cash flows of the Company.

In December 2009, the FASB issued Accounting Standards Update 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. This Accounting Standards Update amends the FASB Accounting Standards Codification for Statement 167.

In December 2009, the FASB issued Accounting Standards Update 2009-16, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets. This Accounting Standards Update amends the FASB Accounting Standards Codification for Statement 166.

In October 2009, the FASB issued Accounting Standards Update 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. This Accounting Standards Update amends the FASB Accounting Standard Codification for EITF 09-1. (See EITF 09-1 effective date below.)

In October 2009, the FASB issued Accounting Standards Update 2009-14, Software (Topic 985): Certain Revenue Arrangements That Include Software Elements. This update changed the accounting model for revenue arrangements that include both tangible products and software elements. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not expect the provisions of ASU 2009-14 to have a material effect on the financial position, results of operations or cash flows of the Company.

In October 2009, the FASB issued Accounting Standards Update 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements. This update addressed the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than a combined unit and will be separated in more circumstances than under existing US GAAP. This amendment has eliminated the residual method of allocation. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not expect the provisions of ASU 2009-13 to have a material effect on the financial position, results of operations or cash flows of the Company.

11

FREEDOM RESOURCES ENTERPRISES, INC.
[A Development Stage Company]

NOTES TO FINANCIAL STATEMENTS

In September 2009, the FASB issued Accounting Standards Update 2009-12, Fair Value Measurements and Disclosures (Topic 820): Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). This update provides amendments to Topic 820 for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent). It is effective for interim and annual periods ending after December 15, 2009. Early application is permitted in financial statements for earlier interim and annual periods that have not been issued. The Company does not expect the provisions of ASU 2009-12 to have a material effect on the financial position, results of operations or cash flows of the Company.

In July 2009, the FASB ratified the consensus reached by EITF (Emerging Issues Task Force) issued EITF No. 09-1, (ASC Topic 470) "Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance" ("EITF 09-1"). The provisions of EITF 09-1, clarifies the accounting treatment and disclosure of share-lending arrangements that are classified as equity in the financial statements of the share lender. An example of a share-lending arrangement is an agreement between the Company (share lender) and an investment bank (share borrower) which allows the investment bank to use the loaned shares to enter into equity derivative contracts with investors. EITF 09-1 is effective for fiscal years that beginning on or after December 15, 2009 and requires retrospective application for all arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2009. Share-lending arrangements that have been terminated as a result of counterparty default prior to December 15, 2009, but for which the entity has not reached a final settlement as of December 15, 2009 are within the scope. Effective for share-lending arrangements entered into on or after the beginning of the first reporting period that begins on or after June 15, 2009. The Company does not expect the provisions of EITF 09-1 to have a material effect on the financial position, results of operations or cash flows of the Company.

Reclassification - The financial statements for years prior to December 31, 2009 have been reclassified to conform to the headings and classifications used in the December 31, 2009 financial statements.

Restatement – In November 2007, the Company approved a 1 for 2 reverse stock split. In October 2006, the Company approved a 1 for 2.5 reverse stock split. The financial statements have been restated to reflect these reverse stock splits.

NOTE 2 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at:

	December 31,	December 31,
	2009	2008

Office equipment	$-	$-

Less: Accumulated depreciation	-	-

	$-	$-

Depreciation expense for the years ended December 31, 2009 and 2008 was $0 and $0, respectively. The property and equipment was disposed of during 2008.

12

FREEDOM RESOURCES ENTERPRISES, INC.
[A Development Stage Company]

NOTES TO FINANCIAL STATEMENTS

NOTE 3 - MANUSCRIPTS, TRANSCRIPTS, ETC.

In 1999 and 2000, the Company paid consultants to prepare manuscripts which the Company had planned to publish as a book. In December 2000 the Company recorded an impairment write-down of $21,285 due to the Company not generating any revenues from the manuscripts. A summary of manuscripts, transcripts, etc. consists of the following at:

	December 31,	December 31,
	2009	2008

Manuscripts, transcripts, etc.	$-	$-
Less: Accumulated amortization	-	-
Less: Loss on impairment	-	-

	$-	$-

Amortization expense for the years ended December 31, 2009 and 2008 was $0 and $0, respectively. The manuscripts, transcripts, etc., were disposed of in 2008.

NOTE 4 - CONVERTIBLE NOTE PAYABLE – RELATED PARTY

In August 2006, the Company issued a $5,000 note payable to a shareholder of the Company. The note accrues interest at 8% per annum, is due in August 2008, and is convertible with accrued interest into 200,000 shares of common stock. At December 31, 2009, accrued interest amounted to $1,339. The note payable has been extended to August 2012.

NOTE 5 - CAPITAL STOCK

Preferred Stock - The Company has authorized 5,000,000 shares of preferred stock, $.001 par value with such rights, preferences and designations and to be issued in such series as determined by the Board of Directors. No shares are issued and outstanding at December 31, 2009 and 2008.

Common Stock – The Company has authorized 100,000,000 shares of Common Stock, $.001 par value, with such rights, preferences and designations and to be issued in such series as determined by the Board of Directors. At December 31, 2009 and 2008 there were 2,800,000 shares issued and outstanding.

During November 1996, in connection with its organization, the Company issued 500,000 shares of its previously authorized but unissued common stock. Total proceeds from the sale of stock amounted to $2,500 (or $.005 per share).

During August 1997, the Company issued 47,500 shares of its previously authorized but unissued common stock. Total proceeds from the sale of stock amounted to $9,500 (or $.20 per share).

During May and August 1998, the Company issued 202,500 shares of its previously authorized but unissued common stock. Total proceeds from the sale of stock amounted to $40,500 (or $.20 per share). Stock offering costs of $5,000 were offset against the proceeds.

In September 2004, the Company issued 200,000 shares of its previously authorized but unissued common stock on conversion of a note payable of $5,000 with accrued interest of $168.

In February 2005, the Company approved a 10 – for – 1 forward stock split. The financial statements have been restated, for all periods presented, to reflect this stock split.

13

FREEDOM RESOURCES ENTERPRISES, INC.
[A Development Stage Company]

NOTES TO FINANCIAL STATEMENTS

In September 2005, the Company issued 1,450,000 shares of its previously authorized but unissued common stock. Total proceeds from the sale of stock amounted to $7,250 (or $.005 per share). The shares were issued to the President and Director of the Company for cash.

In June 2006, the Company converted a $5,000 note payable made in February 2005, along with accrued interest of $548, into 200,000 shares of common stock.

In October 2006, the Company approved a 1 for 2.5 reverse stock split. The financial statements have been restated to reflect the reverse stock split.

In November 2007, the Company approved a 1 for 2 reverse stock split. The financial statements have been restated to reflect the reverse stock split.

In December 2007, the Company converted a $5,000 note payable made in December 2005, along with accrued interest of $802, into 200,000 shares of common stock.

Stock Option Plan - During 1997, the Board of Directors adopted the 1997 Stock Option Plan (“the Plan”). Under the terms and conditions of the Plan, the Board was empowered to grant stock options to employees, officers, directors and consultants of the Company. Additionally, the Board could determine, at the time of the grant, vesting provisions of the grant and whether the options would qualify as incentive stock options under section 422 of the Internal Revenue code. The Plan was approved by the shareholders of the Company at the 1997 shareholder meeting. The total number of shares of common stock available under the Plan could not exceed 750,000 shares. As of December 31, 2009, no options had been issued under the Plan. On February 20, 2008 the Board of Directors extinguished the plan.

NOTE 6 - RELATED PARTY TRANSACTIONS

Advance from a Shareholder – During 2009, 2008, 2007 and 2006, an officer/shareholder of the Company advanced $117,000 to the Company. At December 31, 2009 and December 31, 2008, the Company owed $117,000 and $102,500, respectively, to the officer/shareholder. The advances bear no interest and are due on demand; however, the Company is imputing interest at 8% per annum. For the years ended December 31, 2009 and 2008, respectively, the Company imputed interest expense of $8,888 and $6,876. The imputed interest has been contributed to Capital in Excess of Par.

Convertible Note Payable – In August 2006, the Company issued convertible notes payable to a shareholder of the Company [See Note 4].

Management Compensation - The Company has not paid any compensation to its officers and directors.

Office Space - The Company has not had a need to rent office space. An officer/shareholder of the Company is allowing the Company to use his office as a mailing address, as needed, at no expense to the Company.

NOTE 7 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has incurred losses since its inception and has current liabilities in excess of current assets. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management is proposing to raise any necessary additional funds not provided by operations through loans or through additional sales of its common stock. There is no assurance that the Company will be successful in raising this additional capital or in achieving profitable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

14

FREEDOM RESOURCES ENTERPRISES, INC.
[A Development Stage Company]

NOTES TO FINANCIAL STATEMENTS

NOTE 8 - INCOME TAXES

The Company accounts for income taxes in accordance with ASC No. 740, “Income Taxes.” ASC No. 740, requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carryforwards.

The Company has available at December 31, 2009, unused operating loss carryforwards of approximately $202,000 which may be applied against future taxable income and which expire in various years through 2029. The amount of and ultimate realization of the benefits from the operating loss carryforwards for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carryforwards, the Company has established a valuation allowance equal to the tax effect of the loss carryforwards and, therefore, no deferred tax asset has been recognized for the loss carryforwards. The net deferred tax assets are approximately $70,700 and $ 60,400 as of December 31, 2009 and 2008, respectively, with an offsetting valuation allowance of the same amount, resulting in a change in the valuation allowance of approximately $10,300 during the year ended December 31, 2009.

NOTE 9 - LOSS PER SHARE

The following data show the amounts used in computing loss per share for the periods presented:

	For the Year Ended
	December 31,
	2009	2008

Loss from continuing operations available
to common shareholders (numerator)	$(24,105)	$(40,426)

Cumulative effect of change in accounting
principle (numerator)	$-	$-

Weighted average number of common
shares outstanding used in loss per share
for the period (denominator)	2,800,000	2,800,000

At December 31, 2009, the Company had notes payable convertible into 200,000 shares of common stock which were not used in the computation of loss per share because their effect would be anti-dilutive. Dilutive loss per share was not presented, as the Company had no common stock equivalent shares for all periods presented that would affect the computation of diluted loss per share.

NOTE 10 - CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

In 1996, the Company paid $288 in organization costs which reflect amounts expended to organize the Company. The Company was previously amortizing the costs, but during 1998, in accordance with ASC No. 720, the Company expensed the remaining $221 in organization costs which has been accounted for as a change in accounting principle.

NOTE 11 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through February 24, 2010 and has determined there are no items to disclosed.

15

[OUTSIDE BACK COVER]

Colombia Clean Power & Fuels, Inc.

3,000,000 Shares of Series A Preferred Stock

5,718,600 Shares of Common Stock

PROSPECTUS

COLOMBIA CLEAN POWER & FUELS, INC.
181 3rd Street
Suite 150-B
San Rafael, CA 94901

Telephone (415) 460-1165

_______________, 2011

Until                            , 2011, all dealers that effect transactions in our shares, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

16

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following is an itemized statement of the estimated amounts of all expenses payable by us in connection with the registration of the common stock, other than underwriting discounts and commissions.  All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission - Registration Fee	$4,056
State filing Fees	$10,000
Printing and Engraving Expenses	$5,000
Edgarizing Costs	$10,000
Accounting Fees and Expenses	$20,000
Legal Fees and Expenses	$50,000
Miscellaneous	$944
Total	$100,000

None of the expenses of the offering will be paid by the selling security holders.

Item 14.  Indemnification of Directors and Officers

Nevada law expressly authorizes a Nevada corporation to indemnify its directors, officers, employees, and agents against liabilities arising out of such persons’ conduct as directors, officers, employees, or agents if they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the company, and, in the case of criminal proceedings, if they had no reasonable cause to believe their conduct was unlawful.  Generally, indemnification for such persons is mandatory if such person was successful, on the merits or otherwise, in the defense of any such proceeding, or in the defense of any claim, issue, or matter in the proceeding.  In addition, as provided in the articles of incorporation, bylaws, or an agreement, the corporation may pay for or reimburse the reasonable expenses incurred by such a person who is a party to a proceeding in advance of final disposition if such person furnishes to the corporation an undertaking to repay such expenses if it is ultimately determined that he did not meet the requirements.  In order to provide indemnification, unless ordered by a court, the corporation must determine that the person meets the requirements for indemnification.  Such determination must be made by a majority of disinterested directors; by independent legal counsel; or by a majority of the shareholders.

Each of our employment agreements with our President, Mr. Mooney, and our Chief Financial Officer, Mr. Carlson, provides that we are required to indemnify, and advance expenses as they are incurred to, the party who was or is a party or is threatened to be made a party to any threatened or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of our company, or who is serving at our request or direction as a director or officer of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with the action, suit, or proceeding, to the full extent permitted by Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities

Pursuant to the terms of a Promissory Note dated December 27, 2005, issued to Sparrow, Inc., an entity controlled by Steven L. White, in the principal amount of $5,000, on December 28, 2007, this entity converted the full principal amount of this note, together with accrued interest, into 80,000 shares of our common stock.  This transaction was exempt from registration pursuant to Section 3(a)(9) of the Securities Act.  No underwriting discounts or commissions were paid in connection with this note conversion.

Pursuant to the terms of a Promissory Note dated August 25, 2006, issued to Neil Christiansen in the principal amount of $5,000, on April 28, 2010, Mr. Christensen converted the full principal amount of this note, together with accrued interest, into 80,000 shares of our common stock.  This transaction was exempt from registration pursuant to Section 3(a)(9) of the Securities Act.  No underwriting discounts or commissions were paid in connection with this note conversion.

On May 6, 2010, we sold an aggregate of 19,080,000 shares of our common stock to LIFE Power and Fuels, LLC, an entity controlled by Edward P. Mooney, for an aggregate purchase price of $100,000.  These shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering.  We filed a Form D with the Commission on May 6, 2010, for this sale.  LIFE was not an accredited investor but received information required pursuant to Item 502(b) of Regulation D a reasonable time prior to the sale.  Each party delivered appropriate investment representations with respect to these issuances and consented to the imposition of restrictive legends upon the stock certificates representing the shares.  LIFE did not enter into the transaction with us as a result of or subsequent to any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast on television or radio, or presented at any seminar or meeting.  Representatives of LIFE were afforded the opportunity to ask questions of our management and to receive answers concerning the terms and conditions of the transaction.  No underwriting discounts or commissions were paid in connection with this stock sale.

In May 2010 we granted options to purchase 740,000 shares of our common stock to seven persons.  These five-year options are exercisable at $0.05 per share, except for 100,000 which are exercisable at $0.01 per share.  These options were granted registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof as a transaction by an issuer not involving any public offering.  Each party received information similar to what would have been included in a prospectus.  Each party delivered appropriate investment representations with respect to these issuances and consented to the imposition of restrictive legends upon the option grant forms.  Each party was afforded the opportunity to ask questions of our management and to receive answers concerning the terms and conditions of the option grants.  No underwriting discounts or commissions were paid in connection with these option grants.

From May through December 2010 we conducted a non-public offering of 10% Secured Convertible Notes due June 30, 2012, and five-year warrants to purchase shares of our common stock at an exercise price of $0.01 per share.  We sold notes in an aggregate amount of $8,000,000 and issued warrants to purchase 3,200,000 shares, of which 368,000 have been exercised.  These notes and warrants, and the warrant shares, were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(6) and/or Section 4(2) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering.  We filed a Form D with the Commission for this offering on July 6, 2010, and filed an amendment thereto on December 23, 2010, reflecting an increase in the total amount of the offering.  Each investor was an accredited investor as defined in Regulation D.  Each party delivered appropriate investment representations with respect to these sales and consented to the imposition of restrictive legends upon the promissory notes and the warrant certificates, and the warrant share certificates.  Each party or its representative, was afforded the opportunity to ask questions of our management and to receive answers concerning the terms and conditions of the transaction.  We paid $427,626.28 and issued 173,840 warrants as selling commissions to European American Equities, Inc. and paid $304,500 and issued 166,800 warrants to Sutter Securities Incorporated, registered broker-dealers, for sales of the securities by them.

Effective January 26, 2011, we granted 858,334 options each to officers, directors and consultants of our company and 10,000 shares to a consultant.  The options and shares were granted under our 2010 Equity Compensation Plan.  The securities were granted without registration under the Securities Act by reason of the exemption from registration afforded by Section 4(2) of the Act, and Rule 506 promulgated thereunder.  Each recipient was an accredited investor at the time of the grant.  Each recipient acknowledged appropriate investment representations with respect to the grants and consented to the imposition of restrictive legends upon the certificates representing the options and shares.  Each recipient had a preexisting relationship with persons representing our company at the time of the transaction.  Each party was afforded the opportunity to ask questions of our management and to receive answers concerning the terms and conditions of the option grants.  No selling commissions were paid in connection with these option and stock grants.

In February 2011 we granted common stock purchase warrants to CCG Investor Relations as compensation for investor relations services.  These five-year warrants authorize the purchase of up to 100,000 shares our common stock at 2.50 per share and were granted without registration under the Securities Act by reason of the exemption from registration afforded by Section 4(2) of the Act, and Rule 506 promulgated thereunder.  This investor was an accredited investor at the time of the issuance.  CCG acknowledged appropriate investment representations with respect to the warrant issuance and consented to the imposition of restrictive legends upon the document representing the warrants.  CCG had a preexisting relationship with persons representing our company at the time of the transaction.  Representatives of CCG were afforded the opportunity to ask questions of our management and to receive answers concerning the terms and conditions of the warrant issuance.  No selling commissions were paid in connection with this transaction.

Item 16.  Exhibits

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Here- with
3.1	Articles of Incorporation	10-K	000-32735	3.1	3/13/09
3.2	Current Bylaws	8-K	000-32735	3	2/21/08
3.3	Certificate of Designations for Series A Convertible Preferred Stock	8-K	000-32735	3.1	2/14/11
4.1	Form of 10% Secured Convertible Note	8-K	000-32735	4.1	10/6/10
4.2	Form of 10% Secured Convertible Note, as amended	8-K	000-32735	4.1	12/17/10
4.3	Form of Warrant	8-K	000-32735	4.2	10/6/10
4.4	Form of Warrant, as amended	8-K	000-32735	4.2	12/17/10
5.1	Opinion re Legality of Shares					X
10.1	Amended and Restated Employment Agreement by and between Colombia Clean Power & Fuels, Inc. and Edward P. Mooney, dated as of July 1, 2010*	8-K	000-32735	99.1	2/2/11
10.2	Indemnification Agreement with Edward P. Mooney	8-K	000-32735	99.2	2/2/11
10.3	Amended and Restated Employment Agreement by and between Colombia Clean Power & Fuels, Inc. and Daniel F. Carlson, dated as of July 1, 2010*	8-K	000-32735	99.3	2/2/11
10.4	Indemnification Agreement with Daniel F. Carlson	8-K	000-32735	99.4	2/2/11
10.5	Consultancy Agreement dated January 1, 2011, with Badger Resources Limited	8-K	000-32735	99.5	2/2/11
10.6	Management and Services Agreement by and between LIFE Power & Fuels LLC and Colombia Clean Power & Fuels, Inc., dated as of July 1, 2010*	8-K	000-32735	10.3	8/9/10

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Here- with
10.7	2010 Equity Incentive Plan*	8-K	000-32735	10.2	5/12/10
10.8	Subscription Agreement, dated May 6, 2010, by and between Freedom Resources Enterprises, Inc. and LIFE Power and Fuels LLC.	8-K	000-32735	10.1	5/12/10
10.9	GG7-111 Assignment Agreement by and between Energia Andina Santander Resources SAS and Jorge Enrique Osorio Jimenez and Jose David Osorio Jiminez, dated as of July 19, 2010 (English translation).	8-K	000-32735	10.1	9/16/10
10.10	GG7-11522X Assignment Agreement by and between Energia Andina Santander Resources SAS and Jorge Enrique Osorio Jimenez and Jose David Osorio Jiminez, dated as of July 19, 2010 (English translation).	8-K	000-32735	10.2	9/16/10
10.11	Pledge and Collateral Agency Agreement, dated August 26, 2010, among Colombia Clean Power & Fuels, Inc., Colombia CPF LLC and Law Debenture Trust Company, as collateral agent	8-K	000-32735	10.2	10/6/10
10.12	Amendment to Pledge and Collateral Agency Agreement	8-K	000-32735	10.1	12/17/10
10.13	Deed of Pledge, dated as of August 26, 2010, among Colombia Clean Power & Fuels, Inc., CPF LLC, Energia Andina Santander Resources Cooperatieve U.A and Law Debenture Trust Company	8-K	000-32735	10.3	10/6/10
10.14	Assignment Agreement dated as of October 20, 2010 by and between Energia Andina Santander Resources SAS and Jose Alfonso Tamara Osorio (English translation)	8-K	000-32735	10.1	11/1/10
10.15	Letter Agreement effective December 10, 2010, between Steelhead Partners, LLC and Colombia Clean Power & Fuels, Inc.	8-K	000-32735	10.2	12/17/10
10.16	Letter Agreement effective December 10, 2010, between Pinnacle Family Office Investments, L.P. and Colombia Clean Power & Fuels, Inc.	8-K	000-32735	10.3	12/17/10
10.17	Office Lease for Bogota office					X
16.1	Letter from Pritchett, Siler & Hardy, PC to the Securities and Exchange Commission dated June 9, 2010	8-K	000-32735	16.1	6/10/10
21.1	List of Subsidiaries					X
23.1	Consent of Pritchett, Siler & Hardy, PC, independent registered public accounting firm					X
23.2	Consent of Attorney (included in Exhibit 5.1)					--
*Management contract, or compensatory plan or arrangement, required to be filed as an exhibit.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

 (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)  Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)  Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  Include any material or changed information with respect to the plan of distribution.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of Regulation C of the Securities Act;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Rafael, California, on February 11, 2011.

Colombia Clean Power & Fuels, Inc.

By:	/s/ Edward P. Mooney
Edward P. Mooney, President

By:	/s/ Daniel F. Carlson
Daniel F. Carlson, Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

NAME	TITLE	DATE

/s/ Edward P. Mooney	Director & President (Principal Executive Officer)	February 11, 2011
Edward P. Mooney

/s/ Daniel F. Carlson	Director & Chief Financial Officer (Principal Financial and Accounting Officer)	February 11, 2011
Daniel F. Carlson

/s/ James J. Wolff	Director	February 11, 2011
James J. Wolff